                             Subject to Completion
           Preliminary Prospectus Supplement dated November 26, 2003



PROSPECTUS SUPPLEMENT
(To prospectus dated November 26, 2003)




                                2,200,000 Shares




                                     [LOGO]




                                PXRE Group Ltd.

                                 Common Shares

                                ----------------

   PXRE is selling 1,068,300 of our common shares and Phoenix Life Insurance Company, one of our shareholders, is selling 1,131,700 of our common shares. We will not receive any proceeds from the sale of the common shares by Phoenix Life.

   Our common shares are listed on the New York Stock Exchange under the symbol "PXT." On November 24, 2003 the last sale price of our common shares as reported on the New York Stock Exchange was $23.65 per share.

   Investing in our common shares involves risks that are described in the "Risk Factors" section beginning on page 5 of the accompanying prospectus.

                                ----------------


                                                             Per Share        Total
                                                             ---------        -----
   Public offering price.................................        $              $
   Underwriting discount.................................        $              $
   Proceeds, before expenses, to PXRE....................        $              $
   Proceeds to the selling shareholder...................        $              $


   The underwriters may also purchase up to an additional 330,000 common shares from PXRE at the public offering price per share, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The shares will be ready for delivery on or about December   , 2003.

                                ----------------
Merrill Lynch & Co.                                  Credit Suisse First Boston
                                ----------------
Lazard                                                         Fox-Pitt, Kelton
                                ----------------

          The date of this prospectus supplement is December   , 2003.

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                             Prospectus Supplement


                                                                            Page
                                                                            ----
Prospectus Supplement Summary ...........................................    S-3
Cautionary Statements Regarding Forward-Looking Statements ..............    S-8
Use of Proceeds .........................................................    S-9
Price Range of Common Shares and Dividend Policy ........................    S-9
Capitalization ..........................................................   S-10
Selected Consolidated Financial Data ....................................   S-11
Management's Discussion and Analysis of Financial Condition and Results
  of Operation...........................................................   S-14
Business ................................................................   S-25
Management ..............................................................   S-42
Certain Business Relationships ..........................................   S-44
Selling Shareholder and Related Information .............................   S-46
Certain Tax Matters .....................................................   S-46
Underwriting ............................................................   S-56
Legal Matters ...........................................................   S-58
Index to Consolidated Financial Statements ..............................    F-1



                                   Prospectus



Summary ..................................................................     1
Where You Can Find More Information ......................................     4
Risk Factors .............................................................     5
Cautionary Statement Regarding Forward-Looking Statements ................    20
Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed
  Charges and Preferred Share Dividends...................................    21
Use of Proceeds ..........................................................    22
PXRE Group Ltd. ..........................................................    22
Description of Debt Securities ...........................................    23
Description of Warrants ..................................................    34
Description of Share Capital .............................................    35
Description of Depositary Shares .........................................    47
Forms of Securities ......................................................    50
Selling Shareholders .....................................................    52
Plan of Distribution .....................................................    53
Legal Matters ............................................................    54
Experts ..................................................................    54
Certain ERISA Considerations .............................................    55
Bermuda Monetary Authority ...............................................    56
Unenforceability of Certain United States Judgments ......................    57
Difference in Corporate Laws .............................................    58

                                ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the selling shareholder and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholder and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                      [This Page Intentionally Left Blank]

                         PROSPECTUS SUPPLEMENT SUMMARY


   The description below is a summary of the prospectus supplement and the material terms of the offering, and does not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including "Risk Factors" beginning on page 5 in the accompanying prospectus and the consolidated financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.


                                      PXRE

   PXRE Group Ltd. is an insurance holding company domiciled in Bermuda. We provide reinsurance products and services to a worldwide marketplace through our wholly owned subsidiary operations located in Bermuda, Barbados, Europe and the United States. Our primary business is catastrophe and risk excess reinsurance, which accounted for 94% of net premiums written and virtually all of our underwriting income for the nine months ended September 30, 2003. Our strong growth in net premiums written in our catastrophe and risk excess segment of 53% has served as a catalyst for our recent increase in net income of 40%, in each case for the nine months ended September 30, 2003, as compared to the corresponding prior-year period. Our growth in 2003 builds on the prior growth of net premiums written in the catastrophe and risk excess segment during the year ended December 31, 2002 of 202%, as compared with 2001.

   Our catastrophe and risk excess business includes property catastrophe excess of loss, property catastrophe retrocessional, property risk excess, and marine and aerospace excess reinsurance products. Catastrophe and risk excess business has been our primary focus since our predecessor company was formed in 1986. This focus on short-tail, high-severity, low-frequency lines of business exposes us to short term volatility. We have been able to successfully underwrite these products over the long term, as evidenced by our cumulative average catastrophe and risk excess loss ratio of 48% for the period from 1987 to September 30, 2003.

   Property catastrophe reinsurance generally covers claims arising from large catastrophes around the world such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. In underwriting our property catastrophe portfolio, we seek to diversify our exposures geographically and by peril in order to manage the risk assumed and maximize the return on our portfolio. Substantially all of our property catastrophe reinsurance and retrocessional products are offered on an excess-of-loss basis with aggregate limits on our exposure to losses. This means that we do not begin to pay our clients' claims until their claims exceed a certain specified amount and our obligation to pay those claims is limited to a specified aggregate amount. For the nine months ended September 30, 2003, 79% of our property catastrophe and risk excess net premiums written emanated from clients located outside of North America, including clients located in the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia.

   We provide property catastrophe products to both insurers and reinsurers. The reinsurance of a reinsurer or retrocedent is referred to as retrocessional reinsurance. As of September 30, 2003, insurance and reinsurance companies comprise 78% and 22%, respectively, of our total number of clients, based solely on client count. Retrocessional business generally carries substantially higher risk premiums than property catastrophe reinsurance business. We believe this risk premium is required because retrocessional coverage is characterized by higher volatility, principally due to the fact that retrocessional contracts expose a reinsurer to an aggregation of losses from a single catastrophic event. In addition, the information available to retrocessional underwriters concerning the original primary risk is often less precise than the information received from primary insurers directly. Moreover, exposures from retrocessional business can change within a contract term as the underwriters of a retrocedent alter their book of business after retrocessional coverage has been bound. There are substantially fewer competitors offering this type of coverage due to the risks entailed in underwriting retrocessional business.

   We have been able to achieve a significant position in the property catastrophe retrocessional market and have considerable experience in successfully underwriting property catastrophe retrocessional business. We have developed proprietary risk models that take into account the lack of transparency in the underwriting information and allow us to view this business within the context of our entire portfolio. Our tenure in this business has allowed us to develop the relationships and market knowledge necessary to manage the risk associated with a retrocedent's alteration of its book of business after we have bound coverage.

   We also offer our clients property per-risk, marine and aerospace reinsurance and retrocessional products. Unlike property catastrophe reinsurance, which protects against the accumulation of a large number of related losses arising out of one catastrophe, per-risk reinsurance protects our clients against a large loss arising from a single risk or location. Substantially all of our property per-risk business is also written on an excess-of-loss basis with aggregate limits on our exposure to losses. Our aerospace reinsurance business includes both excess of loss aviation business and pro rata satellite reinsurance business.

   We also provide, to a lesser extent and on an opportunistic basis, finite reinsurance products to a small number of clients. Finite reinsurance contracts are highly customized for each transaction. If the loss experience with respect to the risks assumed by us is as expected or better than expected, our finite clients may share in the profitability of the underlying business through premium adjustments or profit commissions. If the loss experience is worse than expected, our finite clients may participate in this negative outcome through, for example, increased premiums or reductions in profit commissions. In addition, we offer finite reinsurance products where investment returns on the funds transferred to us affect the profitability of the contract and the magnitude of any premium or commission adjustments.

   Recent events in the insurance marketplace, including large losses resulting from catastrophic events, recognized industry-wide reserve deficiencies, poor investment performance and the continued exit of insurance industry players, have resulted in considerable increases in pricing in conjunction with improved terms and conditions for the insurance industry. Importantly, this has impacted our markets considerably and has created attractive opportunities for us to deploy our capital. As a direct result, we have experienced significant rate increases and strong profitability in our core property catastrophe and risk excess segment for the year ended December 31, 2002 and for the nine months ended September 30, 2003.

Strategic and Financial Realignment

   We recently completed a strategic and financial realignment that, we believe, positions PXRE to capitalize on the current market environment and our core underwriting strength in our most profitable business segment. This realignment included the following actions:

   o concentrating management and financial resources on our core property catastrophe and risk excess business;

   o exiting or significantly de-emphasizing all other lines of our business;

   o strengthening our capital base by issuing $150.0 million of preferred shares in April 2002 to entities associated with Capital Z, Reservoir Capital and Richard Rainwater;

   o centralizing all underwriting staff in Bermuda, under the direction of our new CEO, Jeffrey Radke;

   o supplementing our underwriting staff with the additions of Guy Hengesbaugh, formerly CEO of LaSalle Re Holdings Limited, and John Daly, formerly lead international underwriter for the Limit Syndicate at Lloyd's; and

   o completing a reserve review in the third quarter of 2003, including an independent third-party analysis by a nationally recognized actuarial firm of the exited general liability line of business.

Our Competitive Strengths

   o Experienced Underwriting Team With Proven Long-Term Track Record at
     PXRE. Much of our underwriting team in our core lines of business has worked together since prior to Hurricane Andrew in 1992 and through three underwriting cycles. Our underwriters have an average of 22 years of experience in the reinsurance industry. We believe this cohesive and experienced underwriting team has shown its ability to generate superior risk selection and attractive returns. Our underwriting capability is evidenced by our long-term track record of success in our core markets. Our cumulative average catastrophe and risk excess loss ratio for the period from 1987 to September 30, 2003 was 48%.

   o Established Franchise. Our predecessor, PXRE Corporation, was organized in July 1986 by Phoenix Life Insurance Company as the successor to the property and casualty reinsurance business carried on since 1982 by a former subsidiary of Phoenix Life. Since that time, we have consistently provided property catastrophe reinsurance products to insurers and reinsurers on a global basis. Our commitment to the sector, claims paying record, proven catastrophe risk management, responsive underwriting approach and extensive industry relationships have allowed us to develop our strong standing and credibility within the reinsurance community and with clients worldwide.

   o Financial Strength. Our reinsurance company subsidiaries, PXRE Reinsurance Company, which we call "PXRE Reinsurance," and PXRE Reinsurance Ltd., which we call "PXRE Bermuda," have a financial strength rating of "A" from A.M. Best Company and from Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. Management believes that these ratings position us well within the reinsurance marketplace, and that maintenance of these ratings is important in the conduct of our business and to preserve our ability to access and to selectively choose the risks we underwrite.

   o Bermuda-Based Operations. Our operations, including our CEO and all of our underwriters, are based in our main offices in Hamilton, Bermuda. This allows us to maintain a highly centralized underwriting and risk management operation. In addition, operating out of Bermuda allows us to benefit from an established network of reinsurance and insurance brokers and a supportive regulatory environment.

Our Strategy

   Our strategy consists of several key components:

   o Focus on Historically Profitable Short-tail Segments. We intend to maintain PXRE's focus and emphasis on catastrophe reinsurance and other short-tail products including property-per-risk, marine and aerospace reinsurance and retrocessional products.

   o Adjust the Level of Our Underwriting Commitments to the Underwriting Cycle and Proactively Manage our Capital. We intend to monitor and proactively adjust the level of our underwriting commitments in response to changing market conditions, increasing the size of our book of business in times of attractive pricing and reducing the size of our book in times of lower pricing in order to maximize the effective and efficient use of our capital.

   o Maintain Strict Management of Risk. We are committed to rigorously measure and manage our risks in order to maintain our financial strength. We utilize third-party catastrophe modeling products, as well as our proprietary Crucible risk management system, to strictly control and manage the aggregation and correlation of the risks in our reinsurance business using real-time portfolio techniques.

   o Apply Extensive Technical Analysis to Our Underwriting. We are committed to continue using a broad array of catastrophe modeling and analytical systems in both the pricing and selection of reinsurance risks. We utilize a number of commercial catastrophe models in those areas and lines of business that are well-covered by the industry. We have also developed a number of proprietary transaction models to assist us in underwriting our retrocessional, per-risk, marine and aerospace contracts, as well as property catastrophe contracts involving exposures in areas underserved by commercial models. These various catastrophe modeling systems help us to establish target pricing for each contract submission received. We then use our proprietary Crucible risk management system to measure, in real-time, each proposed transaction's impact on the expected performance of our portfolio. In addition, we utilize the Crucible model as we seek to achieve the optimal risk-adjusted return on capital. In applying our computer modeling and analytical systems, however, we seek to maintain a healthy dose of skepticism as we believe that one of the critical components of our long-term success has been the application of experienced underwriting judgment to our implementation of these analytic tools at each step of the underwriting process.

   o Maintain a Conservative and Diversified Investment Strategy Designed to Complement Our Underwriting Operation. We intend to continue our investment strategy of maintaining the majority of our investment portfolio in high quality fixed income investments, while allocating a limited portion of the portfolio to well-diversified hedge fund investments.

Risks Relating to PXRE

   As part of your evaluation of an investment in our common shares, you should take into account the risks discussed in the section entitled "Risk Factors" beginning on page 5 of the accompanying prospectus.

Principal Executive Offices

   Our principal executive offices are located at Swan Building, 26 Victoria Street, Hamilton HM 12, Bermuda. Our telephone number is (441) 296-5858. You may also obtain additional information about us from our website, www.pxregroup.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

                                  The Offering


Common shares offered by:
 PXRE . . . . . . . . . . . . . . . . . .   1,068,300 shares
 Selling Shareholder. . . . . . . . . . .   1,131,700 shares
                                            ----------------
     Total ..............................   2,200,000 shares


Common shares outstanding after the
offering. . . . . . . . . . . . . . . . .   13,267,376 shares

Use of proceeds . . . . . . . . . . . . .   We estimate that our net proceeds
                                            from the offering by us of common
                                            shares will be approximately $22.5
                                            million after deducting estimated
                                            underwriting discounts and estimated
                                            expenses of the offering. We intend
                                            to use these net proceeds for
                                            general corporate purposes,
                                            primarily for contributions to the
                                            capital of our subsidiary, PXRE
                                            Bermuda.

                                            We will not receive any of the
                                            proceeds from the sale of common
                                            shares by the selling shareholder.

Dividend policy . . . . . . . . . . . . .   We have paid a cash dividend on our
                                            common shares at a quarterly rate of
                                            $0.06 per share since the third
                                            quarter of 1999. Although we have no
                                            current intention of changing our
                                            dividend policy, our board of
                                            directors periodically reviews our
                                            dividend policy and may change it in
                                            the future in accordance with our
                                            capital needs.

Ownership limitation. . . . . . . . . . .   Our bye-laws provide that, subject
                                            to certain exceptions and waiver
                                            procedures, the voting rights with
                                            respect to our shares owned by any
                                            shareholder will be limited to a
                                            voting power of 9.9%. We have waived
                                            this requirement with respect to
                                            only one non-U.S. preferred
                                            shareholder.

New York Stock Exchange symbol. . . . . .   PXT.

   Unless we indicate otherwise, all information in this prospectus supplement excludes:

   o 330,000 common shares that may be issued by us upon exercise of the underwriters' overallotment option;

   o 11,772,241 common shares that may be issued upon conversion at the option of the owners of 16,881 preferred shares outstanding as of November 24, 2003. On an as converted basis, these outstanding preferred shares represented approximately 47.0% of all common shares outstanding as of November 24, 2003, as adjusted for the offering, compared to 49.1% prior to the offering. Therefore, we expect that one consequence of the offering will be to delay the date on which we will have the option to pay dividends on the preferred shares in cash rather than in kind. For a discussion of our preferred shares, dividends payable on preferred shares and the related conversion price adjustment features, see "Description of Share Capital - Outstanding Preferred Shares" beginning on page 39 of the accompanying prospectus.

   o 2,642,676 common shares issuable pursuant to outstanding options at a weighted average exercise price of $19.19 per share as of November 24, 2003; and

   o 1,340,933 additional common shares reserved for future issuance from time to time under our equity benefit plans.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS


   This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain various forward-looking statements and include assumptions concerning our operations, future results and prospects. Statements included in such documents, as well as statements made by us or on our behalf in press releases, written statements or other documents filed with the SEC or in our communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as "intend," "believe," "anticipate," or "expect" or variations of such words or similar expressions are based on current expectations and are subject to risks and uncertainties. In light of the risks and uncertainties inherent in all future projections, these forward-looking statements should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We caution investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following:

   o significant catastrophe losses or losses under other coverages, the timing and amount of which are difficult to predict;

   o changes in the level of competition in the reinsurance or primary insurance markets that impact the volume or profitability of business (these changes include, but are not limited to, the intensification of price competition, the entry of new competitors, existing competitors exiting the market and competitors' development of new products);

   o the lowering or loss of one of one or more of our subsidiaries' financial strength or claims paying ratings;

   o changes in the demand for reinsurance, including changes in the amount of risk that our clients elect to maintain for their own account;

   o adverse development on loss reserves related to business written in current and prior years;

   o lower than estimated retrocessional recoveries on paid and unpaid losses, including the effects of losses due to a decline in the creditworthiness of our retrocessionaires;

   o increases in interest rates, which cause a reduction in the market value of our interest rate sensitive investments, including our fixed income investment portfolio, and potential underperformance in our finite coverages;

   o decreases in interest rates causing a reduction of income earned on net cash flow from operations and the reinvestment of the proceeds from sales, calls or maturities of existing investments and shortfalls in cash flows necessary to pay fixed rate amounts due to finite contract counterparties;

   o market fluctuations with respect to our portfolio of hedge funds and other privately held securities: liquidity risk, credit risk and market risk;

   o foreign currency fluctuations resulting in exchange gains or losses;

   o contention by the United States Internal Revenue Service that we or our offshore subsidiaries are subject to U.S. taxation; and

   o changes in tax laws, tax treaties, tax rules and interpretations.

   In addition to the factors outlined above that are directly related to our business, we are also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees. The factors listed above should not be construed as exhaustive.

   We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS


   We estimate that our net proceeds from our sale of our common shares in this offering, after deducting estimated underwriting discounts and estimated expenses of the offering, will be approximately $22.5 million, or $29.8 million if the underwriters exercise their overallotment option in full based on an assumed public offering price of $23.65 per share. We intend to use these net proceeds for general corporate purposes, including, primarily, contributions to the capital of our subsidiary, PXRE Bermuda, to support its reinsurance business.

   We will not receive any proceeds from the sale of common shares by the selling shareholder.


                PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

   Our common shares are listed on the New York Stock Exchange under the symbol "PXT." The high and low closing sales prices per share are set forth below for the quarters indicated.


                                                                                                               Closing Price
                                                                                                       ----------------------------
                                                                                                        High      Low     Dividends
                                                                                                       ------    ------   ---------
2001:
First Quarter......................................................................................    $19.75    $14.88     $0.06
Second Quarter.....................................................................................     19.50     16.36      0.06
Third Quarter......................................................................................     19.25     10.40      0.06
Fourth Quarter.....................................................................................     17.64     12.25      0.06
2002:
First Quarter......................................................................................    $24.00    $16.88     $0.06
Second Quarter.....................................................................................     26.65     22.73      0.06
Third Quarter......................................................................................     24.20     18.60      0.06
Fourth Quarter.....................................................................................     24.50     18.86      0.06
2003:
First Quarter......................................................................................    $26.00    $19.00     $0.06
Second Quarter.....................................................................................     22.00     19.05      0.06
Third Quarter......................................................................................     19.90     16.90      0.06
Fourth Quarter (through November 24, 2003).........................................................     23.65     17.75        --


   We declared and paid cash dividends on our common shares of $0.06 per share in each quarter since the third quarter of 1999. Although we have no current intention of changing our dividend policy, our board of directors periodically reviews our dividend policy and may change it in the future in accordance with our capital needs.

   PXRE Group Ltd. is a holding company and has no direct operations. Our ability to pay dividends depends, in part, on the ability of our principal operating subsidiaries, PXRE Reinsurance, PXRE Bermuda and PXRE Barbados, to pay dividends to us. These subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Additionally, we are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our common shares and make other payments. Under the Bermuda Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, and would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts.

                                 CAPITALIZATION


   The following table sets forth our capitalization as of September 30, 2003:

   o on an actual basis; and

   o on an adjusted basis to give effect to the issue and sale by us of 1,068,300 common shares at an assumed public offering price of $23.65 per share (based on the last reported sale price for our common shares of the New York Stock Exchange on November 24, 2003) less estimated underwriting discounts and estimated offering expenses.

   The following should be read in conjunction with our consolidated financial statements and the related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.


                                                           As of September 30,
                                                                   2003
                                                          ----------------------
                                                           Actual    As Adjusted
                                                          --------   -----------
                                                          (000s except share and
                                                             per share data)
Cash .................................................    $ 40,515     $ 63,014
                                                          ========     ========
Minority interest in consolidated subsidiary:
 Company-obligated mandatorily redeemable capital
   trust pass-through securities of subsidiary trusts
   holding solely a company-guaranteed related
   subordinated debt(1)...............................     126,839     $126,839
Shareholders' equity:
 Serial convertible preferred shares, $1.00 par
   value, $10,000 stated value--10 million shares
   authorized, 16,881 shares issued and outstanding...     168,814      168,814
 Common shares, $1.00 par value--50 million shares
   authorized; 12,176,577 shares issued and
   outstanding, actual; 13,244,877 shares issued and
   outstanding, as adjusted(2)........................      12,177       13,245
 Additional paid-in capital ..........................     172,214      193,645
 Accumulated other comprehensive income net of
   deferred income tax expense of $2.8 million........       5,826        5,826
 Retained earnings ...................................     164,939      164,939
 Restricted common shares at cost (261,624 shares) ...      (3,838)      (3,838)
                                                          --------     --------
   Total shareholders' equity.........................     520,132      542,631
                                                          --------     --------
 Total capitalization ................................    $646,971     $669,470
                                                          ========     ========

---------------
(1) Represents interest in subsidiary capital trusts issuing capital pass-through securities. Does not include $30.0 million in principal amount of capital pass-through securities issued in two transactions on October 29, 2003 and November 6, 2003. For further discussion of the issuances of the capital pass-through securities, see Note 9 to our unaudited consolidated financial statements for the nine months ended September 30, 2003 included elsewhere in this prospectus supplement.
(2) For information with respect to common shares reserved for issuance upon conversion of our convertible preferred shares and under our employee benefit and share option plans, see Notes 6, 8 and 9 to our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 incorporated in the accompanying prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002.

                      SELECTED CONSOLIDATED FINANCIAL DATA


   The following table sets forth selected historical consolidated financial information for PXRE Group Ltd. as of and for the nine months ended
September 30, 2003 and 2002 and as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998. The financial data for the nine months ended September 30, 2003 and 2002 are derived from our unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the nine months ended September 30, 2003 may not be indicative of the results for the full year. The financial data for the years ended December 31, 2002 and 2001 are derived from our audited consolidated financial statements audited by KPMG LLP. The financial data for the years ended December 31, 2000, 1999 and 1998 are derived from our audited consolidated financial statements audited by PricewaterhouseCoopers and PricewaterhouseCoopers LLP. Our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 are incorporated in the accompanying prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002. Our unaudited consolidated financial statements for the nine months ended September 30, 2003 and 2002 are included elsewhere in this prospectus supplement. The following information should be read in conjunction with our consolidated financial statements and financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus and financial information appearing elsewhere.


                                            Nine Months Ended
                                              September 30,                             Year Ended December 31,
                                          ---------------------    ----------------------------------------------------------------
($000s except per share data and ratios)  2003(1)    2002(1)(2)    2002(1)(2)    2001(1)      2000(1)    1999(1)(3)   1998(1)(2)(3)
                                          --------   ----------    ----------   ---------    --------    ----------   -------------
Income Statement Data:
Gross premiums written................    $274,123    $287,881      $366,768    $ 290,213    $268,990     $221,349       $136,215
Premiums ceded........................     (52,692)    (96,688)      (72,285)    (135,735)    (96,289)     (82,504)       (47,522)
                                          --------    --------      --------    ---------    --------     --------       --------
Net premiums written..................     221,431     191,193       294,483      154,478     172,701      138,845         88,693
Change in unearned premiums...........      16,439     (10,532)      (25,123)       7,647     (12,495)     (10,341)         3,693
                                          --------    --------      --------    ---------    --------     --------       --------
Net premiums earned...................     237,870     180,661       269,360      162,125     160,206      128,504         92,386
Net investment income.................      20,026      17,543        24,893       30,036      30,037       47,172         19,612
Net realized investment gains (losses)         611       5,785         8,981        4,023       3,191       (3,766)        (5,158)
Fee income............................       3,533       2,766         3,432        5,786       5,483        3,590          2,172
                                          --------    --------      --------    ---------    --------     --------       --------
Total revenues........................     262,040     206,755       306,666      201,970     198,917      175,500        109,012
                                          --------    --------      --------    ---------    --------     --------       --------
Losses and loss expenses incurred.....     113,041      84,350       126,862      151,703     137,765      159,259         57,793
Commissions and brokerage.............      37,863      31,208        53,391       30,350      34,899       27,702         20,563
Other operating expenses..............      29,586      21,790        32,454       29,606      35,407       30,052         19,313
Interest expense......................       2,504       2,197         2,939        4,424       4,778        3,915          1,395
Minority interest in consolidated
  subsidiaries(4).....................       7,350       6,550         8,646        8,877       8,875        8,790          8,928
                                          --------    --------      --------    ---------    --------     --------       --------
Total losses and expenses.............     190,344     146,095       224,292      224,960     221,724      229,718        107,992
                                          --------    --------      --------    ---------    --------     --------       --------
Income (loss) before income taxes and
  cumulative effect of accounting
  change..............................      71,696      60,660        82,374      (22,990)    (22,807)     (54,218)         1,020
Income tax provision (benefit)........       2,887      12,375        17,829       (4,704)    (12,007)     (12,775)        (1,659)
                                          --------    --------      --------    ---------    --------     --------       --------
Income (loss) before cumulative effect
  of accounting change................      68,809      48,285        64,545      (18,286)    (10,800)     (41,443)         2,679
Cumulative effect of accounting
  change, net of tax..................          --          --            --          319          --         (695)            --
                                          --------    --------      --------    ---------    --------     --------       --------
Net income (loss) before preferred
  share dividends.....................    $ 68,809    $ 48,285      $ 64,545    $ (17,967)   $(10,800)    $(42,138)      $  2,679
Preferred share dividends.............       9,737       5,958         9,077           --          --           --             --
                                          --------    --------      --------    ---------    --------     --------       --------
Net income (loss) available to common
  shareholders........................    $ 59,072    $ 42,327      $ 55,468    $ (17,967)   $(10,800)    $(42,138)      $  2,679
                                          ========    ========      ========    =========    ========     ========       ========


                                             Nine Months Ended
                                               September 30,                            Year Ended December 31,
                                           --------------------    ----------------------------------------------------------------
($000s except per share data and ratios)   2003(1)   2002(1)(2)    2002(1)(2)   2001(1)(4)    2000(1)    1999(1)(3)   1998(1)(2)(3)
                                           -------   ----------    ----------   ----------    -------    ----------   -------------
Basic earnings per common share:
Income (loss) before cumulative effect
  of accounting change and preferred
  share dividends......................    $  5.77     $  4.10      $  5.47       $ (1.58)    $ (0.95)    $ (3.58)       $  0.20
Cumulative effect of accounting change.         --          --           --          0.03          --       (0.06)            --
Preferred share dividends..............      (0.82)      (0.51)       (0.77)           --          --          --             --
                                           -------     -------      -------       -------     -------     -------        -------
Net income (loss) available to common
  shareholders.........................    $  4.95     $  3.59      $  4.70       $ (1.55)    $ (0.95)    $ (3.64)       $  0.20
                                           -------     -------      -------       -------     -------     -------        -------
Average common shares outstanding......     11,931      11,778       11,802        11,578      11,394      11,568         13,339
                                           =======     =======      =======       =======     =======     =======        =======
Diluted earnings per common share:
Income (loss) before cumulative effect
  of accounting change.................    $  2.97     $  2.59      $  3.28       $ (1.58)    $ (0.95)    $ (3.58)       $  0.20
Cumulative effect of accounting change.         --          --           --          0.03          --       (0.06)            --
                                           -------     -------      -------       -------     -------     -------        -------
 Net income (loss).....................    $  2.97     $  2.59      $  3.28       $ (1.55)    $ (0.95)    $ (3.64)       $  0.20
                                           =======     =======      =======       =======     =======     =======        =======
Average common shares outstanding......     23,201      18,630       19,662        11,578      11,394      11,568         13,452
                                           =======     =======      =======       =======     =======     =======        =======
Cash dividends per common share........    $  0.18     $  0.18      $  0.24       $  0.24     $  0.24     $  0.64        $  1.01
Other Operating Data:
GAAP loss ratio (5)....................       47.5%       46.7%        47.1%         93.6%       86.0%      123.9%          62.6%
GAAP underwriting expense ratio (5)....       26.9        27.8         30.6          33.4        40.5        42.9           40.9
                                           -------     -------      -------       -------     -------     -------        -------
GAAP combined ratio (5)................       74.4%       74.5%        77.7%        127.0%      126.5%      166.8%         103.5%
                                           =======     =======      =======       =======     =======     =======        =======


                                            As of September 30,                            As of December 31,
                                          -----------------------    --------------------------------------------------------------
($000s except per share data)              2003(1)       2002(1)      2002(1)       2001(1)      2000(1)    1999(1)(3)   1998(1)(3)
                                          ----------   ----------    ----------   ----------    --------    ----------   ----------
Balance Sheet Data:
Cash and investments..................    $1,011,299   $  752,418    $  805,331   $  531,233    $505,101     $524,303     $490,594
Total assets..........................     1,388,091    1,255,574     1,237,142    1,005,938     784,747      780,180      632,691
Losses and loss expenses..............       437,310      436,896       447,829      453,705     251,619      261,551      102,592
Minority interest in consolidated
  subsidiary(4).......................       126,839       95,334        94,335       99,530      99,525       99,521       99,517
Debt payable..........................            --       30,000        30,000       55,000      65,000       75,000       50,000
Total shareholders' equity............       520,132      440,501       453,464      239,780     259,386      263,279      334,376
Book value per common share...........    $    21.72   $    20.05    $    20.33   $    20.20    $  21.94     $  22.54     $  27.13
Statutory capital and surplus:
 PXRE Reinsurance Company.............    $  411,022   $  456,438    $  457,217   $  331,959    $348,858     $399,007     $447,228
 PXRE Reinsurance Ltd.................    $  328,922   $   67,934    $   70,609   $   34,332    $ 29,982     $ 24,598          N/A

---------------
(1) PXRE Group Ltd. was incorporated on June 1, 1999 as a Bermuda exempted company and a wholly owned subsidiary of PXRE Purpose Trust, a purpose trust established under the laws of Bermuda. On October 5, 1999, PXRE Corporation completed a reorganization pursuant to which PXRE Group Ltd. became the ultimate parent holding company of PXRE Corporation. PXRE Corporation and its subsidiaries provide property and casualty reinsurance and insurance products to a national and international marketplace. In connection with the reorganization, PXRE Group Ltd. repurchased for $1.00 per share 100% of the common shares owned by PXRE Purpose Trust and each outstanding share of PXRE Corporation common stock (other than shares held by PXRE Corporation and its subsidiaries) was converted into one common share of PXRE Group Ltd. After the consummation of the reorganization, PXRE Group Ltd. commenced carrying on the holding company functions previously conducted by PXRE Corporation.
(2) FASB issued Statement of Financial Accounting Standard ("FASB") No. 145, "Rescission of FASB Statements Nos. 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", on April 30, 2002, which rescinds the requirement to present gains and losses from extinguishment of debt as an extraordinary item. We have adopted the new standard effective January 1, 2002. As a result, a gain of $1.4 million on the repurchase of $5.2 million of minority interest in consolidated subsidiaries was classified with net realized investment gains during 2002. A loss of $1.3 million on the repurchase of $20.4 million of PXRE's 9.75% senior notes in 1998 was classified as net realized investment losses.
(3) In the fourth quarter of 1999, we changed the reporting period for our U.K. operations from a fiscal year ending September 30 to a calendar year ending December 31. The results of operations for the period from October 1, 1998 to December 31, 1998, amounted to a loss of approximately $0.1 million. This loss was charged to retained earnings during 1999 in order to report only twelve months' operating results. The U.K. operations of PXRE Limited and PXRE Managing Agency are included in the consolidated results on a one-quarter lag basis from 1998 through the third quarter of 1999.
(4) Represents interests in subsidiary capital trusts issuing capital pass-through securities.
(5) The loss, underwriting expense and combined ratios included under "Other Operating Data" have been derived from our unaudited and audited consolidated statements of income prepared in accordance with GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

   The following is a discussion and analysis of our results of operations for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002, and also a discussion of our financial condition at September 30, 2003. This discussion and analysis should be read in conjunction with the audited and unaudited consolidated financial statements and related notes included in this prospectus supplement. This filing contains forward-looking statements that involve risks and uncertainties. Actual results may vary materially from the results described or implied by these forward-looking statements.

Overview

   We conduct our business primarily through our principal operating subsidiaries, PXRE Reinsurance, PXRE Bermuda, PXRE Barbados, PXRE Solutions, and PXRE Europe and operate in four reportable property and casualty segments-catastrophe and risk excess, finite business, other lines and exited lines-based on our approach to managing the business. Commencing with the 2002 underwriting renewal season, we returned our focus to our core catastrophe and risk excess and finite business. Businesses that were not renewed in 2002 are reported as exited lines. Our segments for 2000 and 2001 were reclassified to be comparable to the 2002 segments used for our method of managing the business. In addition, we operate in two geographic segments- North American representing North American-based risks written by North American-based clients and International (principally the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia), representing all other risks.

Comparison of Year-to-Date Results for 2003 and 2002

   For the nine months ended September 30, 2003, net income before convertible preferred share dividends was $68.8 million compared to net income of $48.3 million for the corresponding prior-year period. Net income per diluted common share was $2.97 for the nine months ended September 30, 2003 compared to net income per diluted common share of $2.59 for the corresponding prior-year period, based on diluted average shares outstanding of approximately
23.2 million in the nine months ended September 30, 2003 and 18.6 million in the corresponding prior-year period.

   Premiums

   Gross and net premiums written for the nine months ended September 30, 2003 and 2002 were as follows:

                                                           Nine Months Ended
                                                             September 30,
                                                           -------------------   % Increase
($000's)                                                    2003        2002     (Decrease)
                                                          --------    --------   ----------
Gross premiums written................................    $274,123    $287,881        (5)%
Ceded premiums written................................     (52,692)    (96,688)      (46)%
                                                          --------    --------
Net premiums written..................................    $221,431    $191,193        16%
                                                          ========    ========

   Gross premiums written for the nine months ended September 30, 2003 decreased 5% to $274.1 million from $287.9 million in the corresponding prior-year period, primarily due to a decrease in our finite segment of $78.6 million, or 97%, compared to the corresponding period in 2002. This business is currently focused on a limited group of cedents and on policies that do not contain significant risk transfer. Finite contracts that do not contain sufficient risk transfer are not recorded as reinsurance arrangements but are treated as deposits for accounting purposes. As such, the income related to these transactions is recorded as fee income, and liabilities, if any, are recorded as deposit liabilities. As a result, finite premiums are expected to be less than in prior periods. Offsetting the decrease in finite gross premiums written was an increase in the catastrophe and risk excess segment of $66.9 million, or 35%, compared to the corresponding period in 2002. This increase is attributable to improved pricing, increased participation with long-standing clients and increased amounts of new business.

   Ceded premiums written decreased by 46% to $52.7 million for the nine months ended September 30, 2003 compared to $96.7 million for the corresponding prior-year period, primarily as a result of a $39.5 million decrease in finite business ceded and cessions on the per-risk portion of the catastrophe and risk excess segment.

   Net premiums written for the nine months ended September 30, 2003 increased 16% to $221.4 million from $191.2 million in the corresponding prior-year period. Net premiums written increased in our core catastrophe and risk excess segment by $72.4 million, or 53%, for the nine months ended September 30, 2003 as compared to the corresponding prior-year period. Net premiums written in the finite segment decreased $39.1 million, or 92%, during the nine months ended September 30, 2003 versus the corresponding prior-year period. The changes in these segments were due to the same factors as those discussed above in gross premiums written. Net premiums written in the exited lines segment decreased $3.4 million during the nine months ended September 30, 2003 compared to the corresponding prior-year period. Since we have decided to re-focus on our core catastrophe and risk excess segment and have ceased writing the business we have classified as exited lines, we do not expect to report material premiums written and earned in the exited lines segment during 2003 and 2004.

   Gross and net premiums earned for the nine months ended September 30, 2003 and 2002 were as follows:


                                                             Nine Months Ended
                                                               September 30,
                                                             -------------------   % Increase
($000's)                                                      2003        2002     (Decrease)
                                                            --------    --------   ----------
Gross premiums earned...................................    $282,210    $243,367        16%
Ceded premiums earned...................................     (44,340)    (62,706)      (29)%
                                                            --------    --------
Net premiums earned.....................................    $237,870    $180,661        32%
                                                            ========    ========


   Gross premiums earned for the nine months ended September 30, 2003 increased 16% to $282.2 million from $243.4 million in the corresponding prior-year period. This increase was due to an increase in the catastrophe and risk segment of $65.2 million, or 39%, compared to the corresponding period in 2002. Offsetting this increase was a decrease in our exited lines of $22.8 million, or 83%, compared to the corresponding period in 2002. The changes in these segments were due to the same factors as discussed above in gross and net premiums written.

   Ceded premiums earned decreased by 29% to $44.3 million for the nine months ended September 30, 2003 compared to $62.7 million for the corresponding prior-year period, primarily as a result of a $14.5 million decrease in finite business ceded.

   Net premiums earned in the nine months ended September 30, 2003 increased 32% to $237.9 million from $180.7 million for the corresponding prior-year period. Net premiums earned in the catastrophe and risk excess segment increased $65.2 million, or 53%, while the net premiums earned in the finite segment increased $13.1 million, or 50%, for the nine months ended
September 30, 2003 compared to the corresponding prior-year period. The increase in the finite segment's net premiums earned related to the run-off of a transaction entered into in 2002. Net premiums earned in the exited lines segment experienced a decline of $21.5 million, or 85%, for the nine months ended September 30, 2003 as compared to the corresponding prior-year period. The changes in net premiums earned for the catastrophe and risk excess segment and the exited lines segment were due to the same factors as discussed above in gross premiums written.

   A summary of our net premiums written and earned by business segment for the first nine months of 2003 and 2002 is included in Note 6 to the consolidated financial statements for the nine months ended September 30, 2003 and 2002 included elsewhere in this prospectus supplement.

   Fee Income

   Fee income increased by 25% to $3.5 million for the nine months ended September 30, 2003 compared to $2.8 million for the nine months ended September 30, 2002. This income was comprised primarily of override commissions on quota share reinsurance cessions as well as fees earned from certain finite contracts accounted for as deposits.

   Ratios

   The underwriting results of a property and casualty insurer are discussed frequently by reference to its loss ratio, expense ratio (including the commission and brokerage ratio, net of fee income, if any, and the operating expense ratio) and combined ratio. The loss ratio is the result of dividing losses and loss expenses incurred by net premiums earned. The expense ratio is the result of dividing underwriting expenses (including commission and brokerage, net of fee income, if any, and the operating expenses) by net premiums earned. The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio less than 100% indicates underwriting profits and a combined ratio greater than 100% indicates underwriting losses. The combined ratio does not reflect the effect of investment income on underwriting results. The ratios discussed below have been calculated on a GAAP basis.

   The following table summarizes our loss ratio, expense ratio and combined ratio for the nine months ended September 30, 2003 and 2002, respectively:


                                                                  Nine Months Ended
                                                                    September 30,
                                                                  -----------------
                                                                     2003   2002
                                                                     ----   ----
Loss ratio ......................................................    47.5%  46.7%
Expense ratio ...................................................    26.9%  27.8%
                                                                     ----   ----
Combined ratio ..................................................    74.4%  74.5%
                                                                     ====   ====
Catastrophe and Risk Excess loss ratio ..........................    26.7%  29.0%
                                                                     ====   ====


   Losses and Loss Expenses

   Losses incurred for the nine months ended September 30, 2003 increased by 33.9% to $113.0 million compared to $84.4 million in the corresponding prior-year period. Our loss ratio was 47.5% for the nine months ended September 30, 2003 compared to 46.7% for the corresponding prior-year period.

   During the nine months ended September 30, 2003, we experienced net adverse development of $41.2 million for prior-year losses and loss expenses, primarily consisting of $19.7 million from our exited direct casualty reinsurance operations, $9.1 million from aerospace claims primarily arising from our first receipt of notice that the increase in industry losses related to a 1998 air crash had resulted in the exhaustion of deductibles under three aerospace contracts between PXRE and Reliance Insurance Company and $6.0 million from finite contracts. The loss ratio for the corresponding period in 2002 was affected by the 2002 European flood losses of $15.7 million and by net adverse development of $20.4 million for prior-year losses and loss expenses primarily due to $12.0 million of adverse development on our exited direct casualty reinsurance operations.

   Underwriting Expenses

   The expense ratio was 26.9% for the nine months ended September 30, 2003 compared to 27.8% during the corresponding prior year period. The decrease was primarily due to reduced commissions associated with assumed finite contracts and exited lines business, offset, in part, by a fee on the commutation of the P-1 Re Ltd. reinsurance agreement. The commission and brokerage ratio, net of fee income, was 14.4% for the nine months ended September 30, 2003, compared to 15.7% for the corresponding prior-year period. During the nine months ended September 30, 2003, we incurred $4.0 million of structuring fees related to the P-1 Re Ltd. reinsurance agreement and the subsequent commutation thereof. The operating expense ratio was 12.4% for the nine months ended September 30, 2003, compared to 12.1% for the corresponding period in 2002. Other operating expenses increased 36% to $29.6 million for the nine months ended September 30, 2003 from $21.8 million in the corresponding period in 2002. This increase is largely due to $2.4 million of expenses associated with hiring new underwriters and relocating other underwriters to our Bermuda office, various compensation costs of $1.2 million relating to the retirement of the Company's former Chief

Executive Officer, Gerald L. Radke, on June 30, 2003 and his transition into a consulting role, $1.2 million of additional variable compensation expenses, a $1.2 million change in net realized foreign exchange and a $0.4 million increase in the cost to us of our director and officer liability insurance.

   Interest Expense

   Interest expense, other than minority interest expense in consolidated subsidiaries, increased to $2.5 million for the nine months ended September 30, 2003 from $2.2 million for the nine months ended September 30, 2002. Following the repayments of $20.0 million on March 31, 2003 and the remaining
$10.0 million outstanding on May 16, 2003 under a bank credit facility, an interest rate swap previously accounted for as a cash flow hedge was no longer effective. Consequently $1.1 million has been charged as interest expense in the nine months ended September 30, 2003. This charge did not impact shareholders' equity because it was previously recorded as a component of other comprehensive income. In addition, there was an acceleration of the amortization of expenses related to this bank facility of $0.3 million during the nine months ended September 30, 2003. PXRE incurred minority interest expense of $7.3 million related to PXRE's capital trust pass-through securities during the nine months ended September 30, 2003 (see "Liquidity and Capital Resources" below for a description of the capital trust pass-through securities). In the prior period, PXRE incurred only $6.6 million of minority interest expense on the capital trust pass-through securities. Minority interest expense on the capital trust pass-through securities increased because $32.5 million of additional capital trust pass-through securities were issued during the quarter ended June 30, 2003.

   Net Investment Income

   Net investment income for the nine months ended September 30, 2003 increased 14% to $20.0 million from $17.5 million in the corresponding prior-year period primarily as a result of a $6.4 million increase in income from hedge funds as well as an increase in the average invested balance due to cash flows from operations. Investment income related to our hedge fund portfolio increased to $9.9 million in the nine months ended September 30, 2003 from $3.5 million in the corresponding prior-year period. Investment in hedge funds produced a return of 8.8% for the nine months ended September 30, 2003 compared to 3.5% in the corresponding prior-year period. Offsetting these increases was a decrease in the book yield of fixed maturity and short-term investment portfolios to 3.7% during the nine months ended September 30, 2003 from 4.6% during the nine months ended September 30, 2002. In addition, there were two non-recurring items during the nine months ended September 30, 2002;
investment income of $1.5 million of judgment interest from the Terra Nova Insurance Company Limited ("Terra Nova") lawsuit and a $3.0 million special distribution from a private limited partnership.

   Investment income for the nine months ended September 30, 2003 was also affected by various finite and other reinsurance contracts where premiums payable under such contracts were retained on a funds withheld basis. In order to reduce credit risk or to comply with regulatory credit for reinsurance requirements, a portion of premiums paid under such reinsurance contracts is retained by the cedent pending payment of losses or commutation of the contract. Investment income on such withheld funds is typically for the benefit of the reinsurer and the cedent may provide a minimum investment return on such funds. We have both ceded and assumed reinsurance contracts that involve the withholding of premiums by the cedent. On assumed reinsurance contracts, cedents held premiums and accrued investment income due to us of $26.0 million and $25.6 million as of September 30, 2003 and 2002, respectively, for which we have recognized $1.3 million of investment income for each of the nine months ended September 30, 2003 and 2002. On ceded reinsurance contracts, we held premiums and accrued investment income of $123.0 million and $135.1 million due to reinsurers as of September 30, 2003 and 2002, respectively, for which we recognized a charge to investment income of $6.9 million and $8.3 million for the nine months ended September 30, 2003 and 2002, respectively. On a net basis, this reduction to investment income was $1.8 million and $2.5 million for the nine months ended September 30, 2003 and 2002, respectively, representing the difference between the stated investment return under such contracts and the overall yield achieved on our total investment portfolio for the period. The weighted average contractual investment return on the funds held by PXRE is 7.0% and 7.8% for the nine months ended September 30, 2003 and 2002, respectively, and we expect to be obligated for this contractual investment return for the life of the underlying liabilities, which is expected to be six years as of September 30, 2003 on a weighted average basis.

   Net Realized Investment Gains

   Net realized investment gains for the nine months ended September 30, 2003 were $0.6 million compared to $5.8 million in the corresponding prior-year period. Included in the net realized investment gains for the nine months ended September 30, 2002 were gains of $1.2 million realized on the repurchase of $4.2 million of our capital trust pass-through securities and gains realized on shortening of the average maturity of securities in our investment portfolio.

   Income Taxes

   PXRE recognized a tax expense of $2.9 million for the nine months ended September 30, 2003 compared to a tax expense of $12.4 million in the corresponding prior-year period. The tax expense in the nine months ended September 30, 2003 differed from the U.S. statutory rate primarily due to the increase in reinsurance business written in Bermuda as a percentage of our total amount written and a decrease in the reinsurance business written in the United States.

Critical Accounting Policies

   We disclose our significant accounting policies in the notes to the consolidated financial statements. Certain of these policies are critical to the portrayal of our financial condition and results since they require management to establish estimates based on complex and subjective judgments. Our critical accounting policies include liabilities for estimation of loss and loss expenses, estimation and recognition of assumed and ceded premiums and valuation of investments.

   Estimation of Loss and Loss Expenses

   As a property catastrophe reinsurer, our estimations of losses are inherently less reliable than for reinsurers of risks that have an established historical pattern of losses. In addition, with respect to insured events that occur near the end of a reporting period, as well as with respect to our retrocessional book of business, the significant delay in losses being reported to insurance carriers, reinsurers and finally retrocessionaires requires us to make estimates of losses based on limited information from our clients, industry loss estimates and our own underwriting data. Because of the uncertainty in the process of estimating our losses from insured events, there is a risk that our liabilities for losses and loss expenses could prove to be inadequate, with a consequent adverse impact on our future earnings and shareholders' equity.

   In reserving for catastrophe losses, our estimates are influenced by underwriting information provided by our clients, industry catastrophe models and our internal analyses of this information. This reserving approach can cause significant development for an accident year when events occur late in the year, as happened in 1999. As an event matures, we rely more and more on our own development patterns by type of event as well as contract information to project ultimate losses for the event. This process can cause our ultimate estimates to differ significantly from initial projections. The French Storm Martin that occurred on December 27, 1999 presents an extreme example of these potential uncertainties. We based our reserves to a significant degree on industry estimates, which were approximately $1 billion. In 2001, the cost was estimated to be $2.5 billion by SIGMA, a widely used industry publication. Our gross loss estimate at December 31, 1999 for this event was $31.3 million. Our gross loss estimate at December 31, 2002 for this event was $66.0 million. Thus, the original industry loss estimate increased by 150%, and our loss estimate has increased by 111%.

   In reserving for non-catastrophe losses from recent years, we are required to make assumptions concerning the expected loss ratio usually for broad lines of business, but sometimes on an individual contract basis. We consider historical loss ratios for each line of business and utilize information provided by our clients and estimates provided by underwriters and actuaries concerning the impact of pricing and coverage changes. As experience emerges, we revise our prior estimates concerning pricing adequacy and non-catastrophe loss potential for our coverages and we will eventually rely solely on our estimated development pattern in projecting ultimate losses.

   Excluding the extraordinary development of French Storms Martin and Lothar in 2000, during the last 10 years, reserve development in any single year from prior year losses, expressed as a percentage of shareholders' equity, ranged from 15% adverse development in 1993 (primarily arising from Hurricane Andrew) to 4% favorable development in 1996.

   In addition, the risk for recent underwriting years includes the increased casualty exposures assumed by us through our casualty and finite businesses. Unlike property losses that tend to be reported more promptly and usually are settled within a shorter time period, casualty losses are frequently slower to be reported and may be determined only through the lengthy, unpredictable process of litigation. Moreover, given our limited experience in the casualty and finite businesses, we do not have established historical adverse development patterns that can be used to establish these loss liabilities. We must therefore rely on the inherently less reliable historical adverse development patterns reported by our clients and industry adverse development data in calculating our liabilities.

   During the nine-month period ended September 30, 2003, we experienced net adverse development of $41.2 million for prior-year losses and loss expenses, primarily due to $19.7 million of adverse development on our exited direct casualty reinsurance operations, $9.1 million of adverse development from aerospace claims primarily arising from our first receipt of notice that the increase in industry losses related to a 1998 air crash had resulted in the exhaustion of deductibles under three aerospace reinsurance contracts between PXRE and Reliance Insurance Company and $6.0 million of adverse development from finite contracts. The loss ratio for the comparable period of 2002 was affected by the 2002 European flood losses of $15.7 million and by net adverse development of $20.4 million for prior-year loss and loss expenses mainly due to $12.0 million of adverse development on our exited direct casualty reinsurance operations.

   In addition to our internal reserve review, a nationally recognized actuarial firm performed an independent third-party analysis of the general liability line of business during the quarter ended September 30, 2003. As of September 30, 2003, the loss reserves recorded by management on this business exceeded the independent actuarial firm's best estimate of liabilities for this line of business.

   Loss and loss expense liabilities as estimated by PXRE's actuaries and recorded by management in the statement of financial position as of September 30, 2003 were as follows:


($000's)                                                      Gross        Net
                                                             --------   --------
Catastrophe and Risk Excess .............................    $190,263   $ 89,744
Finite Business .........................................     120,077     87,258
Other Lines .............................................       6,827      5,441
Exited Lines ............................................     120,143    108,334
                                                             --------   --------
Total ...................................................    $437,310   $290,777
                                                             ========   ========


   The low and high ends of a range of reasonable net loss reserves for our exited lines segment is $12.0 million below, and $12.9 million above, the $108.3 million best estimate displayed in the table above. The low and high ends of a range of reasonable net loss reserves for our catastrophe and risk excess segment are $14.0 million below and $15.5 million above the $89.7 million best estimate displayed above. The low and high ends of a range of reasonable net loss reserves for our finite segment are $16.4 million below and $19.1 million above the $87.3 million best estimate displayed above. The low and high ends of a range of reasonable net loss reserves for our other lines segment are $0.7 million below and $0.7 million above the $5.4 million best estimate displayed above. On an overall basis, the low and high ends of a range of reasonable net loss reserves are $31.3 million below and $35.0 million above the $290.8 million best estimate displayed above. Note that the range around the overall estimate is not the sum of the ranges relating to each segment due to the benefits of diversification when the reserve levels are considered in total.

   For the year ended December 31, 2002, we experienced net adverse development of $25.4 million for prior-year loss and loss expense, $16.9 million of which was due to loss development in our exited lines segment relating primarily to the 2000 and 2001 underwriting years. Adverse development of $16.7 million was primarily caused by larger than expected reported claims under our direct reinsurance contracts and corroborated by revised industry data. We ceased underwriting this business in September 2001.

   Estimation and Recognition of Assumed and Ceded Premiums

   Our premiums on reinsurance business assumed are recorded as earned on a pro-rata basis over the contract period based upon estimated subject premiums. Management must estimate the subject premiums associated with the treaties in order to determine the level of earned premiums for a reporting period. These estimates are based on information from brokers and are subject to change as new information becomes available. Because of the inherent uncertainty in this process, there is the risk that premiums and related receivable balances may turn out to be higher or lower than reported.

   The premiums on reinsurance business ceded are recorded as incurred on a pro-rata basis over the contract period. Certain ceded reinsurance contracts contain provisions requiring us to pay additional premiums or reinstatement premiums in the event that losses of a significant magnitude are ceded under such contracts. Under GAAP, we are not permitted to establish reserves for potential additional premiums or record such amounts until a loss occurs that would trigger the obligation to pay such additional or reinstatement premiums. As a result, the net amount recoverable from our reinsurers in the event of a loss may be reduced by the payment of additional premiums and reinstatement premiums. Frequently, the impact of such premiums will be offset by additional premiums and reinstatement premiums payable to us by our clients on our assumed reinsurance business. No assurance can be given, however, that assumed reinstatement and additional premiums will offset ceded reinstatement and additional premiums. For example, in the case of the September 11, 2001 terrorist attacks, our net premiums earned during 2001 were reduced by $26.3 million as a result of net additional premiums and reinstatement premiums due to that loss.

   Valuation of Investments

   Fair values for our investments in hedge funds and other privately held fixed income and equity securities generally are established on the basis of the valuations provided monthly or quarterly by the managers of such investments. These valuations generally are determined based upon the valuation criteria established by the governing documents of such investments or utilized in the normal course of such manager's business. Such valuations may differ significantly from the values that would have been used had readily available markets existed and the differences could be material.

   We utilize the valuations provided to us by managers of our hedge funds and other privately held fixed income and equity securities in preparing our financial statements. The carrying values used in such financial statements may not reflect the value we receive when liquidating our investment in a hedge fund or other privately held security. If liquidity is by redemption, the valuations supplied quarterly by the manager of the hedge fund or other privately held security will generally be the values used by the manager to set the redemption prices. However, to the extent a manager has discretion in pricing holdings, should substantial redemptions occur in a limited period of time, that discretion may be used to price at lower values than would otherwise be used, thus reducing the redemption price. If liquidation of our investment occurs by virtue of a liquidation of a hedge fund or other privately held securities, we may receive substantially less than the valuation method used by the manager because the valuation method used by the manager is unlikely to use liquidation values. Accordingly, the estimated fair value of our hedge fund and other privately held investments does not necessarily represent the amount that could be realized upon future sale, including in the event we need liquidity to fund catastrophic losses.

   We regularly monitor the difference between the estimated fair value of our investments and their cost or book values to identify underperforming investments and whether declines in value are temporary in nature, or "other than temporary." If we believe a decline in the value of a particular investment is temporary, we record the decline as an unrealized loss, net of tax, in our shareholders' equity. If we believe the decline is "other than temporary," we write down the carrying value of the investment and record a realized loss on our statement of income and comprehensive income. We formally review each quarter the largest unrealized losses by value, and all investments that have been in an unrealized loss position for more than six months. In assessing whether an investment is suffering a decline in value that is other than temporary, we pay particular attention to those trading at 80% or less of face value, and those investments that have been downgraded by any of the major ratings agencies in the period, general market conditions, and the status of principal and interest payments. If we conclude that a decline is other than temporary we recognize a realized investment loss for the impairment. For the nine months ended September 30, 2003 and the year ended December 31, 2002, we recognized impairment losses of approximately $0.1 million and approximately $0.7 million, respectively.

Financial Condition

   Liquidity and Capital Resources

   PXRE Group Ltd. relies primarily on dividend payments and net tax allocation payments from its subsidiaries, including PXRE Reinsurance and PXRE Bermuda, to pay its operating expenses and income taxes, to meet its debt service obligations and to pay dividends. The payment of dividends by PXRE Reinsurance to PXRE Delaware is subject to limits imposed under the insurance laws and regulations of Connecticut, the state of incorporation and domicile of PXRE Reinsurance. Under the Connecticut insurance law, the maximum amount of dividends that PXRE Reinsurance may declare and pay, within any twelve-month period without regulatory approval, is limited to the lesser of (a) earned surplus or (b) the greater of 10% of policyholders' surplus at December 31 of the preceding year or 100% of net income for the twelve-month period ending December 31 of the preceding year, all determined in accordance with SAP. In 2003, based on surplus of $457.2 million at December 31, 2002, the maximum amount of dividends that PXRE Reinsurance could pay is $45.7 million. PXRE Reinsurance paid dividends of $65.7 million in the nine months ended
September 30, 2003, with regulatory approval. No additional dividends may be paid in 2003 without the prior approval of the Insurance Department of the State of Connecticut.

   The payment of dividends by PXRE Bermuda is limited under Bermuda law and regulations, including insurance law and regulations, which requires PXRE Bermuda to maintain sufficient funds to meet certain measures of solvency and liquidity. At September 30, 2003, the statutory capital and surplus of PXRE Bermuda was estimated to be $328.9 million and the amount required to be maintained was estimated to be $23.9 million. In addition, under Bermuda law, PXRE Bermuda may not reduce its total statutory capital of $70.6 million, as set forth in its statutory financial statement dated December 31, 2002, by 15% or more without the prior approval of the Bermuda Monetary Authority.

   Under Barbados law, PXRE Barbados may only pay a dividend out of its realized profits. PXRE Barbados may not pay a dividend unless after payment of the dividend (a) it would be able to pay its liabilities as they become due, and (b) the realizable value of its assets would be greater than the aggregate value of its liabilities, and (c) the stated capital accounts are maintained in respect of all classes of shares.

   In connection with the capitalization of PXRE Lloyd's Syndicate 1224, PXRE Reinsurance had placed on deposit a $30.6 million par value U.S. Treasury security as collateral for Lloyd's. Cash and invested assets held by PXRE Lloyd's Syndicate 1224, amounting to $9.9 million at September 30, 2003, are restricted from being paid as a dividend until the run-off of our exited Lloyd's business has been completed.

   The primary sources of liquidity for PXRE Reinsurance and PXRE Bermuda, our principal operating subsidiaries, are net cash flow from operating activities (including interest income from investments), the maturity or sale of investments, borrowings, capital contributions and advances. Funds are applied primarily to the payment of claims, operating expenses, income taxes and to the purchase of investments. Premiums are typically received in advance of related claim payments.

   Financings

   In 2002, we issued $150.0 million in principal amount of additional capital through the issuance of 15,000 convertible voting preferred shares. Two-thirds of the preferred shares mandatorily convert by April 4, 2005, and the balance by April 4, 2008. The preferred shares, on a converted basis, constituted 11,772,241 shares, or 49.1%, of our outstanding common shares as of November 24, 2003.

   On May 15, 2003, PXRE Capital Statutory Trust II, a Connecticut statutory trust and a subsidiary of ours, sold $17.5 million principal amount of capital trust pass-through securities due May 15, 2033. The securities bear interest at an initial rate of 7.35%. We used the net proceeds of the sale to repay the balance of $10.0 million outstanding under our credit agreement, and to provide additional capital to PXRE Bermuda.

   On May 23, 2003, PXRE Capital Trust III, a Delaware statutory trust and a subsidiary of ours, sold $15.0 million principal amount of capital trust pass-through securities due May 23, 2033. The securities bear interest at a rate of 9.75%. We used the net proceeds to provide additional capital to PXRE Bermuda.

   Subsequent to September 30, 2003, PXRE Capital Statutory Trust V, a Connecticut statutory trust, and PXRE Capital Trust VI, a Delaware statutory trust, issued $30.0 million principal amount of capital trust pass-through securities in two transactions on October 29, 2003 and November 6, 2003. The capital trust pass-through securities are due October 29, 2033 and November 6, 2033, respectively, and bear interest at an initial rate of 7.7% and 7.58%, respectively. We intend to use the net proceeds of the sales to provide additional capital to PXRE Bermuda.

   Cash Flows

   Net cash flows provided by operations were $11.7 million in the third quarter of 2003 compared to $26.2 million in the third quarter of 2002 and were $119.1 million in the nine months ended September 30, 2003 compared to $59.5 million in the nine months ended September 30, 2002 due to the effects of timing of collection of receivables and reinsurance recoverables and payments of losses. Because of the nature of the coverages we provide, which typically can produce infrequent losses of high-severity, it is not possible to accurately predict our future cash flows from operating activities. As a consequence, cash flows from operating activities may fluctuate, perhaps significantly, between individual quarters and years.

   Net cash flows used by investing activities were $72.1 million in the third quarter of 2003 compared to $28.8 million in the third quarter of 2002 and were $124.3 million in the nine months ended September 30, 2003 compared to $179.6 million in the nine months ended September 30, 2002 due primarily to purchases of securities for investment partially offset by proceeds received on sale or maturity of investments.

   Currency Fluctuations

   We may be subject to gains and losses resulting from currency fluctuations because substantially all of our investments are denominated in U.S. dollars, while some of our net liability exposure is in currencies other than U.S. dollars. We hold, and expect to continue to hold, currency positions and have made, and expect to continue to make, investments denominated in foreign currencies to mitigate, in part, the effects of currency fluctuations on our results of operations. Investments in foreign denominated securities held as part of our trading securities amount to 2.2% of our investment portfolio and, in our opinion, are sufficiently liquid for our needs.

   Share Dividends and Book Value

   Dividends to common shareholders declared in the third quarter of 2003 and 2002 were $0.7 million. The expected annual dividend based on common shares outstanding at September 30, 2003 is approximately $2.9 million. Book value per common share was $21.72 at September 30, 2003 after considering convertible preferred shares.

   Commitments and Contingencies

   As of September 30, 2003, other commitments and pledged assets include (a) letters of credit amounting to $14.0 million which are secured by cash and securities amounting to $14.3 million, (b) securities with a par value of $9.2 million on deposit with various state insurance departments in order to comply with insurance laws, (c) securities with a fair value of $58.7 million deposited in a trust for the benefit of a cedent in connection with certain finite reinsurance transactions, (d) funding commitments to certain limited partnerships of $1.1 million, (e) a commitment to lend up to $1.6 million to finance the construction of an office building that we intend to use as our headquarters in Bermuda, (f) a contingent liability amounting to $1.1 million under the 1992 Restated Employee Annual Incentive Bonus Plan plus interest, and (g) commitments under the capital trust pass-through securities discussed above.

   We entered into a joint venture agreement in June 2001 with BF&M Properties Limited to form a Bermuda company, Barr's Bay Properties Limited ("Barr's Bay"). Barr's Bay was formed to construct an office building in Hamilton, Bermuda, in which we will have the option to lease office space for three consecutive five-year terms. We own 40% of the outstanding shares of Barr's Bay. Pursuant to the joint venture agreement, we agreed to lend up to $7.0 million to Barr's Bay to finance the construction of the office building of which $5.4 million has been advanced as of September 30, 2003. Such loans are secured by a first mortgage on the property.

   In April 2000, PXRE Reinsurance entered into an aggregate excess of loss retrocessional reinsurance agreement with a U.S. based cedent. In the agreement, PXRE Reinsurance reinsured a portfolio of treaties underwritten by a former business unit of the cedent, which had been divested. Pursuant to this excess of loss retrocessional agreement, PXRE Reinsurance agreed to indemnify the cedent for losses in excess of a 75% paid loss ratio on this underlying portfolio of treaties up to a 100% paid loss ratio, subject to an aggregate limit of liability of $50.0 million. The latest loss reports related to the agreement provided by the cedent forecast an ultimate net loss ratio in excess of 100%, which could result in a full limit loss to PXRE.

   In June 2003, PXRE Reinsurance performed an audit of this portfolio of treaties reinsured under the agreement. As a result of this audit, management identified problems and believes that the cedent breached its contractual obligations and fiduciary duties under the agreement. PXRE Reinsurance therefore filed suit against the cedent on July 24, 2003 in a United Stated District Court seeking rescission of the agreement and/or compensatory and punitive damages.

   Although the ultimate outcome of the litigation cannot presently be determined, management believes that PXRE Reinsurance's claims are meritorious and intends to vigorously prosecute its suit. As of September 30, 2003, we have recorded $34.0 million of loss reserves related to the agreement. If our lawsuit is unsuccessful, we could potentially incur additional losses under the agreement of up to $10.4 million on an after-tax basis.

   Market Risk

   We are exposed to certain market risks, including interest rate and credit risks. The potential for losses from changes in interest rates with respect to our investments, borrowings, and a related interest rate swap exists. We are exposed to potential losses from changes in probability of default with respect to our investments. However, we believe our exposure to foreign exchange risk is not material with respect to our fixed income portfolio.

   Our risk management strategy is to accept certain levels of market risks, principally through our investment activities, in order to offset our insurance exposures that may be considered actuarial rather than financial. The objectives of our investment activities are to generate the required return from selected market sectors, that do not correlate with underwriting risk, and limit our exposures to market risks that may prevent us from servicing our insurance obligations. Our Board of Directors approves investment guidelines and the selection of external investment advisers who manage our portfolios. The investment managers make tactical investment decisions within the established guidelines. Management monitors the external advisers through written reports that are reviewed and approved by our Board of Directors or committee thereof. Management also manages diversification strategies across the portfolios in order to limit our potential loss from any single market risk. The performance and risk profiles of the portfolio are reported in various forms throughout the fiscal year to management, our Board of Directors, rating agencies, regulators, and to shareholders.

   Interest Rate Risk

   Our principal fixed maturity market risk exposure is to changes in U.S. interest rates. Changes in interest rates may affect the fair value of our fixed maturity portfolio, borrowings (trust preferred) and a related interest rate swap. Our holdings subject us to exposures in the treasury, municipal, and various asset-backed sectors. These sectors consist primarily of investment grade securities whose fair value is subject to interest rate, credit, prepayment and extension risk. All fixed maturity investment positions are long with no "short" or derivative positions.

   We believe that reinsurance recoverables and payables do not expose us to significant interest rate risk and are excluded from the analysis below.

   In order to measure our exposure to changes in interest rates, sensitivity analysis was performed. Potential loss is measured as a change in fair value, net of applicable taxes. The fair value of the fixed maturity and short-term investment portfolio, borrowings and related interest rate swap at year-end was remeasured from the fair values reported in the financial statements assuming a 100 basis point increase in interest rates using various analytics and models. The potential loss in fair value due to interest rate exposure measured as a proportion of total shareholders' equity was estimated at approximately 2.3%, or $12.2 million, at September 30, 2003 and approximately 1.6%, or $7.0 million, at December 31, 2002. This estimate assumes that the increase in interest rates occurs across all terms and that there is no change in credit spreads. The mortgage and asset-backed sectors represented 27.4% and 24.6%, of our investment portfolio at September 30, 2003 and December 31, 2002, respectively. The estimated potential loss includes the effect of prepayments and extensions of the underlying investments related to these securities.

   Credit Risk

   As of September 30, 2003, 87% of our investment portfolio, at fair value, consisted of fixed maturities and short-term investments. At September 30, 2003, 97% of the fair value of our fixed maturities and short-term investments were in obligations rated "A" or better by Moody's or Standard & Poor's. The average fair value of each fixed maturity investment increased 9% to $2.1 million at September 30, 2003 from $1.9 million at year end 2002. The average fair value of each fixed maturity investment decreased 47% to $1.9 million at year end 2002 from $3.6 million at year end 2001. Non-agency mortgage and asset-backed securities accounted for 17% of our investment portfolio based on fair value at September 30, 2003. At September 30, 2003, we had $25.9 million at fair value of privately held fixed maturities that are not traded on a recognized exchange.

   Foreign Exchange Risk

   Our exposure to foreign exchange risk from our foreign denominated securities is not material. Only a small portion of our investment portfolio is denominated in currencies other than U.S. dollars. Additionally, the carrying value of certain receivables and payables denominated in foreign currencies are carried at fair value. For these reasons, these items have been excluded from the market risk disclosure. We may, however, be exposed to material foreign exchange risks in the event that a significant non-U.S. catastrophe event occurs.

   Equity Price Risk

   We are exposed to equity price risk through our hedge fund investments.

                                    BUSINESS


Overview

   PXRE Group Ltd. is an insurance holding company domiciled in Bermuda. We provide reinsurance products and services to a worldwide marketplace through our wholly owned subsidiary operations located in Bermuda, Barbados, Europe and the United States. Our primary business is catastrophe and risk excess reinsurance, which accounted for 94% of net premiums written and virtually all of our underwriting income for the nine months ended September 30, 2003. Our strong growth in net premiums written in our catastrophe and risk excess segment of 53% has served as a catalyst for our recent increase in net income of 40%, in each case for the nine months ended September 30, 2003, as compared to the corresponding prior-year period. Our growth in 2003 builds on the prior growth of net premiums written in the catastrophe and risk excess segment during the year ended December 31, 2002 of 202%, as compared with 2001.

   Our catastrophe and risk excess business includes property catastrophe excess of loss, property catastrophe retrocessional, property risk excess, and marine and aerospace excess reinsurance products. Catastrophe and risk excess business has been our primary focus since our predecessor company was formed in 1986. This focus on short-tail, high-severity, low-frequency lines of business exposes us to short term volatility. We have been able to successfully underwrite these products over the long term, as evidenced by our cumulative average catastrophe and risk excess loss ratio of 48% for the period from 1987 to September 30, 2003.

   Property catastrophe reinsurance generally covers claims arising from large catastrophes around the world such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. In underwriting our property catastrophe portfolio, we seek to diversify our exposures geographically and by peril in order to manage the risk assumed and maximize the return on our portfolio. Substantially all of our property catastrophe reinsurance and retrocessional products are offered on an excess-of-loss basis with aggregate limits on our exposure to losses. This means that we do not begin to pay our clients' claims until their claims exceed a certain specified amount and our obligation to pay those claims is limited to a specified aggregate amount. For the nine months ended September 30, 2003, 79% of our property catastrophe and risk excess net premiums written emanated from clients located outside of North America, including clients located in the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia.

   We provide property catastrophe products to both insurers and reinsurers. The reinsurance of a reinsurer or retrocedent is referred to as retrocessional reinsurance. As of September 30, 2003, insurance and reinsurance companies comprise 78% and 22%, respectively, of our total number of clients, based solely on client count. Retrocessional business generally carries substantially higher risk premiums than property catastrophe reinsurance business. We believe this risk premium is required because retrocessional coverage is characterized by higher volatility, principally due to the fact that retrocessional contracts expose a reinsurer to an aggregation of losses from a single catastrophic event. In addition, the information available to retrocessional underwriters concerning the original primary risk is often less precise than the information received from primary insurers directly. Moreover, exposures from retrocessional business can change within a contract term as the underwriters of a retrocedent alter their book of business after retrocessional coverage has been bound. There are substantially fewer competitors offering this type of coverage due to the risks entailed in underwriting retrocessional business.

   We have been able to achieve a significant position in the property catastrophe retrocessional market and have considerable experience in successfully underwriting property catastrophe retrocessional business. We have developed proprietary risk models that take into account the lack of transparency in the underwriting information and allow us to view this business within the context of our entire portfolio. Our tenure in this business has allowed us to develop the relationships and market knowledge necessary to manage the risk associated with a retrocedent's alteration of its book of business after we have bound coverage.

   We also offer our clients property per-risk, marine and aerospace reinsurance and retrocessional products. Unlike property catastrophe reinsurance, which protects against the accumulation of a large number of related losses arising out of one catastrophe, per-risk reinsurance protects our clients against a large loss arising from a single risk or location. Substantially all of our property catastrophe reinsurance and retrocessional products are offered on an excess-of-loss basis with aggregate limits on our exposure to losses. This means that we do not begin to pay our clients' claims until their claims exceed a certain specified amount and our obligation to pay those claims is limited to a specified aggregate amount. Our aerospace reinsurance business includes both excess of loss aviation business and pro rata satellite reinsurance business.

   We also provide, to a lesser extent and on an opportunistic basis, finite reinsurance products to a small number of clients. Finite reinsurance contracts are highly customized for each transaction. If the loss experience with respect to the risks assumed by us is as expected or better than expected, our finite clients may share in the profitability of the underlying business through premium adjustments or profit commissions. If the loss experience is worse than expected, our finite clients may participate in this negative outcome through, for example, increased premiums or reductions in profit commissions. In addition, we offer finite reinsurance products where investment returns on the funds transferred to us affect the profitability of the contract and the magnitude of any premium or commission adjustments.

   Recent events in the insurance marketplace, including large losses resulting from catastrophic events, recognized industry-wide reserve deficiencies, poor investment performance and the continued exit of insurance industry players, have resulted in considerable increases in pricing in conjunction with improved terms and conditions for the insurance industry. Importantly, this has impacted our markets considerably and has created attractive opportunities for us to deploy our capital. As a direct result, we have experienced significant rate increases and strong profitability in our core property catastrophe and risk excess segment for the year ended December 31, 2002 and for the nine months ended September 30, 2003.

   Following a diversification effort into Lloyd's and the casualty sectors during the soft reinsurance market of the late 1990's, we decided during 2000 and 2001 to exit these businesses, and are today focused on our traditional core property reinsurance operations. We have exited or have significantly de-emphasized all of our other lines of business in order to concentrate our management and financial resources on our core operations. We believe that this strategic and financial realignment positions us to capitalize on opportunities in our most profitable business segments, based on our underwriting strength and industry experience. While our core businesses are volatile due to significant potential loss severity, we have been a successful underwriting organization over the long term.

   As of September 30, 2003, we had approximately 404 clients, including many of the leading insurance and reinsurance companies in the world.

   We conduct our business primarily through our principal operating subsidiaries, PXRE Reinsurance, PXRE Bermuda, PXRE Barbados and PXRE Europe. PXRE Reinsurance is a broker-market reinsurer with $411.0 million of statutory capital and surplus as of September 30, 2003, which principally underwrites treaty reinsurance for property (including marine and aerospace) risks. PXRE Reinsurance is licensed, accredited or permitted to do business in each of the 50 states and the District of Columbia, Puerto Rico, Bermuda, Colombia and Mexico and until January 31, 2003 operated a branch in Belgium, which we refer to as PXRE's Brussels Branch.

   PXRE Bermuda is a broker-market reinsurer with $328.9 million of statutory capital and surplus as of September 30, 2003, which principally underwrites treaty reinsurance for property (including marine and aerospace) risks. PXRE Bermuda's reinsurance business is also supported by a parental guarantee from us and an aggregate excess of loss reinsurance treaty from PXRE Reinsurance that provides $80 million of reinsurance protection. PXRE Bermuda is neither licensed nor admitted as an insurer in any jurisdiction other than Bermuda.

   PXRE Barbados was licensed as an insurance company in March 2001 under Barbados' Insurance Act, 1996 and changed its name from PXRE (Barbados) Ltd. to PXRE Reinsurance (Barbados) Ltd. It is neither licensed nor admitted as an insurer in any jurisdiction other than Barbados. PXRE Barbados commenced underwriting business in 2001. PXRE Barbados provides finite reinsurance coverages to clients and provides reinsurance coverage to other PXRE entities.

   PXRE Europe, a Belgian reinsurance intermediary, and PXRE Solutions, a U.S. reinsurance intermediary, perform reinsurance intermediary activities on behalf of PXRE Bermuda, PXRE Reinsurance and PXRE Barbados.

Our Strategy

   Our strategy consists of several key components:

   o Focus on Historically Profitable Short-tail Segments. We intend to maintain PXRE's focus and emphasis on catastrophe reinsurance and other short-tail products including property-per-risk, marine and aerospace reinsurance and retrocessional products. We and our predecessor organizations have been an established presence in the catastrophe reinsurance market since 1986, and have generated superior underwriting results in our short-tail lines of business due to the skill of our underwriters, our client relationships, long history in the market and our extensive collection of underwriting data.

   o Adjust the Level of Our Underwriting Commitments to the Underwriting Cycle and Proactively Manage Our Capital. We intend to monitor and proactively adjust the level of our underwriting commitments in response to changing market conditions, increasing the size of our book of business in times of attractive pricing and reducing the size of our book in times of lower pricing in order to maximize the effective and efficient use of our capital. Recent events have impacted the insurance markets considerably and have produced significant rate increases and strong profitability in our core property catastrophe and risk excess segment. The current state of the market has allowed us to grow in terms of increased premiums per unit of risk, increased participation on existing programs and participation in new programs. However, should market conditions change, we plan to adjust the level of our underwriting commitments accordingly. We believe this approach is fundamental to success in our business and to generating adequate risk adjusted returns for our shareholders.

   o Maintain Strict Management of Risk. We are committed to rigorously measure and manage our risks in order to maintain our financial strength. We utilize third-party catastrophe modeling products, as well as our proprietary Crucible risk management system, to strictly control and manage the aggregation and correlation of the risks in our reinsurance business using real-time portfolio techniques.

   o Apply Extensive Technical Analysis to Our Underwriting. We are committed to continue using a broad array of catastrophe modeling and analytical systems in both the pricing and selection of reinsurance risks. We utilize a number of commercial catastrophe models in those areas and lines of business that are well-covered by the industry. We have also developed a number of proprietary transaction models to assist us in underwriting our retrocessional, per-risk, marine and aerospace contracts, as well as property catastrophe contracts involving exposures in areas underserved by commercial models. These various catastrophe modeling systems help us to establish target pricing for each contract submission received. We then use our proprietary Crucible risk management system to measure, in real-time, each proposed transaction's impact on the expected performance of our portfolio. In addition, we utilize the Crucible model as we seek to achieve the optimal risk-adjusted return on capital. In applying our computer modeling and analytical systems, however, we seek to maintain a healthy dose of skepticism as we believe that one of the critical components of our long-term success has been the application of experienced underwriting judgment to our implementation of these analytic tools at each step of the underwriting process.

   o Maintain a Conservative and Diversified Investment Strategy Designed to Complement Our Underwriting Operation. We intend to continue our investment strategy of maintaining the majority of our investment portfolio in high quality fixed income investments, while allocating a limited portion of the portfolio to well diversified and conservative hedge fund investments. As of September 30, 2003, approximately 87% of our investment portfolio was comprised of fixed maturity and short-term investments with a weighted average credit rating of AA+ and approximately 13% of our portfolio was comprised of investments in 22 different hedge funds and other limited partnerships. Our diversified hedge fund strategy has generated only one quarter of negative returns over the past six years. Our goal is to achieve a low correlation between risks in our underwriting operation and risks in our investment portfolio, and we intend to continue to outsource management of all of our investments to third parties, with strict oversight by management and our Board.

Underwriting Operations

   We operate in four reportable property and casualty segments - catastrophe and risk excess, finite business, other lines and exited lines - based on our approach to managing the business. Commencing with the 2002 underwriting renewal season, we returned our focus to our core catastrophe and risk excess and finite business. Businesses that were not renewed in 2002 are reported as exited lines. Our segments for 2000 and 2001 were reclassified to be comparable to the 2002 segments used for our method of managing the business. In addition, we operate in two geographic segments - North American representing North American based risks written by North American based clients and International (principally the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia), representing all other premiums written.

   Catastrophe and Risk Excess

   Our key business is our catastrophe and risk excess business. Our catastrophe and risk excess portfolio consists principally of property catastrophe excess of loss, property retrocessional, property risk excess, and marine and aerospace excess reinsurance coverages, which together account for approximately 79% and 65%, respectively, of net premiums earned for the nine months ended September 30, 2003 and the year ended December 31, 2002 and virtually all of the net underwriting income for each of those periods. This portfolio can be characterized as being comprised of coverages involving higher expected margins and greater volatility than the other coverages that we underwrite.

   Net premiums written in this key segment were $208.6 million and $176.0 for the nine months ended September 30, 2003 and year ended December 31, 2002, respectively. For the nine months ended September 30, 2003 and year ended December 31, 2002, this segment produced underwriting income of $116.1 million and $108.1 million, respectively. For the years ended December 31, 2001 and 2000, this segment produced underwriting losses of $11.3 million and $1.5 million, respectively, largely as a result of the September 11, 2001 terrorist attacks in 2001 and, in 2000, as a consequence of adverse development of losses arising from severe French winter storms that occurred in the last week of 1999. The increase in premium volume for catastrophe and risk excess coverages in 2002 and 2003 was largely attributable to increases in the volume of business written and price increases in the aftermath of the events of September 11, 2001. The increase in premium volume for catastrophe and risk excess coverages in 2001 was largely attributable to increases in the volume of business written in the aftermath of the 1999 French losses.

   Our property catastrophe and risk excess business is diversified geographically. For the nine months ended September 30, 2003 and the year ended December 31, 2002, approximately 79% and 75%, respectively, of our property catastrophe and risk excess net premiums written were derived from clients located outside of North America, including clients located in the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia.

   The following table presents the distribution of our net premiums written, net premiums earned and our underwriting income (loss) for the periods indicated under our catastrophe and risk excess segment.

                                               Nine Months Ended
                                                 September 30,           Year Ended December 31,
                                              -------------------    -------------------------------
                                                2003       2002        2002        2001       2000
                                              --------   --------    --------    --------   --------
($000's)
Net Premiums Written(1)
 North American...........................    $ 48,762   $ 39,080    $ 51,608    $ 27,981   $ 16,532
 International............................     185,799    126,714     153,038      90,714     68,754
 Excess of Loss Cessions..................     (26,011)   (29,634)    (28,652)    (60,485)   (15,489)
                                              --------   --------    --------    --------   --------
                                              $208,550   $136,160    $175,994    $ 58,210   $ 69,797
                                              ========   ========    ========    ========   ========
Net Premiums Earned(1)
 North American...........................    $ 46,766   $ 35,951    $ 50,436    $ 26,916   $ 16,727
 International............................     161,579    104,896     148,650      92,407     68,038
 Excess of Loss Cessions..................     (20,010)   (17,677)    (23,052)    (58,839)   (19,115)
                                              --------   --------    --------    --------   --------
                                              $188,335   $123,170    $176,034    $ 60,484   $ 65,650
                                              ========   ========    ========    ========   ========
Underwriting Income (Loss)(2)
 North American...........................    $ 29,960   $ 31,944    $ 43,591    $(31,740)  $ 10,888
 International............................     108,748     56,358      80,874     (17,639)    (1,075)
 Excess of Loss Cessions..................     (22,604)    (9,055)    (16,383)     38,117    (11,265)
                                              --------   --------    --------    --------   --------
                                              $116,104   $ 79,247    $108,082    $(11,262)  $ (1,452)
                                              ========   ========    ========    ========   ========

---------------
(1) Premiums written and earned are expressed on a net basis in order to more accurately reflect business written for our own account. The amounts shown in the North American and International geographic segments are presented net of proportional reinsurance and allocated excess of loss reinsurance cessions, but gross of corporate catastrophe excess of loss reinsurance cessions, which are separately itemized where applicable.
(2) Underwriting income (loss) includes premiums earned, losses incurred and commission and brokerage net of fee income, but does not include investment income, realized gains or losses, interest expense, operating expenses, unrealized foreign exchange gains or losses on losses incurred, or fee income for syndicate agency management. See Note 10 of our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 incorporated in the accompanying prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002.

   Property Catastrophe Excess of Loss Reinsurance. Our property catastrophe excess of loss reinsurance business reinsures catastrophic perils for ceding companies on a treaty basis and provides protection for most catastrophic losses that are covered in the underlying insurance policies written by our clients. The perils in our portfolio underlying the North American portion of this segment emanate principally from East Coast and Gulf hurricanes and Midwest and West Coast earthquakes. The perils underlying the International portion of this segment emanate principally from European, Japanese and Caribbean windstorm, flood and earthquake risks, major oil rig explosions, cruise ship disasters, satellite failures, commercial airplane crashes and similar risks. This business is comprised of reinsurance contracts that incur losses only when events occur that impact more than one risk or insured. Coverage for other perils may be negotiated on a case-by-case basis. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure.

   The property catastrophe excess of loss reinsurance business operates on a subscription basis, with the reinsurance intermediaries seeking participation for specific treaties among a number of reinsurers. All subscribing reinsurers participate at substantially the same pricing and terms and conditions. Generally, our maximum capacity on any one program is $30.0 million per event.

   Property Catastrophe Retrocessional Reinsurance. We enter into retrocessional contracts that provide property catastrophe coverage to other reinsurers or retrocedents. In providing retrocessional coverage, we focus on reinsurance that covers the retrocedent on an excess of loss basis when aggregate claims and claim expenses from a single occurrence of a covered peril and from a multiple number of reinsureds exceed a specified attachment point. The coverage provided under excess of loss retrocessional contracts may be on a worldwide basis or limited in scope to selected geographic areas. Coverage can also vary from "all property" perils to limited coverage on selected perils, such as "earthquake only" coverage.

   Retrocessional coverage is characterized by high volatility, principally because retrocessional contracts expose a reinsurer to an aggregation of losses from a single catastrophic event. In addition, the information available to retrocessional underwriters concerning the original primary risk can be less precise than the information received from primary companies directly. Moreover, exposures from retrocessional business can change within a contract term if the underwriters of a retrocedent dramatically alter their book of business after retrocessional coverage has been bound.

   We have been able to achieve a significant position in the property catastrophe retrocessional market and have considerable experience in successfully underwriting property catastrophe retrocessional business. We have developed proprietary risk models that take into account the lack of transparency in the underwriting information and allow us to view this business within the context of our entire portfolio. Our tenure in this business has allowed us to develop the relationships and market knowledge necessary to manage the risk associated with a retrocedent's alteration of its book of business after we have bound coverage.

   Property Risk Excess Reinsurance. Our property risk excess business reinsures individual property risks of ceding companies on a treaty basis. This business is comprised of a highly diversified portfolio of property risk excess reinsurance contracts covering claims from individual insurance policies issued by our ceding company clients. Loss exposures in this business include the perils of fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake. For the nine months ended September 30, 2003, approximately 19% of the clients reinsured by us in this business were located in North America and approximately 81% were located internationally, based on net premiums written.

   Because the reinsurance contracts written in this business are exposed to losses on an individual policy basis, we underwrite and price the agreements based on anticipated claims frequency. We use actuarial techniques to examine our ceding companies' underwriting results as well as the underwriting results from the ceding companies with comparable books of business and pertinent industry results. These experience analyses are compared against actuarial exposure analyses to refine our pricing assumptions. Our pricing also takes into account our variable and fixed expenses and our assessment of an appropriate return on the capital required to support each individual contract relative to our portfolio of risks.

   Reinsurance contracts that provide coverage of individual underlying insurance policies may contain significant risk of accumulation of exposures to natural and other perils. Our underwriting process explicitly recognizes these exposures. Natural perils, such as windstorm, earthquake and flood, are analyzed through our catastrophe modeling systems. Other perils, such as fire and terrorism events, are considered on a contract-by-contract basis and monitored for cumulative aggregate exposure.

   This property per risk business operates as a subscription market. Those reinsurers that ultimately subscribe to any given treaty participate at substantially the same pricing and terms and conditions. Generally, our maximum capacity on any one program is $7.5 million on any one risk.

   Aerospace Reinsurance. Our aerospace business includes hull, aircraft liability, aircraft products and space coverages. We write all of these exposures as reinsurance and retrocessional coverages. In all cases, we track our exposures by original insured in order to monitor our maximum exposures by major airline and by major manufacturer. The space business includes satellite launch and in-orbit coverage. We have chosen to write space business on a proportional reinsurance basis where we seek to provide retrocessional support to underwriters that have demonstrated a track record in this business.

   Marine Reinsurance. The marine portfolio is currently very limited and provides retrocessional coverage primarily against large insured market losses in the off-shore energy, protection and indemnity, and pollution business segments.

   Finite Business

   We entered the finite business in mid-1999 with products combining elements of insurance risk transfer and finance to manage certain risks of our clients. Due to our small size, we pursued a niche focus on smaller to medium-sized clients. We believe we have maintained a more conservative underwriting approach than many competitors, eschewing riskier transactions and opportunistically ceding business to other reinsurers to reduce timing and investment risks where appropriate.

   Our finite business involves a relatively small number of large reinsurance transactions. As a result, premiums in this segment are expected to vary widely from period to period. The risks reinsured are primarily casualty risks and are subject to some of the similar risks as our casualty coverages included in our exited lines segment. Net premiums written of $3.3 million and $102.8 million, respectively, were attributable to our finite business for the nine months ended September 30, 2003 and year ended December 31, 2002. For nine months ended September 30, 2003 and the year ended December 31, 2002, the finite segment produced an underwriting loss of $6.0 million and underwriting income of $2.5 million, respectively. Included in the finite segment for the year ended December 31, 2002 were net premiums written of $83.8 million and underwriting income of $3.0 million assumed pursuant to various finite reinsurance contracts with one insurance company, Tower Insurance Company of New York.

   The significant decrease in net premiums written in the finite segment during 2003 is a result of our decision to emphasize our core property reinsurance business and to de-emphasize our finite segment. This business is currently focused on a limited group of cedents and on policies that do not contain significant risk transfer. As a result, finite premiums are expected to be less than in prior periods. Finite contracts that do not contain sufficient risk transfer are not recorded as reinsurance arrangements but are treated as deposits for accounting purposes. As such, the income related to these transactions is recorded as fee income, and liabilities, if any, are recorded as deposit liabilities.

   As of September 30, 2003, we have entered into finite contracts with limited risk transfer that have $75.8 million of deposit liabilities to ceding companies on this deposit accounting basis compared to $35.1 million on the same basis as of December 31, 2002.

   The following table presents the distribution of our net premiums written, net premiums earned and our underwriting income (loss) for the periods indicated under our finite segment.


                                                  Nine Months Ended
                                                    September 30,         Year Ended December 31,
                                                  -----------------    -----------------------------
                                                   2003       2002       2002       2001       2000
                                                  -------   -------    --------    -------   -------
($000's)
Net Premiums Written(1)
 North American...............................    $ 3,315   $42,446    $102,754    $33,651   $20,245
 International................................         --        --          --         --        --
                                                  -------   -------    --------    -------   -------
                                                  $ 3,315   $42,446    $102,754    $33,651   $20,245
                                                  =======   =======    ========    =======   =======
Net Premiums Earned(1)
 North American...............................    $39,406   $26,338    $ 57,107    $32,365   $17,791
 International................................         --        --          --         --        --
                                                  -------   -------    --------    -------   -------
                                                  $39,406   $26,338    $ 57,107    $32,365   $17,791
                                                  =======   =======    ========    =======   =======
Underwriting Income (Loss)(2)
 North American...............................    $(5,987)  $ 2,635    $  2,544    $ 2,944   $ 1,661
 International................................         --        --          --         --        --
                                                  -------   -------    --------    -------   -------
                                                  $(5,987)  $ 2,635    $  2,544    $ 2,944   $ 1,661
                                                  =======   =======    ========    =======   =======

---------------
(1) Premiums written and earned are expressed on a net basis (after deduction for ceded reinsurance premiums) in order to more accurately reflect business written for our own account.

(2) Underwriting income (loss) includes premiums earned, losses incurred and commission and brokerage net of fee income, but does not include investment income, realized gains or losses, interest expense, operating expenses, unrealized foreign exchange gains or losses on losses incurred, or fee income for syndicate agency management. See Note 10 of our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 incorporated in the accompanying prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002.

   Other Lines

   For the nine months ended September 30, 2003 and the year ended December 31, 2002, our other lines segment consisted of a single property pro-rata reinsurance treaty that generated $6.4 million and $7.9 million, respectively, in net premiums written entered into by us and the FM Global group of companies. Our other lines segment produced underwriting income of $2.2 million and $4.3 million, respectively, for the nine months ended September 30, 2003 and the year ended December 31, 2002 compared to an underwriting loss of $1.3 million for 2001. With the return to our core lines of business, we do not currently expect to write a significant volume of premium in our other lines segment in the future.

   The following table presents the distribution of our net premiums written, net premiums earned and our underwriting income (loss) for the periods indicated under our other lines segment.

                                                               Nine Months
                                                                  Ended
                                                              September 30,       Year Ended December 31,
                                                             ---------------    --------------------------
                                                              2003     2002      2002      2001      2000
                                                             ------   ------    ------    -------   ------
($000's)
Net Premiums Written(1)
 North American..........................................    $6,407   $6,014    $7,822    $ 4,086   $2,720
 International...........................................        35       45        83        404    1,855
                                                             ------   ------    ------    -------   ------
                                                             $6,442   $6,059    $7,905    $ 4,490   $4,575
                                                             ======   ======    ======    =======   ======
Net Premiums Earned(1)
 North American..........................................    $6,319   $5,756    $8,002    $ 3,434   $1,498
 International...........................................        35      106       143        479    2,009
                                                             ------   ------    ------    -------   ------
                                                             $6,354   $5,862    $8,145    $ 3,913   $3,507
                                                             ======   ======    ======    =======   ======
Underwriting Income (Loss)(2)
 North American..........................................    $2,121   $2,329    $4,378    $  (385)  $ (543)
 International...........................................        95      119       (58)      (934)     (39)
                                                             ------   ------    ------    -------   ------
                                                             $2,216   $2,448    $4,320    $(1,319)  $ (582)
                                                             ======   ======    ======    =======   ======

---------------
(1) Premiums written and earned are expressed on a net basis (after deduction for ceded reinsurance premiums) in order to more accurately reflect business written for our own account.
(2) Underwriting income (loss) includes premiums earned, losses incurred and commission and brokerage net of fee income, but does not include investment income, realized gains or losses, interest expense, operating expenses, unrealized foreign exchange gains or losses on losses incurred, or fee income for syndicate agency management. See Note 10 of our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 incorporated in the accompanying prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002.

   Exited Lines

   Our exited lines segment consists principally of North American general liability, commercial and personal auto liability, risk excess and other liability coverages and International pro-rata casualty coverages, all business written through PXRE Lloyd's Syndicate 1224, and credit coverages. During the third quarter of 2000, we ceased accepting new and renewal risks at PXRE Lloyd's Syndicate 1224. We ceased underwriting virtually all of the other business within the exited lines segment in 2001 and all premiums received relate to reinsurance contracts that were entered into prior to September 2001, but had not expired. The exited lines segment accounted for $3.1 million and $7.8 million, respectively, of net premiums written for the nine months ended September 30, 2003 and the year ended December 31, 2002. Net premiums written for the year ended December 31, 2002 for this segment decreased 86.5% from net premiums written for 2001. Virtually all of these contracts have now expired and we do not expect to report a material amount of premiums in this segment in 2004. For the nine months ended September 30, 2003 and the year ended December 31, 2002, the exited lines segment produced underwriting losses of $24.9 million and $22.3 million, respectively.

   The following table presents the distribution of our net premiums written, net premiums earned and our underwriting income (loss) for the periods indicated under our exited lines segment.


                                                   Nine Months Ended
                                                     September 30,          Year Ended December 31,
                                                  -------------------    -----------------------------
                                                    2003       2002        2002       2001       2000
                                                  --------   --------    --------    -------   -------
($000's)
Net Premiums Written(1)
 North American...............................    $    973   $  8,090    $  8,550    $33,679   $29,898
 International................................       2,151     (1,562)       (720)    24,448    48,186
                                                  --------   --------    --------    -------   -------
                                                  $  3,124   $  6,528    $  7,830    $58,127   $78,084
                                                  ========   ========    ========    =======   =======
Net Premiums Earned(1)
 North American...............................    $  1,947   $ 17,471    $ 18,895    $33,109   $23,332
 International................................       1,828      7,820       9,179     32,254    49,926
                                                  --------   --------    --------    -------   -------
                                                  $  3,775   $ 25,291    $ 28,074    $65,363   $73,258
                                                  ========   ========    ========    =======   =======
Underwriting Income (Loss)(2)
 North American...............................    $(19,870)  $(14,043)   $(20,234)   $ 2,023   $  (446)
 International................................      (4,994)    (2,538)     (2,075)    (6,996)   (6,610)
                                                  --------   --------    --------    -------   -------
                                                  $(24,864)  $(16,581)   $(22,309)   $(4,973)  $(7,056)
                                                  ========   ========    ========    =======   =======

---------------
(1) Premiums written and earned are expressed on a net basis (after deduction for ceded reinsurance premiums) in order to more accurately reflect business written for our own account.
(2) Underwriting income (loss) includes premiums earned, losses incurred and commission and brokerage net of fee income, but does not include investment income, realized gains or losses, interest expense, operating expenses, unrealized foreign exchange gains or losses on losses incurred, or fee income for syndicate agency management. See Note 10 of our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 incorporated in the accompanying prospectus supplement by reference to our annual report on Form 10-K for the year ended December 31, 2002.

   Underwriting

   We pursue a core strategy of leveraging the specialized analytical and underwriting expertise of our reinsurance professionals in short-tail, high-severity, low-frequency lines of business. Our underwriting process emphasizes a team approach among our underwriters and is strictly geared toward profitability rather than market share, with a resulting willingness to reduce underwriting commitments in a soft market.

   Reinsurance treaties are reviewed for compliance with our general underwriting standards and certain treaties are evaluated in part based upon our internal actuarial analysis. We manage our risk of loss through a combination of aggregate exposure limits, underwriting guidelines that take into account risks, prices and coverage and retrocessional agreements. As we underwrite risks from a large number of clients based on information generally supplied by reinsurance brokers, there is a risk of developing a concentration of exposure to loss in certain geographic areas prone to specific types of catastrophes. We have developed systems and software tools to monitor and manage the accumulation of our exposure to such losses. We have established guidelines for maximum tolerable losses from a single or multiple catastrophic events based on historical data. However, no assurance can be given that these maximums will not be exceeded in some future catastrophe.

   We utilize a two-tier approach to risk management, including both a portfolio optimization system and overall risk limits. Our portfolio optimization system incorporates third-party catastrophe modeling software and internally developed models. Our software tools use exposure data provided by our ceding company clients to simulate catastrophic losses. We have high standards for the quality and level of detail of the exposure data that we require and have an expressed preference for data at the zip code or postal code level or finer.

   Data output from the commercial modeling software is incorporated in our proprietary model for multiple purposes. First, the data is used to estimate the amount of reinsurance premium that is required to pay the long-term expected losses under the proposed contracts. Second, the data is used to estimate correlation among the contracts we have written. The degree of correlation is used to estimate the incremental capital required to support our participation on each proposed contract. Finally, the data is used to monitor and control our cumulative exposure to individual perils across all of our businesses. This system is used to price each reinsurance contract based on marginal capital requirements, and enables our underwriters to dynamically evaluate potential new business and exposures against the background of our existing business to optimize the overall portfolio. Any new business bound is incorporated in this analytical approach to enable a dynamic assessment of the portfolio.

   Our pricing of property catastrophe reinsurance contracts is based on a combination of modeled loss estimates, actual ceding company loss history, surcharges for potential unmodeled exposures, fixed and variable expense estimates and profit requirements. The profit requirements are based on incremental capital usage estimates described above and our required return on consumed capital.

   Our portfolio is also subject to management-specified probabilistic risk limits for the business as a whole, by territory and by type of event. Our management believes that the portfolio model is a valuable tool to supplement the experience and judgment of our underwriters.

   We maintain strict limits on our departmental underwriting authority, with approval by at least two members of our underwriting committee required for any program involving risk greater than $1.5 million or deemed outside the predominant risk distribution of the overall portfolio. The committee is comprised of our Chairman, Chief Executive Officer, Chief Underwriting Officer and three senior underwriters. The number of committee members required for approval of a program increases with the amount of risk involved. Two members, at least one of which must be our Chairman, Chief Executive Officer and/or Chief Underwriting Officer, are required to approve risks of from $1.5 million to $5.0 million. Three members, at least one of which must be our Chairman, Chief Executive Officer and/or Chief Underwriting Officer, are required to approve risks of from $5.0 million to $10.0 million, and a majority of the members of the entire underwriting committee, at least one of which must be our Chief Executive Officer, are required to approve risks of $10.0 million or more.

Marketing

   We provide reinsurance for international insurance and reinsurance companies headquartered, principally, in the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia. In the United States, we currently reinsure both national and regional insurance and reinsurance companies and specialty insurance companies.

   Historically, we have obtained substantially all of our reinsurance business through reinsurance intermediaries, which represent our clients in negotiations for the purchase of reinsurance. None of the reinsurance intermediaries through whom we obtain this business are authorized to arrange any business in our name without our approval. We pay commissions to these intermediaries or brokers that vary in size based on the amount of premiums and type of business ceded. These commission payments constitute part of our total acquisition costs and are included in our underwriting expenses. We generally pay reinsurance brokerage commissions believed to be comparable to industry norms.

   Approximately 97% of our gross premiums written were written in the broker market during both the nine months ended September 30, 2003 and the year ended December 31, 2002. Approximately 79% of gross premiums written for the nine months ended September 30, 2003 were arranged through brokers individually representing 10% or more of gross premiums written including Benfield Greig Ltd. (approximately 28%), the worldwide branch offices of Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies, Inc.) (approximately 19%), Aon Group Ltd. (approximately 16%), and Willis Re. Inc. (approximately 16%). The commissions we paid to these intermediaries are generally at the same rates as those paid to other intermediaries.

Competition

   Competitive forces in the property and casualty reinsurance and insurance industry are substantial. We operate in an industry that is highly competitive and is undergoing a variety of challenging developments. The industry has in recent years placed increased importance on size and financial strength in the selection of reinsurers. This trend became more pronounced in the wake of September 11, 2001, with the formation of a number of large, well capitalized reinsurance companies in Bermuda and the significant level of additional capital raised by existing competitors. Additionally, reinsurers are tapping new markets and complementing their range of traditional reinsurance products with innovative new products that bring together capital markets and reinsurance experience. We compete with numerous major reinsurance and insurance companies. These competitors, many of which have substantially greater financial, marketing and management resources than us, include independent reinsurance companies, subsidiaries or affiliates of established worldwide insurance companies, reinsurance departments of certain commercial insurance companies and underwriting syndicates. We also may face competition from new market entrants or from market participants that decide to devote greater amounts of capital to the types of business written by us.

   Competition in the types of reinsurance business that we underwrite is based on many factors, including the perceived overall financial strength of a reinsurer, premiums charged, other terms and conditions, ratings of A.M. Best and Standard & Poor's, service offered, speed of service (including claims payment), and perceived technical ability and experience of staff. The number of jurisdictions in which a reinsurer is licensed or authorized to do business is also a factor. PXRE Reinsurance is licensed, accredited, or otherwise authorized or permitted to conduct reinsurance business in each of the 50 states and the District of Columbia, Puerto Rico, Bermuda, Colombia and
Mexico, and until January 31, 2002, PXRE's Brussels Branch operated from Belgium. PXRE Bermuda is licensed to do business only in Bermuda. PXRE
Barbados is licensed only in Barbados.

   In particular, we compete with reinsurers that provide property-based lines of reinsurance, such as ACE Tempest Reinsurance Ltd., Arch Reinsurance Ltd., AXIS Reinsurance Company, Converium Reinsurance (North America), Inc., Endurance Specialty Insurance Ltd., Everest Reinsurance Company, IPC Re Limited, Lloyd's of London syndicates, Montpelier Reinsurance Ltd., Munich Reinsurance Company, Partner Reinsurance Company Ltd., Platinum Underwriters Reinsurance, Inc., Renaissance Reinsurance Ltd., Swiss Reinsurance Company and XL Re Ltd. Competition varies depending on the type of business being insured or reinsured and whether we are in a leading position or acting on a following basis.

Ceded Reinsurance Agreements

   We selectively increase our underwriting commitments and generate fee income by retroceding some of our underwritten risks to other reinsurers through various retrocessional arrangements. We have an underwriting committee consisting of our Chairman, Chief Executive Officer, Chief Underwriting
Officer and three senior underwriters responsible for the selection of reinsurers as quota share reinsurers or as participating reinsurers in the catastrophe coverage protecting us. Proposed reinsurers are evaluated at least annually based on consideration of a number of factors including the management, financial statements and the historical experience of the reinsurer. This procedure is followed whether or not a rating has been assigned to a proposed reinsurer by any rating organization. All reinsurers, whether obtained through direct contact or the use of reinsurance intermediaries, are subject to our approval. Although management carefully selects our retrocessionaires, we are subject to credit risk with respect to our retrocessionaires because the ceding of risk to retrocessionaires does not relieve us of our liability to clients.

   As of September 30, 2003, approximately 91% of our reinsurance recoverables are either fully collateralized or reside with entities rated "A-" or its equivalent or higher by A.M. Best or S&P. Our top ten largest reinsurance recoverables as of September 30, 2003, ranked by the amount of the reinsurance recoverable, net of collateral, are listed below:


                                                                                                          Amount of
                                                                                         Amount of       Reinsurance
                                                                                        Reinsurance    Recoverable, Net
                                      Reinsurer                                         Recoverable     of Collateral     Rating(1)
------------------------------------------------------------------------------------    -----------    ----------------   ---------
                                                                                                 (in millions)
Select Reinsurance Ltd..............................................................       $ 88.0           $  --             NR
Irish European Reinsurance Company Ltd..............................................         16.1              --             A+
Swiss Reinsurance America Corporation...............................................         16.1            12.2             AA
WestLB AG Group.....................................................................          8.4              --             AA
Auto-Owners Insurance Company.......................................................          8.2             6.7            AAA
American Healthcare Indemnity Company...............................................          7.6             4.9             B
PMA Capital Insurance Company.......................................................          4.0             4.0            BBB-
Continental Casualty Company........................................................          2.7             2.7             A-
Merrimack Mutual Fire Insurance Company.............................................          2.6             2.2             A+
Trenwick America Reinsurance Corporation............................................          2.1             1.9             NR
                                                                                           ------           -----
   Total............................................................................       $155.8           $34.6
                                                                                           ======           =====

---------------
(1) Ratings were assigned as of October 15, 2003, except for the rating for PMA Capital Insurance Company, which was assigned as of November 5, 2003. All ratings were as assigned by Standard & Poor's, except the rating for Merrimack Mutual Fire Insurance Company, which was assigned by A.M. Best.

   The following table sets forth certain information regarding the volume of premiums we ceded to reinsurers pursuant to retrocessional agreements for the periods indicated:


                                                                              Nine Months Ended
                                                                                September 30,           Year Ended December 31,
                                                                             -------------------    -------------------------------
($000s)                                                                        2003       2002        2002        2001       2000
                                                                             --------   --------    --------    --------   --------
Gross premiums written...................................................    $274,123   $287,881    $366,768    $290,213   $268,990
Reinsurance premiums ceded:
 Quota share reinsurers..................................................      22,925     24,803      31,699      50,271     36,239
 Finite segment..........................................................        (584)    38,884       7,466      13,573     26,814
 Catastrophe coverage, surplus reinsurance and other.....................      30,351     33,001      33,120      71,891     33,236
                                                                             --------   --------    --------    --------   --------
Total reinsurance premiums ceded.........................................      52,692     96,688      72,285     135,735     96,289
                                                                             --------   --------    --------    --------   --------
Net premiums written.....................................................    $221,431   $191,193    $294,483    $154,478   $172,701
                                                                             ========   ========    ========    ========   ========


Loss Liabilities and Claims

   We establish loss and loss expense liabilities (to cover expenses related to settling claims, including legal and other fees) to provide for the ultimate cost of settlement and administration of claims for losses, including claims that have been reported to us by our reinsureds and claims for losses that have occurred but have not yet been reported to us. Under GAAP, we are not permitted to establish loss reserves until an event that may give rise to a claim occurs.

   For reported losses, we establish liabilities when we receive notice of the claim. It is our general policy to establish liabilities for reported losses in an amount equal to the liability set by the reinsured. In certain instances, we will conduct an investigation to determine if the amount established by the reinsured is appropriate or if it should be adjusted.

   For incurred but not reported losses, a variety of methods have been developed in the insurance industry for use in determining our provision for such liabilities. In general, these methods involve the extrapolation of reported loss data to estimate ultimate losses. Our loss calculation methods generally rely upon a projection of ultimate losses based upon the historical patterns of reported loss development. Additionally, we make provision through our liabilities for incurred but not reported losses for any identified deficiencies in the liabilities for reported losses set by our reinsureds.

   In reserving for catastrophe losses, our estimates are influenced by underwriting information provided by our clients, industry catastrophe models and our internal analyses of this information. This reserving approach can cause significant development for an accident year when events occur late in the year, as happened in 1999. As an event matures, we rely more and more on our own development patterns by type of event as well as contract information to project ultimate losses for the event.

   In reserving for non-catastrophe losses from recent years, we are required to make assumptions concerning the expected loss ratio usually for broad lines of business, but sometimes on an individual contract basis. We consider historical loss ratios for each line of business and utilize information provided by our clients and estimates provided by underwriters and actuaries concerning the impact of pricing and coverage changes. As experience emerges, we revise our prior estimates concerning pricing adequacy and non-catastrophe loss potential for our coverages and we will eventually rely solely on our estimated development pattern in projecting ultimate losses.

   Management believes that our overall liability for losses and loss expenses maintained as of September 30, 2003 is adequate. There is a risk that our liability for losses and loss expenses could prove to be greater than expected in any year, because of the inherent uncertainty in the reserving process with a consequent adverse impact on future earnings and shareholders' equity. Estimating the ultimate liability for losses and loss expenses is an imprecise science subject to variables that are influenced by both internal and external factors. Historically, we have focused on property related coverages. In contrast to casualty losses, which frequently are slow to be reported and may be determined only through the lengthy, unpredictable process of litigation, property losses tend to be reported more promptly and usually are settled within a shorter time period. However, the estimation of losses for catastrophe reinsurers is inherently less reliable than for reinsurers of risks that have an established historical pattern of losses. In addition, we are required to make estimates of losses based on limited information from ceding companies as well as our own underwriting data due to the significant reporting delays that normally occur under our retrocessional book of business and with respect to insured losses that occur near the end of a reporting period.

   Historically, we have underwritten a small amount of casualty reinsurance. In 1998, we began underwriting new casualty lines of business and, in 1999 and 2000, we substantially expanded our casualty and finite businesses. In September 2001, we ceased underwriting non-finite casualty business. With respect to our casualty business, significant delays, ranging up to several years or more, can be expected between the reporting of a loss to us and settlement of our liability for that loss. As a result, such future claim settlements could be influenced by changing rates of inflation and other economic conditions, changing legislative, judicial and social environments and changes in our claims handling procedures. In addition, most of the risks reinsured in our finite business are also casualty risks and are subject to some of the same risks as our casualty business. While the reserving process is difficult and subjective for ceding companies, the inherent uncertainties of estimating such reserves are even greater for a reinsurer, due primarily to the longer time between the date of the occurrence and the reporting of any attendant claims to the reinsurer, the diversity of development patterns among different types of reinsurance treaties, the necessary reliance on the ceding companies for information regarding reported claims and differing reserving practices among ceding companies.

   Our difficulty in accurately predicting casualty losses may also be exacerbated by the limited amount of statistically significant historical data regarding losses on our casualty lines of business. We must therefore rely on the inherently less reliable historical loss patterns reported by ceding companies and industry loss standards in calculating our casualty reserves. Thus, the actual casualty losses and loss expenses may deviate, perhaps substantially, from estimates of liabilities reflected in our consolidated financial statements.

   The following table provides a reconciliation of beginning and ending loss and loss expense liabilities under GAAP for the periods indicated. Except with respect to certain workers' compensation liabilities, discounted by $0.8 million and $0.4 million at December 31, 2002 and 2001, respectively, and the reserve maintained by PXRE Bermuda at December 31, 2001 and 2000, we do not discount our loss and loss expense liabilities; that is, we do not calculate them on a present value basis.


                                                                                                       Year Ended December, 31
                                                                                                  ---------------------------------
($000s)                                                                                              2002        2001        2000
                                                                                                  ---------    ---------   --------

Gross GAAP liability for losses and loss expenses at beginning of year........................    $ 453,705    $ 251,620   $261,551
                                                                                                  ---------    ---------   --------
Add--Gross provision for losses and loss expenses:
 Occurring in current year....................................................................      118,345      318,373    137,123
 Occurring in prior years.....................................................................       41,352       34,339     77,330
                                                                                                  ---------    ---------   --------
 Total gross provision (1)....................................................................      159,697      352,712    214,453
                                                                                                  ---------    ---------   --------
Less--Gross payments for losses and loss expenses:
 Occurring in current year....................................................................       19,026       63,960     20,920
 Occurring in prior years.....................................................................      149,365       85,904    210,520
                                                                                                  ---------    ---------   --------
 Total gross payments.........................................................................      168,391      149,864    231,440
                                                                                                  ---------    ---------   --------
Add--Asset related to retroactive reinsurance assumed.........................................        2,818         (763)     7,056
                                                                                                  ---------    ---------   --------
Gross GAAP liability for losses and loss expenses at end of year..............................    $ 447,829    $ 453,705   $251,620
                                                                                                  ---------    ---------   --------
Ceded GAAP liability for losses and loss expenses at end of year..............................     (207,444)    (245,906)   (96,117)
                                                                                                  ---------    ---------   --------
Net GAAP liability for losses and loss expenses at end of year................................    $ 240,385    $ 207,799   $155,503
                                                                                                  =========    =========   ========

---------------
(1) The GAAP provision for losses and loss expenses includes net foreign currency exchange gains (losses) of $(7,000), $981,000 and $(1,196,000) for the years ended December 31, 2002, 2001, and 2000, respectively.

   We believe we will have exposure arising from the brush fires in California in the fourth quarter of 2003, although we are unable to quantify our exposure at this time. In addition, our exposure arising from the destruction of the World Trade Center could increase if, in current litigation not involving us directly, it is determined that such destruction constituted two insured events, rather than a single insured event.

Investments

   Our investment strategy focuses on maintaining the majority of our investment portfolio in high quality fixed income investments while allocating a small percentage of the portfolio to well diversified and conservative hedge fund investments. As of September 30, 2003, approximately 87% of our investment portfolio was comprised of fixed maturity and short-term securities with a weighted average credit rating of AA+ and approximately 13% of our portfolio was comprised of investments in 22 different hedge funds and other limited partnerships. Our diversified hedge fund strategy has generated only one quarter of negative returns over the past six years. Our goal is to achieve a low correlation between risks in our underwriting operation and risks in our investment portfolio. Management of all of our investments is outsourced to third parties, with strict oversight by management and our Board.

   We have established general procedures and guidelines for our investment portfolio. General Re-New England Asset Management, Inc. and Mariner Investment Group, Inc., a specialist in alternative investments, are our principal investment managers. Our investment policies stress conservation of principal, diversification of risk and liquidity. Our invested assets consist primarily of bonds with fixed maturities, hedge funds, and short-term investments, but also include other non-hedge fund limited partnership investments. Our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities.

   As of September 30, 2003, we had, at fair value, $613.1 million in fixed maturities, $232.6 million in short-term investments, $115 million in hedge fund limited partnerships, and $9.9 million in other invested assets that are comprised primarily of other limited partnerships. For more information about our investments generally, see Note 3 to our consolidated financial statements for the period ended December 31, 2002 incorporated in the accompanying prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002.

   The following table summarizes our investments at fair value as of the date indicated:


                                                                                                   Analysis of Investments
                                                                                           ----------------------------------------
                                                                                           September 30, 2003    December 31, 2002
                                                                                           ------------------    ------------------
($000s, except percentages)                                                                Amount     Percent     Amount    Percent
                                                                                          --------    -------    --------   -------
Fixed maturities:
United States treasury securities .....................................................   $ 35,105       3.6%    $ 46,165      6.1%
Foreign denominated securities ........................................................     21,006       2.2       21,871      2.9
Foreign government securities .........................................................         --        --          315       --
United States government sponsored agency debentures ..................................     73,151       7.5       38,062      5.0
United States government sponsored agency mortgage-backed securities ..................    122,547      12.6       42,467      5.6
Other mortgage and asset-backed securities ............................................    143,920      14.8      143,736     19.0
Municipal securities ..................................................................     61,062       6.3       76,522     10.1
Corporate securities ..................................................................    156,343      16.1      131,611     17.3
                                                                                          --------     -----     --------    -----
Total fixed maturities ................................................................    613,134      63.1      500,749     66.0
Short-term investments ................................................................    232,646      24.0      133,318     17.6
                                                                                          --------     -----     --------    -----
Total .................................................................................    845,780      87.1      634,067     83.6
Hedge funds ...........................................................................    115,065      11.9      113,105     14.9
Other investments .....................................................................      9,939       1.0       11,529      1.5
                                                                                          --------     -----     --------    -----
Total investment portfolio ............................................................   $970,784     100.0%    $758,701    100.0%
                                                                                          ========     =====     ========    =====


   At September 30, 2003, the fair value of our investment portfolio exceeded its cost by $46.7 million, of which $33.8 million related to limited partnerships and other invested assets and $12.9 million related to unrealized appreciation on fixed maturities. At December 31, 2002, the fair value of our investment portfolio exceeded its cost by $44.5 million, of which $31.6 million related to limited partnerships and trading portfolios and $12.9 million related to unrealized appreciation on fixed maturities.

   The following table indicates the composition of our fixed maturity investments, including short-term investments, at fair value, by time to maturity as of the date indicated:


                                                                                            Composition of Investments by Maturity
                                                                                           ----------------------------------------
                                                                                           September 30, 2003    December 31, 2002
                                                                                           ------------------    ------------------
($000s, except percentages)                                                                Amount     Percent     Amount    Percent
                                                                                          --------    -------    --------   -------
Maturity (1)
One year or less ......................................................................   $256,072      30.3%    $189,805     29.9%
Over 1 year through 5 years ...........................................................    195,256      23.1      117,241     18.5
Over 5 years through 10 years .........................................................    117,729      13.9      123,334     19.5
Over 10 years through 20 years ........................................................      5,058       0.6       17,484      2.7
Over 20 years .........................................................................      5,198       0.6           --       --
                                                                                          --------     -----     --------    -----
                                                                                          $579,313      68.5      447,864     70.6
United States government sponsored agency mortgage-
  backed and other mortgage and asset-backed
  securities...........................................................................    266,467      31.5      186,203     29.4
                                                                                          --------     -----     --------    -----
Total fixed maturities ................................................................   $845,780     100.0%    $634,067    100.0%
                                                                                          ========     =====     ========    =====

---------------
(1) Based on stated maturity dates with no prepayment assumptions.

   The average yield to maturity of our long-term fixed maturities portfolio at September 30, 2003 and December 31, 2002 and 2001, was 3.0%, 3.3% and 4.5%,
respectively.

   The following table indicates the composition of our fixed maturities portfolio, at fair value, excluding short-term investments, as of the date indicated:


                                                                                               Composition of Fixed Maturities
                                                                                                    Portfolio by Rating(1)
                                                                                           ----------------------------------------
                                                                                           September 30, 2003    December 31, 2002
                                                                                           ------------------    ------------------
($000s, except percentages)                                                                Amount     Percent     Amount    Percent
                                                                                          --------    -------    --------   -------
United States treasury securities .....................................................   $ 35,105       5.7%    $ 46,165      9.2%
Foreign denominated securities Aaa and/or AAA .........................................     21,006       3.4       21,871      4.4
Foreign government securities Aa2 and/or AA ...........................................         --        --          315      0.1
United States government sponsored agency debentures ..................................     73,151      11.9       38,062      7.6
United States government sponsored agency mortgage-backed securities ..................    122,547      20.0       42,467      8.5
Other mortgage and asset-backed securities
 Aaa and/or AAA .......................................................................    113,006      18.4      111,788     22.3
 Aa2 and/or AA ........................................................................     12,461       2.0        7,510      1.5
 A2 and/or A ..........................................................................     18,167       2.9       23,920      4.8
 Baa2 and/or BBB ......................................................................         --        --          343      0.1
 Not rated or below BBB ...............................................................        286        --          175       --
Municipal securities
 Aaa and/or AAA .......................................................................     37,415       6.1       53,659     10.7
 Aa2 and/or AA ........................................................................     23,647       3.8       22,863      4.6
Corporate securities
 Aaa and/or AAA .......................................................................      4,307       0.7        7,846      1.6
 Aa2 and/or AA ........................................................................      8,347       1.7       14,104      2.8
 A2 and/or A ..........................................................................    119,691      19.5       87,358     17.4
 Baa2 and/or BBB ......................................................................     23,998       3.9       21,680      4.3
 Ba2 and/or BB ........................................................................         --        --          623      0.1
                                                                                          --------      ----     --------    -----
Total fixed maturities ................................................................   $613,134       100%    $500,749    100.0%
                                                                                          ========      ====     ========    =====

---------------
(1) Ratings as assigned by Moody's and Standard & Poor's, respectively. Such ratings are generally assigned upon the issuance of the securities, subject to revision on the basis of ongoing evaluations.

   A significant component of our investment strategy is investing a portion of our invested assets in a diversified portfolio of hedge funds. At September 30, 2003, total hedge fund investments amounted to $115.1 million, representing 11.9% of the total investment portfolio. At December 31, 2002, total hedge fund investments amounted to $113.1 million, representing 14.9% of the total investment portfolio. For the nine months ended September 30, 2003, our hedge funds yielded a return of 8.8% as compared to 3.5% in the nine months ended September 30, 2002. As of September 30, 2003, hedge fund investments were allocated among fifteen managers, with fair values ranging from $1.9 million to $16.2 million.

   Through our hedge fund managers, we may invest or trade in any securities or instruments including, but not limited to, U.S. and non U.S. equities and equity-related instruments, currencies, commodities and fixed-income and other debt-related instruments and derivative instruments. Hedge fund managers may use both over-the-counter and exchange traded instruments (including derivative instruments such as swaps, futures and forward agreements), trade on margin and engage in short sales. Substantially all hedge fund managers are expected to employ leverage, to varying degrees, which magnifies both the potential for gain and the exposure to loss, which may be substantial.
Leverage may be obtained through margin arrangements, as well as repurchase, reverse repurchase, securities lending and other techniques. Trades may be on or off exchanges and may be in thinly traded securities or instruments, which creates the risk that attempted purchases or sales may adversely affect the price of a particular investment or its liquidation and may increase the difficulty of valuing particular positions.

   Our hedge fund managers invest in a variety of markets utilizing a variety of strategies, generally through the medium of private investment companies or other entities. Criteria for the selection of hedge fund managers include, among other factors, the historical performance and/or recognizable prospects of the particular manager and a substantial personal investment by the manager in the investment program. However, managers without past trading histories or substantial personal investment may also be considered.

Generally, our hedge fund managers may be compensated on terms that may include fixed and/or performance-based fees or profit participations.

   While we seek capital appreciation with respect to our hedge fund investments, we are also concerned with preservation of capital. Therefore, our hedge fund portfolio is designed to take advantage of broad market opportunities and diversify risk. Nevertheless, our investment policies with respect to our hedge fund investments generally do not restrict us from participating in particular markets, strategies or investments. Further, our hedge fund investments may generally be deployed and redeployed in whatever investment strategies are deemed appropriate under prevailing economic and market conditions in an attempt to achieve capital appreciation, including, if appropriate, a concentration of investments in a relatively small group of strategies or hedge fund managers. Accordingly, the identity and number of hedge fund managers is likely to change over time.

   Mariner, as investment advisor, allocates assets to the hedge fund managers. Mariner monitors hedge fund performance and periodically reallocates assets in its discretion with strict oversight by PXRE management and our Board.

   As of September 30, 2003, ourinvestment portfolio also included $9.9 million of other invested assets of which 98% is in two mezzanine bond funds. The remaining aggregate cash call commitments in respect of such investments are $1.1 million.

   Hedge funds and other limited partnership investments are accounted for under the equity method, under which our equity in the earnings of the partnerships (both realized gains and unrealized gains) is recorded in our net investment income. Total investment income for the nine months ended
September 30, 2003, included $9.7 million attributable to hedge funds and other investments.

   We seek to reduce the risk of substantial losses from our hedge fund and other privately held securities program through our multi-asset and multi-management strategy. We believe that this approach constitutes an effective way to limit our exposure to substantial losses in this program.

Ratings

   A.M. Best maintains a letter scale rating system ranging from "A++" (superior) to "F" (in liquidation). Standard & Poor's maintains a letter scale rating system ranging from "AAA" (extremely strong) to "R" (under regulatory supervision). PXRE Group Ltd., including its main operating subsidiaries PXRE Reinsurance and PXRE Bermuda, is rated "A" (excellent) by A.M. Best, which is the third highest of fifteen rating levels, and "A" (strong) by Standard & Poor's, which is the sixth highest of twenty-one rating levels.

   The property catastrophe reinsurance market is highly sensitive to the ratings assigned by the rating agencies. If A.M. Best or Standard & Poor's were to downgrade us, such downgrade would likely have a material negative impact on our ability to expand our reinsurance portfolio and renew our existing reinsurance portfolio, especially if we were to be downgraded more than one level. These ratings are based upon factors that may be of concern to policyholders, agents and intermediaries, but may not reflect the considerations applicable to an investment in a reinsurance or insurance company. A change in any such rating is at the discretion of the respective rating agencies.

   It is increasingly common for our assumed reinsurance contracts to contain terms that would allow our clients to cancel the contract if we are downgraded below various rating levels by one or more rating agencies. Whether a client would exercise such rights would depend, among other things, on the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, and the pricing and availability of replacement reinsurance coverage. We cannot predict in advance whether and how many of our clients would actually exercise such rights or what effect such cancellations would have on our financial condition or future prospects, but such an effect could potentially be materially adverse.

   In addition, certain of our ceded excess of loss reinsurance contracts require us to transfer premiums currently retained by us on a funds withheld basis into a trust for the benefit of the reinsurers if A.M. Best were to downgrade us below "A-." In addition, certain other ceded excess of loss reinsurance contracts contain provisions that give the reinsurer the right to cancel the contract and require us to pay a termination fee. The amount of the termination fee would be dependent upon various factors, including level of loss activity.

                                   MANAGEMENT


   Our senior management team and board of directors consists of:

Name                                      Age
  ----                                                                                 Position
                                        --------    -------------------------------------------------------------------------------
Gerald L. Radke....................       59       Chairman of the Board of Directors of PXRE.
Jeffrey L. Radke...................       35       Chief Executive Officer and President of PXRE.
Michael J. Bleisnick...............       51       Executive Vice President - London Market Operations.
Guy D. Hengesbaugh.................       45       President of PXRE Reinsurance Ltd., and Executive Vice President of PXRE.
Gordon Forsyth, III................       56       Executive Vice President and Chief Underwriting Officer of PXRE.
John M. Modin......................       38       Senior Vice President and Chief Financial Officer for PXRE.
Bruce J. Byrnes....................       35       General Counsel and Secretary of PXRE Corporation and PXRE Reinsurance Company.
F. Sedgwick Browne.................       61       Director of PXRE and Deputy Chairman of the Board.
Bradley E. Cooper..................       37       Director of PXRE.
Robert W. Fiondella................       61       Director of PXRE.
Susan S. Fleming...................       34       Director of PXRE.
Franklin D. Haftl..................       69       Director of PXRE.
Craig A. Huff......................       39       Director of PXRE.
Wendy Luscombe.....................       52       Director of PXRE.
Philip R. McLoughlin...............       57       Director of PXRE.
Robert Stavis......................       41       Director of PXRE.


   Gerald L. Radke has served as the Chairman of the Board of Directors since June 1995. Prior to June 30, 2003, Mr. Radke also served as the Chief Executive Officer and a director of PXRE (and its predecessor PXRE Corporation) since 1986.

   Jeffrey L. Radke has been the Chief Executive Officer and President of PXRE since June 2003. Prior to June 2003, Mr. Radke had served as President and Chief Operating Officer of PXRE since May 2002. Mr. Radke was Executive Vice President of PXRE from November 1999 to May 2002. Prior to November 1999,
Mr. Radke served as President of Select Reinsurance Ltd. From 1996 to 1998, he was Senior Vice President - Capital Markets Products of CAT Limited, prior to which he was a Vice President of Guy Carpenter & Company, a reinsurance brokerage firm. Jeffrey Radke is Gerald Radke's son.

   Michael J. Bleisnick is Executive Vice President-London Market Operations and has been an Executive Vice President of PXRE since March 1993. Prior thereto, he was a Senior Vice President of PXRE.

   Guy D. Hengesbaugh is President of PXRE Reinsurance Ltd., and Executive Vice President of PXRE. Prior to joining PXRE in August of 2002, Mr. Hengesbaugh was President and Chief Executive Officer of LaSalle Re Holdings Limited since 1999 and prior to that held various position with LaSalle Re Holdings Limited since 1993.

   Gordon Forsyth, III is Executive Vice President and Chief Underwriting Officer and has been an Executive Vice President of PXRE since March 1993. Prior thereto, he was a Senior Vice President of PXRE. Mr. Forsyth expects to retire effective February 15, 2004.

   John M. Modin is Senior Vice President, Treasurer and Chief Financial Officer for PXRE. Prior to joining PXRE in September 2002, Mr. Modin was the Chief Financial Officer of Enterprise Reinsurance Holdings Corporation. Prior to joining Enterprise in 1997, Mr. Modin, a CPA, was a Senior Manager with KPMG in New York where he served clients in the property and casualty, life, reinsurance, financial guarantor, and brokerage insurance sectors.

   Bruce J. Byrnes is the General Counsel and Secretary of PXRE Corporation and PXRE Reinsurance Company. Prior to joining us in May 2001, Mr. Byrnes was an Associate of the law firm of Morgan, Lewis & Bockius LLP from September 1998, where he specialized in corporate and reinsurance matters. Prior to that, Mr. Byrnes was an associate of the law firm of Baker & McKenzie, where he also specialized in corporate and reinsurance matters.

   F. Sedgwick Browne is counsel at Sidley Austin Brown & Wood LLP, a law firm, specializing in the insurance and reinsurance industry. Prior to becoming counsel at Sidley Austin Brown & Wood LLP on September 5, 2002, he was senior counsel at Morgan, Lewis & Bockius LLP. Prior to becoming senior counsel at Morgan Lewis & Bockius LLP, he was a partner of that firm. Mr. Browne was elected a director of PXRE Corporation in June 1999.

   Bradley E. Cooper is a Partner and co-founder of Capital Z. Prior to joining Capital Z in 1998, Mr. Cooper served in similar roles at Insurance Partners Advisors, L.P. ("Insurance Partners") from 1994 to 1998 and International Insurance Investors, L.P. from 1990 to 1994. Prior to the formation of Insurance Partners, Mr. Cooper was a Vice President of International Insurance Advisors, Inc. from 1990 to 1994 and was an investment banker in the Financial Institutions Group at Salomon Brothers, Inc. from 1988 to 1990. Mr. Cooper currently serves on the Board of Directors of CERES Group, Inc., Universal American Financial Corp., CHD Meridian Healthcare, Tendagio, Inc., and Placemark Investments, Inc.

   Robert W. Fiondella retired as Chairman of the Board of The Phoenix Companies, Inc. and of Phoenix Life on March 31, 2003. Prior thereto he had served as Chairman of the Board of The Phoenix Companies, Inc. since November 2000 and of Phoenix Life since February 1994. He also served as Chief Executive Officer of The Phoenix Companies, Inc. from November 2000 to December 2002 and of Phoenix Life from February 1994 to December 2002. From February 1989 to February 1994, he was President and Chief Operating Officer of Phoenix Life. Mr. Fiondella was also a director and officer of various other Phoenix Life subsidiaries, and currently a director of Hilb Rogal & Hobbs Company, an insurance brokerage firm, and of NextGen Ventures, Inc.

   Susan S. Fleming is a Partner of Capital Z. Prior to joining Capital Z in 1998, Ms. Fleming served as Vice President of Insurance Partners from 1994 to 1998 and was an investment banker in the Mergers and Acquisitions Financial Institutions Group at Morgan Stanley & Co. from 1992 to 1994. Ms. Fleming currently serves on the Board of Directors of CERES Group, Inc. since 2000 and Universal American Financial Corp. since 1999.

   Franklin D. Haftl was elected a director of PXRE Corporation in February 1997 and has been in the insurance and reinsurance industry since 1958. He served as President and Chief Executive Officer of Unione Italiana Reinsurance Company of America, Inc. from October 1988 to March 1994. Mr. Haftl is a certified arbiter member of the American Arbitration Association and has served and continues to serve as an umpire on numerous arbitration panels adjudicating commercial insurance and reinsurance related disputes.

   Craig A. Huff is the President and co-founder of Reservoir Capital Group, a New York based private investment firm. Prior to co-founding Reservoir in 1997, he was a partner at Ziff Brothers Investments, a generalist investment firm managing Ziff family capital from 1993 to 1997. Previously, he served as a Nuclear Submarine Officer in the U.S. Navy. Mr. Huff currently serves on the Board of Directors of ARC Systems, Inc.

   Wendy Luscombe was elected a director of PXRE Corporation in November 1993 and has been a principal of WKL Associates, a company which provides U.S. real estate investment advisory services to U.K. companies, since May 1994.
Ms. Luscombe has served as principal real estate advisor or CEO to the US entities of Prudential UK, British Coal Pension Funds and the Church Commissioners Pension Fund. Ms. Luscombe has been a director of Zweig Fund and Zweig Total Return Fund since February 2001 and has also been a director of Endeavour Real Estate Securities since November 2000. Ms. Luscombe has also served as a Member of the Management Oversight Committee of the Deutsche Bank Real Estate Opportunities Fund since November 2003.

   Philip R. McLoughlin was a director, Chairman and Chief Executive Officer of Phoenix Investment Partners, Ltd. from October 1995 to September 2002. Phoenix Investment Partners, Ltd. is an investment management company and a subsidiary of The Phoenix Companies, Inc. Mr. McLoughlin was Executive Vice President, Chief Investment Officer and a Director of the Phoenix Companies, Inc. from November 2000 to July 2002 and he also served in various positions, including Chief Investment Officer for Phoenix Life

Insurance Company and its subsidiaries until September 2002. Mr. McLoughlin currently serves as a Director of many of Phoenix's mutual funds.

   Robert Stavis is a Partner of Bessemer Venture Partners, a private venture capital firm, and focuses on investments in financial services technologies and business process automation. Prior to joining Bessemer in July 2000, he was the co-head of global arbitrage trading for Salomon Smith Barney, where he worked since 1985. While at Salomon Smith Barney, Mr. Stavis served as a member of the firm's operating committee, risk management committee and the control and compliance committee. He currently serves on the Board of Directors of LifeHarbor Inc., Diogenes, Inc., AIT Group, Limited, Access International & Securities Group, Inc.


                         CERTAIN BUSINESS RELATIONSHIPS


Radke Consulting Agreement

   Gerald L. Radke retired as Chief ExecutiveOfficer of PXRE effective June 30, 2003. Mr. Radke will continue to serve as non-executive Chairman of the Board of Directors. Mr. Radke has also been retained on a consulting basis to act as Chairman of the Underwriting Committees of our reinsurance subsidiaries. In that capacity, he is expected to be actively involved in the execution, design and maintenance of our underwriting and risk selection processes and procedures. The consulting services will be performed pursuant to a consulting services agreement, dated as of May 28, 2003, between PXRE Group Ltd. and Mr. Radke. For a period of two years from the effective date of his consulting agreement with us, Mr. Radke is entitled to compensation of $50,000 per year for service as Chairman. In addition to other compensation and benefits set forth in the consulting agreement, Mr. Radke was paid $260,000 by the Company at the effective date of the consulting agreement and, commencing July 1, 2003, is entitled to receive $200,000 for each calendar year period thereafter that he serves as consultant under the consulting agreement.

   Mr. Radke expects to incur significant income tax liabilities as a result of his retirement. In order to satisfy those tax liabilities, Mr. Radke requested that we purchase 50,000 of our common shares from Mr. Radke and apply the entire proceeds of that sale towards the withholding taxes payable in connection with Mr. Radke's retirement. Pursuant to the consulting agreement, we purchased 50,000 of our common shares from Mr. Radke on July 1, 2003 at a price equal to $19.80 per share, the closing price of our common shares as quoted on the New York Stock Exchange on June 30, 2003. As requested by
Mr. Radke, the proceeds of that purchase were paid to federal and state income tax authorities in partial satisfaction of withholding taxes arising as a result of Mr. Radke's retirement. The 50,000 common shares constituted approximately 10% of the common shares beneficially owned by Mr. Radke upon his retirement.

Select Re

   Select Reinsurance Ltd. ("Select Re") is a Class 3 Bermuda reinsurance company that was formed in 1997. PXRE Reinsurance is a party to a retrocessional agreement with Select Re, pursuant to which we offer to cede a proportional share of our non-casualty reinsurance business. In 2003 and 2002, the proportional share of our non-casualty business ceded to Select Re under that agreement was 8.0%. As a complement to the Select Re quota share agreement, we cede an additional proportional share to Select Re on certain agreed risks under a variable quota share agreement. In connection with the Select Re quota share agreement, we have entered into an undertaking to use commercially reasonable efforts to present Select Re with aggregate annual premiums equal to a minimum of 20% of Select Re's shareholders' equity (as defined in the undertaking). This undertaking was amended in November 2002 and extended until 2005. In return, Select Re is obligated to pay us a management fee of 15% based on the gross premiums ceded to them under these quota share agreements, which resulted in fee income of $2.8 million for the nine months ended September 30, 2003.

   In addition to the Select Re quota share agreement, we have entered into several other reinsurance transactions with Select Re whereby: (i) Select Re provided retrocessional support on several reinsurance transactions; (ii) Select Re provided us with aggregate excess of loss retrocessional coverage in 2001 that protects us against large losses arising from a single catastrophe event and against the accumulation of aggregate losses arising from a number of events; and (iii) we provided Select Re with catastrophe excess of loss retrocessional coverage that protects them in the event they incur significant losses arising from a single catastrophe event which involved premiums of $1.2 million and $0.7 million in the nine-month period ended September 30, 2003 and the year ended December 31, 2002, respectively.

   During the nine-month period ended September 30, 2003, we ceded reinsurance premiums of $21.3 million to Select Re and net assets of $65.5 million, including deposit assets, reinsurance receivables and payables, were due in the aggregate to us from Select Re, all of which is fully secured by way of reinsurance trusts. In addition to the collateralization requirements, we have various additional protections to ensure Select Re's performance of its obligations to us. In this regard, pursuant to the Select Re Quota Share Agreement, among other rights, we have the right to designate one member of Select Re's board of directors and we have the right to limit the amount of non-PXRE reinsurance business assumed by Select Re. We have designated Jeffrey Radke, our Chief Executive Officer and President, to serve on Select Re's board of directors.

   We also have two finite retrocessional agreements in place with Select Re as retrocessionaire that are accounted for as deposit assets pursuant to SFAS
No. 113 and other accounting literature, totaling $21.8 million including investment income earned to September 30, 2003. We believe these retrocessional agreements will enhance the long-term profitability of the finite contracts to which they relate.

   Gerald Radke, Chairman of our Board of Directors, and Jeffrey Radke, our Chief Executive Officer, each held Select Re shares, but each such person beneficially held less than 1% of Select Re's outstanding shares. Pursuant to an agreement with shareholders of Select Re, Gerald Radke and Jeffrey Radke redeemed their Select Re shares effective December 31, 2002.

   Mr. William Michaelcheck is the Chairman of the Board of Select Re and also one of its founding shareholders. Mr. Michaelcheck is also the President and sole shareholder of Mariner, which acts as the investment manager for our hedge fund and alternative investment portfolio. During both the nine months ended September 30, 2003 and 2002, we incurred investment management fees of $0.6 million relating to services provided by Mariner.

   Our Board of Directors reviews the various transactions with Select Re at each of its meetings. In addition, the Board of Directors requires the prior approval of the Company's Chief Financial Officer for any transaction entered into with Select Re.

                  SELLING SHAREHOLDER AND RELATED INFORMATION


   The following table sets forth information relating to the selling shareholder's beneficial ownership of our common stock based on information provided to us by Phoenix Life Insurance Company:


                                                     Common Shares Beneficially                         Common Shares Beneficially
                                                    Owned Prior to the Offering                          Owned After the Offering
                                                 ---------------------------------                      ---------------------------
                                                                                         Number of
                                                               Percent of Common          Common                  Percent of Common
             Selling Shareholders                 Number     Shares Outstanding(1)    Shares Offered    Number   Shares Outstanding
---------------------------------------------    ---------   ---------------------    --------------    ------   ------------------
Phoenix Life Insurance Company(2)
 One American Row,
  Hartford, CT
  06102-5056.................................    1,131,700            9.3%               1,131,700        --             --

---------------
(1) Applicable percentage ownership is based on 12,199,076 common shares outstanding as of November 24, 2003.
(2) According to information provided to us by Phoenix Life, Phoenix Life may be deemed to beneficially own the 1,131,700 common shares indicated opposite its name in the above table. Phoenix Life reports sole voting and dispositive power in respect of the 1,131,700 common shares.


                              CERTAIN TAX MATTERS

   The following summary of the taxation of PXRE and the taxation of our shareholders is based upon current law and is for general information only.

   The summary does not purport to be a complete analysis of all of the tax considerations that may be applicable to a decision to acquire our common shares. This summary does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold ordinary shares as part of hedging or conversion transactions, investors whose functional currency is not the U.S. dollar, and tax-exempt organizations) may be subject to special rules.

   The following summary (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under "- Taxation of PXRE- Bermuda" and "- Taxation of Shareholders- Bermuda" is based upon the advice of Conyers Dill & Pearman, Hamilton, Bermuda and (b) under "- Taxation of PXRE- United States," "- Taxation of Shareholders- United States- Taxation of U.S. Holders," is based upon the advice of Sidley Austin Brown & Wood LLP (the advice of such firms does not include accounting matters, determinations or conclusions relating to the business or activities of PXRE). The tax treatment of a holder of our common shares, or of a person treated as a holder of our common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation future legislative, judicial or administrative changes or interpretations could be retroactive and could affect the conclusions in this summary. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF OWNING OUR COMMON SHARES.

   Taxation of PXRE and Subsidiaries

   Bermuda

   Under current Bermuda law, we are not subject to tax on income or capital gains. We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, the imposition of any such tax shall not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance will be subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (we are not so currently affected) or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us or our insurance subsidiary. We pay annual Bermuda government fees, and our Bermuda reinsurance subsidiary pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and several other taxes payable, directly or indirectly, to the Bermuda government.

Jurisdictions other than Bermuda and the United States

   PXRE has subsidiaries domiciled in jurisdictions other than the United States and Bermuda. These subsidiaries will be subject to taxation in those jurisdictions. Dividends and other amounts paid by these subsidiaries may be subject to withholding taxes unless reduced by treaty.

   In addition, in certain cases, our subsidiaries may be subject to tax in jurisdiction other than their domicile, either because they are considered doing business in that jurisdiction, are considered to have income sourced in that jurisdiction, or because they are considered to have an establishment in that jurisdiction. We and our subsidiaries intend to conduct operations in a manner that minimizes our taxation in jurisdictions other than the jurisdiction of domicile.

   If we or any of our subsidiaries is subject to tax in a jurisdiction other than our domicile, our results of operations and your investment in our common shares could be materially affected.

United States

General

   The following is a summary of material U.S. federal income tax matters relating to our operations. PXRE and our non-U.S. subsidiaries intend to conduct our operations such that we should not be engaged in a trade or business in the United States and, therefore, should not be required to pay U.S. federal income taxes (other than withholding taxes on dividends and certain other U.S. source investment income). However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Internal Revenue Code of 1986, as amended (the "Code"), or regulations or court decisions, there can be no assurance that the Internal Revenue Service ("IRS") will not contend successfully that PXRE or its non-U.S. subsidiaries are engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as the branch profits tax, on its income, which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provisions of a tax treaty. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that deductions and credits generally are not permitted unless the foreign corporation has timely filed a U.S. federal income tax return in accordance with applicable regulations. Penalties may be assessed for failure to file tax returns. The 30% branch profits tax is imposed on net income after subtracting the regular corporate tax and making certain other adjustments.

   If PXRE's Bermuda insurance subsidiary is entitled to the benefits of the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), PXRE's Bermuda insurance subsidiary should be subject to U.S. income tax on any insurance premium income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. PXRE intends to conduct its business so that its Bermuda insurance subsidiary does not have a permanent establishment in the United States. An insurance enterprise would not be entitled to the benefits of the Bermuda Treaty if (i) less than 50% of its stock were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) any such enterprises' income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. We cannot be certain that our Bermuda insurance subsidiary will be eligible for treaty benefits immediately following the offering due to uncertainty regarding the citizenship and residency of our shareholders. PXRE would not be eligible for benefits under the Bermuda Treaty because we are not an insurance company.

   Foreign insurance companies engaged in an insurance business in the United States have a portion of their net investment income characterized as effectively connected with a U.S. trade or business. The amount so characterized depends on a formula. It is unclear whether the Treaty applies to the characterization of net investment income and, if so, whether our Bermuda insurance subsidiary is eligible for benefits under the Bermuda Treaty. If a portion of our Bermuda subsidiary's investment income is characterized as subject to U.S. income tax, it could materially adversely affect the value of your investment in our shares.

   Foreign corporations not engaged in a trade or business in the United States are subject to U.S. income tax on certain "fixed or determinable annual or periodic gains, profits and income" (such as dividends and certain interest on investments) derived from sources within the United States. Such income is generally collected by withholding of the payment unless the withholding rate is reduced by a tax treaty. The Bermuda Treaty does not provide for such a reduction.

   U.S. Subsidiaries. Our U.S. subsidiaries will be subject to U.S. tax on their net worldwide income and gains at regular corporate rates. Our U.S. subsidiaries will not be subject to the "branch profits" tax. Dividends and interest paid by PXRE Corporation (a Delaware corporation) to PXRE Barbados will be subject to a 30% withholding tax, subject to reduction under, the Barbados Treaty to 5%. Were the IRS to successfully contend that PXRE Corporation and/or PXRE Barbados are not eligible for benefits under the Barbados treaty, dividends and interest paid by PXRE Corporation to PXRE Barbados would be subject to the 30% withholding tax. Such withholding tax could be applied retroactively to all previous tax years for which the statute of limitations has not expired. In addition, legislation has been introduced in the United States Congress which would "override" the Barbados Treaty. If such legislation becomes effective, dividends paid by PXRE Corporation to PXRE Barbados could be subject to a 30% withholding tax, reducing the amount of income ultimately distributed to our shareholders. As of the date of this prospectus supplement, it is unclear whether such legislation will be enacted. Such legislation, if enacted, could materially adversely effect the value of your investment in our shares.

   Personal Holding Company Rules. A corporation will not be classified as a personal holding company (a "PHC") in a given taxable year unless both (i) at some time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the corporation's shares by value, and (ii) at least 60% of the adjusted ordinary gross income of the corporation for such taxable year consists of PHC income. PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. The PHC rules contain an exception for foreign corporations that are classified as foreign personal holding companies (as discussed below).

   We believe, based upon information available to us regarding our existing shareholder base, that neither PXRE nor any of our subsidiaries will be considered a PHC. Due to the lack of complete information regarding our ultimate share ownership and factual and legal uncertainties regarding the constructive ownership rules, PXRE's future years income and other circumstances, we cannot be certain that this will be the case, or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial.

   We will use reasonable best efforts to cause PXRE and each of its subsidiaries not to meet the gross income threshold set forth in Section 542(a) of the Code. If, however, we or any of our subsidiaries is or were to become a PHC in a given taxable year, such company would be subject to a 15% PHC tax on its "undistributed PHC income" (which, in our case and the case of our non-U.S. subsidiaries, would include only PHC income that is from U.S. sources and foreign source income to the extent that such income is effectively connected with the conduct of a trade or business in the U.S.). For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals. PHC income generally would not include underwriting income or, in our case and the case of our non-U.S. subsidiaries, investment income derived from non-U.S. sources or dividends received from non-U.S. subsidiaries.

   There can be no assurance that we and each of our subsidiaries are not or will not become a PHC immediately following this offering or in the future because of factors including factual uncertainties

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regarding the application of the PHC rules, the makeup of our shareholder base and other circumstances that affect the application of the PHC rules to us and our subsidiaries.

   U.S. Federal Excise Tax on Insurance and Reinsurance Premiums. The United States imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to certain U.S. risks. The rates of excise tax applicable to such premiums are 4% for direct casualty insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts. Certain income tax treaties contain exemptions from the federal excise tax on insurance and reinsurance premiums. Although there is a tax treaty in effect between the United States and Bermuda, the excise tax provisions of that treaty are not effective. Accordingly, any insurance or reinsurance premiums paid to our Bermuda subsidiary with respect to U.S. risks will be subject to the federal excise tax. Although payment of the tax is generally the responsibility of the person who pays the premium, under the Code and recently promulgated regulations, in the event that the tax is not paid by the purchaser of the insurance, our non-U.S. subsidiaries would be liable for the tax. In addition, the IRS has taken the position that when a foreign insurer or reinsurer cedes U.S. risks to a foreign reinsurer that is not eligible for the excise tax exemption under an applicable treaty, an additional excise tax may be imposed.

Taxation of Shareholders

Bermuda

   Currently, there is no Bermuda withholding or other tax on dividends paid by us.

United States

   The following summary sets forth certain United States federal income tax considerations related to the purchase, ownership and disposition of our common shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Holders (as defined below) who purchase their common shares in this offering and who hold their common shares as capital assets within the meaning of the Code. The following discussion is only a general summary of the United States federal income tax matters described herein and does not purport to address all of the United States federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, except as otherwise provided, the following summary does not describe the United States federal income tax consequences that may be relevant to certain types of shareholders, such as banks, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax exempt organizations, expatriates or persons who hold the common shares as part of a hedging or conversion transaction or as part of a straddle, who may be subject to special rules or treatment under the Code. This discussions is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the common shares or the shareholders.

   For purposes of this discussion, the term "U.S. Holder" means an owner of shares that is for U.S. federal income tax purposes:

   o a citizen or resident of the United States,

   o a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof,

   o an estate the income of which is subject to United States federal income taxation regardless of its source,

   o a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all

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     substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States Person for U.S. federal income tax purposes or

   o any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

   If a partnership holds the common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor.

   Persons considering making an investment in the common shares should consult their own tax advisors concerning the application of the United States federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

Taxation of U.S. Holders

   Taxation of Dividends. Subject to the discussions below relating to the potential application of the controlled foreign corporation ("CFC"), related person insurance income ("RPII"), foreign personal holding company ("FPHC") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as computed using U.S. tax principles). U.S. Holders generally will be subject to U.S. federal income tax on the receipt of such dividends. Dividends received by U.S. Holders that are corporations generally will not be eligible for a dividends received deduction. To the extent that a distribution exceeds our earnings and profits, the distribution will be treated first as a return of the U.S. Holder's basis to the extent of such basis, and then as gain from the sale of a capital asset. The character of such gain is described below under "Sale, Exchange or Other Disposition."

   Under recently enacted amendments to the Code, "qualified dividend income" received by individuals from domestic corporations or "qualified foreign corporations" in taxable years beginning on or before December 31, 2008 is subject to tax at capital gain rates (generally 15%). A "qualified foreign corporation" is a foreign corporation which is either incorporated in a possession of the United States or is eligible for the benefits of a tax treaty that the U.S. Treasury Department considers a "comprehensive income tax treaty." The U.S. Treasury Department has determined that the Bermuda Treaty is not a comprehensive income tax treaty.

   A foreign corporation not otherwise treated as a qualified foreign corporation will be treated as such with respect to any dividend paid on stock which is readily tradable on an established securities market in the United States. However, the term "qualified foreign corporation" does not include a corporation treated as a foreign personal holding company (described below), a foreign investment company (as defined in Code section 1246(b)), or a passive foreign investment company (described below). Special rules apply to "extraordinary" dividends, dividends on stock held for less than 60 days, and to dividends received from certain corporations or which are taxed under other Code provisions. No regulations have been issued by the U.S. Treasury Department as of the date of this prospectus supplement. The reduced rate of taxation for qualified dividend income does not apply to taxable years beginning after December 31, 2008.

   In any event, the rate reduction will not apply to dividends received to the extent a U.S. Holder elects to treat the dividends as "investment income" which may be offset by investment expense. Furthermore, the rate reduction will apply only to dividends that are paid to a U.S. Holder with respect to stock meeting certain holding period requirements and where the U.S. Holder is not obligated to make related payments with respect to positions in substantially similar or related property.

   We believe that dividends paid by PXRE will currently qualify for capital gains treatment as PXRE stock is readily tradable on an established securities market in the United States. We can give no assurance that our stock will remain readily tradable on an established securities market in the United States, or that we will remain a "qualified foreign corporation." Prospective investors are advised to consult their own tax advisors with respect to the application of these rules.

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   Sale, Exchange or Other Disposition. Upon a disposition of common shares, a
U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's adjusted tax basis in such common shares. Subject to the discussion relating to the potential application of the CFC, FPHC and PFIC rules, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year. The rate of tax and treatment of such gain or loss depends on whether the U.S. Holder is an individual or an entity, and on the holding period of the shares.

Controlled Foreign Corporation Rules

   A foreign corporation is treated as a CFC if "United States Shareholders" collectively own directly, indirectly through foreign persons or constructively (by application of the rules set forth in Section 958(b) of the Code, generally applying to options, family members, partnerships, estates, trusts or controlled corporations) more than 50% of the total combined voting power or total value of the corporation's stock. In addition, a special CFC rule applies to insurance companies, such as PXRE Bermuda and PXRE Barbados: a foreign insurance (or reinsurance) company will be treated as a CFC if more than 25% of the stock (measured by vote or value) is owned directly or indirectly by "United States Shareholders" and if more than 75% of its gross premiums are attributable to insurance or reinsurance policies that would produce "insurance income." Under Section 951(b), any United States person who owns, on the last day of the CFC's taxable year, directly, indirectly through foreign persons, or constructively, 10% or more of the total combined voting power of all classes of stock of the foreign corporation for an uninterrupted period of 30 days or more during a taxable year will be considered to be a "United States Shareholder." Under Section 951(a) of the Code, each United States Shareholder of a CFC, who owns shares directly or indirectly through foreign entities on the last day of the CFC's taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. In addition, gain on the sale of stock of a CFC by a United States Shareholder will be recharacterized as a dividend (and taxed as ordinary income), rather than as capital gain) to the extent of the United States Shareholder's share of the CFC's earnings and profits. See the discussion below under "Dispositions of common shares if we or our subsidiaries are a CFC or subject to RPII."

   A U.S. person will be treated as owning indirectly a proportion of the common shares of our non-U.S. subsidiaries corresponding to the ratio that the U.S. person's common stock bears to the value of our capital stock. Our bye-laws prohibit the issuance, redemption, repurchase or transfer of any shares that results in any shareholder (together with any persons whose stock would be attributable to such shareholder under Code sections 544, 554, and 958 or
Section 13(d) of the Exchange Act) owning or controlling more than 9.9% of all our issued and outstanding shares. Our board of directors may refuse to register a transfer that violates this prohibition.

   Our bye-laws further provide that the direct and indirect voting power of each shareholder will be limited to no more than 9.9% of the total combined voting power of all classes of our shares. Because of the attribution provisions of the Code regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record more than 9.9% of our voting shares. Further, our board of directors has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder's voting rights are to be reduced. Failure to respond to such a notice gives our board of directors the authority to make assumptions it deems necessary to determine such shareholder's ownership and to calculate a reduction in voting power to comply with the 9.9% limitation. The Board has sole discretion as to the applicability of this bye-law and to the calculation of reduction in voting power. One shareholder, Capital Z has been given a waiver of the 9.9% requirement with respect to its preferred shares.

   We believe that the anticipated dispersion of our share ownership and the provisions of the bye-laws restricting transfer, issuance and voting power of our common shares should prevent any U.S. person who (directly, indirectly through one or more foreign entities or constructively) owns our common shares from becoming a United States shareholder (as defined above) of PXRE. However, due to the attribution provisions of the Code regarding determination of beneficial ownership, it is possible that one or more of our non-U.S. subsidiaries may be CFCs and U.S. Holders may be treated as owning 10% or more of the total voting power of a subsidiary, notwithstanding the reduction of voting rights discussed above. The vote reduction provisions, however, have not been directly passed on by the IRS, or by any court. There can be no assurance that if a U.S. person were to become a United States Shareholder of PXRE and/or our non-U.S. subsidiaries, such United States Shareholder would not have to include in gross income its allocable share of subpart F income of our non-U.S. subsidiaries. You should consult your tax advisor if you believe you may become a United States Shareholder of our non-U.S. subsidiaries.

Related Person Insurance Income Rules

   A different definition of CFC is applicable in the case of a non-U.S. corporation which earns related person insurance income ("RPII"). RPII is any subpart F insurance income attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured or reinsured is a RPII shareholder (described below) of the non-U.S. corporation or a related person (described below) to such a RPII shareholder. In general, and subject to certain limitations, insurance income is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were earned by a domestic insurance company. PXRE will not be licensed as an insurance company, so we do not anticipate that PXRE will have insurance income.

   For purposes only of taking into account RPII, and subject to the exceptions described above, PXRE's non-U.S. subsidiaries will be treated as a CFC under the RPII rules (a "RPII CFC") if RPII shareholders collectively own, directly or indirectly through non-U.S. entities or constructively, 25% or more of the total combined voting power or value of such entities' stock on any day during a taxable year. If any of PXRE's non-U.S. subsidiaries is a RPII CFC for an uninterrupted period of at least 30 days during any taxable year, a U.S.
person who owns, directly or indirectly through non-U.S. entities, shares of such entity on the last day of any such taxable year must include in its gross income for U.S. federal income tax purposes its allocable share of RPII of such entity for the entire taxable year, subject to certain modifications. For purposes of inclusion of RPII in the income of U.S. persons who own common shares, unless an exception applies, a RPII shareholder is a U.S. person who owns, directly or indirectly through non-U.S. entities, any amount (rather than 10% or more) of our shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by stock ownership of either more than 50% in value or more than 50% in voting power after applying certain constructive ownership rules.

   The special RPII rules do not apply if, (i) the direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through non-U.S. entities, less than 20% of the voting power and less than 20% of the value of the stock of a non-U.S. insurance company; (ii) the RPII of a non-U.S. insurance company, determined on a gross basis, is less than 20% of the company's gross insurance income for such taxable year; (iii) the non-U.S. insurance company elects to be taxed on their RPII as if it is engaged in a U.S. trade or business and waives all treaty benefits; or (iv) the non-U.S. insurance company elects under Code section 953(d) to be treated as a U.S. corporation for tax purposes. If no exception applies, each U.S. person who owns directly or indirectly shares of a RPII CFC on the last day of such entities' taxable year will be required to include in gross income for U.S. federal income tax purposes his or her share of RPII for the entire taxable year. The amount includible will be determined as if all such RPII were distributed proportionately only to such U.S. persons at that date.

   A U.S. person recognizing RPII would increase the basis in his or her common shares by the amount of RPII included in income. Amounts distributed out of previously taxed RPII would be excluded from the shareholder's income, and the shareholder's basis in the common shares would be reduced by the amount so excluded. We do not expect the gross RPII of any of our non-U.S. insurance subsidiaries to equal or exceed 20% of its gross insurance income in any taxable year for the foreseeable future and do not expect the direct or indirect insureds (and related persons) of any such subsidiary to directly or indirectly own 20% or more of either the voting power or value of our common shares. Consequently, while we can give no assurances, we do not expect any U.S. person owning common shares to be required to include RPII income in gross income for U.S. federal income tax purposes. In addition, the RPII provisions have not been interpreted by the Courts

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and regulations are in proposed form. Due to these uncertainties, prospective investors should consult with their tax advisors.

   Tax-Exempt Shareholders

   Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a United States shareholder or a RPII shareholder also must file IRS Form 5471 in the circumstances described below in "--Information Reporting and Backup Withholding."

   Dispositions of common shares if we or our subsidiaries are a CFC or subject to RPII

   Section 1248 of the Code provides that if a U.S. person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). In such case, the U.S. person may be required to file Form 5471 to report the disposition of shares in the CFC.

   Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will apply to the sale or exchange by a U.S. shareholder of shares in a foreign corporation that is characterized as a RPII CFC regardless of whether the U.S. shareholder is a United States Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Although existing Treasury Department regulations do not address the question, proposed Treasury regulations issued in April 1991 create some ambiguity as to whether Section 1248 and the requirement to file Form 5471 would apply when the foreign corporation has a foreign insurance subsidiary that is a CFC for RPII purposes and that would be taxed as an insurance company if it were a domestic corporation.

   As noted above, we believe that the provision in our bye-laws limiting the voting power of each shareholder and the anticipated dispersion of our shares will cause no U.S. holder to be treated as owning 10% of our stock. We also believe that Section 1248 and the requirement to file Form 5471 will not apply to U.S. Holders who are not United States Shareholders under the RPII rules because PXRE is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will not challenge the Bye-Law's provisions or interpret the proposed RPII regulations in this manner or that the Treasury Department will not take the position that Section 1248 and the requirement to file Form 5471 will apply to dispositions of common shares in a corporation like PXRE which is engaged in the insurance business indirectly though subsidiaries.

   If the IRS or U.S. Treasury Department were to make Section 1248 and the Form 5471 filing requirement applicable to the sale of our common shares, we would notify shareholders that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of our common shares. Thereafter, we would send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Section 1248 and the requirement to file Form 5471 apply to dispositions of our common shares by U.S. Holders. We would attach to this notice a copy of Form 5471 completed with all our information and instructions for completing the shareholder information.

Foreign Personal Holding Company Rules

   A foreign corporation will not be classified as an FPHC unless both (i) at any time during the taxable year, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) 50% or more of all classes of its shares measured by voting power or value and (ii) at least 60% (or in general 50% for any year after the first year that a corporation is an FPHC) of its gross income is FPHC income for U.S. federal income tax purposes.

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   If, we or any of our subsidiaries are or were to become an FPHC, a portion of such company's "undistributed foreign personal holding company income" (as defined in the Code) would be imputed to all of our U.S. Holders. Such income would be taxable as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions would first be treated as a tax-free return of any previously taxed and undistributed amounts. Dividends from a FPHC would not be eligible for the recently enacted reduced rate of tax on dividends. In addition, if we or any of our subsidiaries are or become an FPHC in any year, the heirs or estate of any individual U.S. Holder who dies in the immediately following year (whether or not we or any of our subsidiaries are an FPHC in such year) would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. income tax laws. Moreover, each U.S. person who owns, directly or indirectly, 10% or more of the value of an FPHC is required to file Form 5471.

   There can be no assurance that we and each of our subsidiaries are not or will not become an FPHC because of factors including factual uncertainties regarding the application of the FPHC rules, the makeup of our shareholder base and other circumstances that could affect the application of the FPHC rules to us and our subsidiaries. We will use reasonable best efforts to conduct our affairs such that neither PXRE nor our non-U.S. subsidiaries will exceed the gross income percentage for any taxable year. If we or any of our non-U.S. subsidiaries are or were to become an FPHC, such company would not be subject to the PHC rules described above.

Passive Foreign Investment Companies

   Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. The PFIC statutory provisions contain a look-through rule which states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the stock. If we were to be characterized as a PFIC, U.S. Holders would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) their common shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxable in equal portions throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a dividend distribution paid by a PFIC is not eligible for the recently enacted reduced rate of tax on dividends.

   A U.S. shareholder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a qualified electing fund ("QEF") or a "mark-to-market" election. The availability of these elections requires that we provide information to shareholders making the election. We cannot assure you that such information will be made available to persons who own our ordinary shares.

   For any year in which PXRE is a PFIC, a U.S. Holder would include in its taxable income a proportionate share of the net ordinary income and net capital gains of PXRE and certain of its non-U.S. subsidiaries.

   For purposes of the PFIC sales, "passive income" generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception from the definition of passive income for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect that for purposes of the PFIC rules, our non-U.S. subsidiaries engaged in the insurance business will be predominately engaged in the insurance business and unlikely to have reserves in excess of the reasonable

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needs of their insurance businesses. Accordingly, none of the income or assets of the non-U.S. subsidiaries engaged in the insurance business should be treated as passive. In addition, we expect the PXRE and each of our non-U.S. subsidiaries will have sufficient non-passive income and assets either directly or through the look-through rule and thus should not be treated as PFICs.

   No regulations interpreting the substantive PFIC provisions have yet been issued. Additionally, the IRS recently announced that it intends to scrutinize non-U.S. insurance companies and apply the PFIC rules to companies that are not active insurance companies, and to apply the PFIC rules to a non-U.S. company's income not derived in the active conduct of an insurance business. We cannot be certain, therefore, that the IRS will not challenge our position that neither we or our non-U.S. subsidiaries are not PFICs. Each U.S. Holder should consult his tax advisor as to the effects of these rules.

Foreign Tax Credit

   Because it is anticipated that U.S. corporations, citizens and residents will own a majority of our shares, only a portion of the dividends paid by us and current income inclusions, if any, under the CFC, RPII and PFIC rules (including sales of common shares treated as a dividend under Code
Section 1248) will be treated as foreign source income for purposes of computing a U.S. shareholder's foreign tax credit limitations. It is also likely that substantially all of the income included under the CFC and RPII rules and any foreign source dividends will be characterized as "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to use excess foreign tax credits to reduce U.S. tax on such income.

Information Reporting and Backup Withholding

   Dividends on, and proceeds from the sale or other disposition of common shares paid to a U.S. Holder generally will be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the holder:

   o establishes that it is a corporation or other exempt holder, or

   o provides an accurate taxpayer identification number on a properly completed Internal Revenue Service Form W-9 and certifies that no loss of exemption from backup withholding has occurred.

   The amount of any backup withholding from a payment to a holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the Internal Revenue Service.

   Additionally, RPII shareholders, 10% U.S. shareholders in a CFC, and in certain circumstances, U.S. persons who acquire 10% of the vote or value of a foreign corporation which is not a CFC, may be required to file Form 5471 with the IRS. As noted above, in any year in which we determine that any non-U.S. insurance subsidiary has RPII and no exception applies, we will provide each U.S. Holder with a completed Form 5471 or the information necessary to complete such form. Failure to file Form 5471 may result in penalties.

Proposed U.S. Tax Legislation

   Over the past several years, legislation has been proposed in the U.S. Congress which would continue to treat certain U.S. corporations which reincorporate in non-U.S. jurisdictions as U.S. corporations for U.S. federal income tax purposes. In addition, legislation has been proposed which would allow the IRS to reallocate the amount of income between related persons who are parties to a reinsurance transaction. When proposed, these provisions would have applied on a retroactive basis. If enacted, these proposals could have caused us or our U.S. subsidiaries to be subject to increased taxation in the U.S. We cannot predict whether or not these or similar proposals will be enacted in the future.

Other Tax Laws

   Shareholders should consult their own tax advisors with respect to the applicability to them of the tax laws of other jurisdictions.

                                  UNDERWRITING


   Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, Lazard Freres & Co. LLC and Fox-Pitt, Kelton Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling shareholder and the underwriters, we and the selling shareholder have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us and the selling shareholder the number of shares listed opposite its name below.

                                                                           Number
            Underwriter                                                   of Shares
    --------------------                                                  ---------
   Merrill Lynch, Pierce, Fenner & Smith
           Incorporated...............................................
   Credit Suisse First Boston LLC.....................................
   Lazard Freres & Co. LLC............................................
   Fox-Pitt, Kelton Inc...............................................



                                                                          ---------
          Total.......................................................    2,200,000
                                                                          =========


   Subject to the terms and conditions in the purchase agreement, the underwriters have agreed to purchase all of the shares being sold under the purchase agreement if any of the shares are purchased. If an underwriter defaults, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

   We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

   The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

   The representatives have advised us and the selling shareholder that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers
at that price less a concession not in excess of $   per share. The
underwriters may allow, and the dealers may reallow, a discount not in excess
of $   per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   The following table shows the public offering price, underwriting discount and proceeds before expenses to PXRE and the selling shareholder. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

                                                                                       Per Share    Without Option   With Option
                                                                                       ---------    --------------   -----------
   Public offering price ...........................................................       $              $               $
   Underwriting discount ...........................................................       $              $               $
   Proceeds, before expenses, to PXRE ..............................................       $              $               $
   Proceeds to the selling shareholder .............................................       $              $               $


   The expenses of the offering, not including the underwriting discount, are
estimated at $   and are payable by PXRE and the selling shareholder.

Overallotment Option

   We have granted an option to the underwriters to purchase up to 330,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

   We, our executive officers and directors, Phoenix Life, and certain other shareholders have agreed, with exceptions, not to sell or transfer any common shares for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we, the selling shareholder and these other parties have agreed not to directly or indirectly:

   o offer, pledge, sell, contract to sell any common shares,

   o sell any option or contract to purchase any common shares,

   o purchase any option or contract to sell any common shares,

   o grant any option, right or warrant for the sale of any common shares,

   o lend or otherwise transfer or dispose of any common shares,

   o request or demand that we file a registration statement related to the common shares, or

   o enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

   This lockup provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Other Terms

   The public offering price will be determined through negotiations between us, the selling shareholder and the representatives of the underwriters. The factors to be considered in determining the public offering price, in addition to prevailing market conditions, are expected to be price-book value, price-revenue and discounted price-earnings ratios, and include the valuation multiples of publicly traded companies that the representatives believe to be comparable to us, some of our financial information, the history of, and the prospects for, us and the industry in which we compete, and an assessment of our management, our past and present operations, the prospects for, and timing of, our future revenues and the present state of our development, the percentage interest of our company being sold as compared to the valuation for our company and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that our common stock will trade in the public market subsequent to the offering at or above the public offering price.

   Our common shares are listed on the New York Stock Exchange under the symbol "PXT."

Price Stabilization and Short Positions

   Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

   If the underwriters create a short position in the common shares in connection with the offering, i.e., if they sell more shares than are set forth on the cover of this prospectus supplement, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common shares to stabilize its price or to reduce a short position may cause the price of the common shares to be higher than it might be in the absence of such purchases.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

   Some of the underwriters and their affiliates have or are engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.


                                 LEGAL MATTERS


   The validity of the issuance of the common shares offered hereby will be passed upon for us by Sidley Austin Brown & Wood LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                 Page
                                                                                                 ----
Unaudited Consolidated Financial Statements as of September 30, 2003 and 2002 and for
  the Nine-Month Periods ended September 30, 2003 and 2002..............................         F-1

Consolidated Balance Sheets as of September 30, 2003 and December 31, 2002..............         F-2

Consolidated Statements of Income and Comprehensive Income for the Three
  Months and Nine Months Ended September 30, 2003 and 2002..............................         F-3

Consolidated Statements of Shareholders' Equity for the Three Months and
  Nine Months Ended September 30, 2003 and 2002.........................................         F-4

Consolidated Statements of Cash Flows for the Three Months and Nine
  Months Ended September 30, 2003 and 2002..............................................         F-5

Notes to Consolidated Financial Statements .............................................         F-6

                                PXRE Group Ltd.

                          Consolidated Balance Sheets
               (Dollars in thousands, except par value per share)

                                                                     September 30,   December 31
                                                                         2003            2002
                                                                     -------------   -----------
                                                                      (Unaudited)
Assets
 Investments:
   Fixed maturities:
    Available-for-sale (amortized cost $581,883
    and $465,963, respectively), ...............................    $   592,128     $   478,878
    Trading (cost $18,323 and $19,521, respectively) ...........         21,006          21,871
   Short-term investments ......................................        232,646         133,318
   Hedge funds (cost $81,927 and $84,915, respectively) ........        115,065         113,105
   Other invested assets (cost $9,295 and $10,522, respectively)          9,939          11,529
                                                                    -----------     -----------
    Total investments ..........................................        970,784         758,701
 Cash ..........................................................         40,515          46,630
 Accrued investment income .....................................          6,348           5,788
 Premiums receivable, net ......................................         67,857          77,290
 Other receivables .............................................         46,121          27,052
 Reinsurance recoverable on paid losses ........................         26,717          29,653
 Reinsurance recoverable on unpaid losses ......................        146,533         207,444
 Ceded unearned premiums .......................................         18,848          10,496
 Deferred acquisition costs ....................................          7,781          22,721
 Income tax recoverable ........................................          7,676            --
 Other assets ..................................................         48,911          51,367
                                                                    -----------     -----------
    Total assets ...............................................    $ 1,388,091     $ 1,237,142
                                                                    ===========     ===========
Liabilities
 Losses and loss expenses ......................................    $   437,310     $   447,829
 Unearned premiums .............................................         55,668          63,756
 Debt payable ..................................................           --            30,000
 Reinsurance balances payable ..................................         60,002          81,090
 Deposit liabilities ...........................................         75,817          35,149
 Income tax payable ............................................           --             2,486
 Payable for securities purchased ..............................         82,940              22
 Other liabilities .............................................         29,383          29,011
                                                                    -----------     -----------
    Total liabilities ..........................................        741,120         689,343
                                                                    -----------     -----------
 Minority interest in consolidated subsidiary:
   Company-obligated mandatorily redeemable
   capital trust pass-through
    securities of subsidiary trusts holding
   solely a company-guaranteed
    related subordinated debt ..................................        126,839          94,335
                                                                    -----------     -----------
Shareholders' Equity
 Serial convertible preferred shares, $1.00 par
  value, $10,000 stated value - 10 million shares
  authorized, 0.02 million shares issued and outstanding .......        168,814         159,077
 Common shares, $1.00 par value - 50 million shares authorized,
   12.2 million and 12.0 million shares issued and
   outstanding, respectively ...................................         12,177          12,030
 Additional paid-in capital ....................................        172,214         168,866
 Accumulated other comprehensive income net of deferred
  income tax expense of $2,795 and $2,866, respectively ........          5,826           7,142
 Retained earnings .............................................        164,939         108,062
 Restricted shares at cost (0.3 million and
  0.2 million shares, respectively) ............................         (3,838)         (1,713)
                                                                    -----------     -----------
    Total shareholders' equity .................................        520,132         453,464
                                                                    -----------     -----------
    Total liabilities and shareholders' equity .................    $ 1,388,091     $ 1,237,142
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                                PXRE Group Ltd.

           Consolidated Statements of Income and Comprehensive Income
                (Dollars in thousands, except per share amounts)



                                                                                             Three Months
                                                                                                 Ended           Nine Months Ended
                                                                                             September 30,         September 30,
                                                                                           -----------------    -------------------
                                                                                            2003       2002       2003       2002
                                                                                          -------    -------    --------   --------
                                                                                                         (Unaudited)
Revenues
 Net premiums earned ..................................................................   $69,082    $75,741    $237,870   $180,661
 Net investment income ................................................................     5,994      5,011      20,026     17,543
 Net realized investment gains ........................................................       502      4,782         611      5,785
 Fee income ...........................................................................     1,148        928       3,533      2,766
                                                                                          -------    -------    --------   --------
                                                                                           76,726     86,462     262,040    206,755
                                                                                          -------    -------    --------   --------
Losses and Expenses
 Losses and loss expenses incurred ....................................................    35,387     48,264     113,041     84,350
 Commissions and brokerage ............................................................     3,218     13,489      37,863     31,208
 Other operating expenses .............................................................    10,573      6,696      29,586     21,790
 Interest expense .....................................................................        --        698       2,504      2,197
 Minority interest in consolidated subsidiaries .......................................     2,817      2,127       7,350      6,550
                                                                                          -------    -------    --------   --------
                                                                                           51,995     71,274     190,344    146,095
                                                                                          -------    -------    --------   --------
 Income before income taxes ...........................................................    24,731     15,188      71,696     60,660
 Income tax provision .................................................................    1,007       4,179       2,887     12,375
                                                                                          -------    -------    --------   --------
 Net income before convertible preferred share dividends ..............................   $23,724    $11,009    $ 68,809   $ 48,285
                                                                                          -------    -------    --------   --------
 Convertible preferred share dividends ................................................     3,310      3,058       9,737      5,958
                                                                                          -------    -------    --------   --------
 Net income available to common shareholders ..........................................   $20,414    $ 7,951    $ 59,072   $ 42,327
                                                                                          =======    =======    ========   ========
Comprehensive Income, Net of Tax
 Net income before convertible preferred share dividends ..............................   $23,724    $11,009    $ 68,809   $ 48,285
 Net unrealized (depreciation) appreciation on investments ............................    (4,008)     6,262      (2,262)    10,771
 Net unrealized (depreciation) appreciation on cash flow
   hedge...............................................................................        --       (346)        946       (284)
                                                                                          -------    -------    --------   --------
 Comprehensive income .................................................................   $19,716    $16,925    $ 67,493   $ 58,772
                                                                                          =======    =======    ========   ========
Per Share
 Basic:
   Net income before convertible preferred share dividends.............................   $  1.99    $  0.93    $   5.77   $   4.10
   Convertible preferred share dividends...............................................     (0.28)     (0.26)      (0.82)     (0.51)
                                                                                          -------    -------    --------   --------
   Net income available to common shareholders.........................................   $  1.71    $  0.67    $   4.95   $   3.59
                                                                                          =======    =======    ========   ========
   Average shares outstanding (000's)..................................................    11,925     11,817      11,931     11,778
                                                                                          =======    =======    ========   ========
 Diluted:
   Net income..........................................................................   $  1.01    $  0.50    $   2.97   $   2.59
                                                                                          =======    =======    ========   ========
   Average shares outstanding (000's)..................................................    23,583     22,137      23,201   $ 18,630
                                                                                          =======    =======    ========   ========




        The accompanying notes are an integral part of these statements.

                                PXRE Group Ltd.

                Consolidated Statements of Shareholders' Equity
                             (Dollars in thousands)



                                                                                         Three Months Ended      Nine Months Ended
                                                                                            September 30,          September 30,
                                                                                         -------------------    -------------------
                                                                                          2003        2002        2003       2002
                                                                                        --------    --------    --------   --------
                                                                                                        (Unaudited)
Convertible Preferred Shares
 Balance at beginning of period .....................................................   $165,504    $152,900    $159,077   $     --
 Issuance of shares, net ............................................................         --          --          --    150,000
 Dividends to convertible preferred shareholders ....................................      3,310       3,058       9,737      5,958
                                                                                        --------    --------    --------   --------
   Balance at end of period..........................................................   $168,814    $155,958    $168,814   $155,958
                                                                                        ========    ========    ========   ========
Common Shares
 Balance at beginning of period .....................................................   $ 12,169    $ 11,966    $ 12,030   $ 11,873
 Issuance of shares, net ............................................................          8          65         147        158
                                                                                        --------    --------    --------   --------
   Balance at end of period..........................................................   $ 12,177    $ 12,031    $ 12,177   $ 12,031
                                                                                        ========    ========    ========   ========
Additional Paid-in Capital
 Balance at beginning of period .....................................................   $172,096    $168,034    $168,866   $175,405
 Issuance of shares .................................................................        118         916       3,259     (6,420)
 Other ..............................................................................         --         (18)         89        (53)
                                                                                        --------    --------    --------   --------
   Balance at end of period..........................................................   $172,214    $168,932    $172,214   $168,932
                                                                                        ========    ========    ========   ========
Accumulated Other Comprehensive Income
 Balance at beginning of period .....................................................   $  9,834    $  4,272    $  7,142   $   (299)
 Change in unrealized gains .........................................................     (4,008)      6,262      (2,262)    10,771
 Change in cash flow hedge ..........................................................         --        (346)        946       (284)
                                                                                        --------    --------    --------   --------
   Balance at end of period..........................................................   $  5,826    $ 10,188    $  5,826   $ 10,188
                                                                                        ========    ========    ========   ========
Retained Earnings
 Balance at beginning of period .....................................................   $145,256    $ 88,414    $108,062   $ 55,473
 Net income before convertible preferred share dividends ............................     23,724      11,009      68,809     48,285
 Dividends to convertible preferred shareholders ....................................     (3,310)     (3,058)     (9,737)    (5,958)
 Dividends to common shareholders ...................................................       (731)       (721)     (2,195)    (2,156)
                                                                                        --------    --------    --------   --------
   Balance at end of period..........................................................   $164,939    $ 95,644    $164,939   $ 95,644
                                                                                        ========    ========    ========   ========
Restricted Shares
 Balance at beginning of period .....................................................   $ (4,328)   $ (2,644)   $ (1,713)  $ (2,672)
 Issuance of restricted shares ......................................................         26          (9)     (4,582)    (1,049)
 Amortization of restricted shares ..................................................        464         401       2,457      1,469
                                                                                        --------    --------    --------   --------
   Balance at end of period..........................................................   $ (3,838)   $ (2,252)   $ (3,838)  $ (2,252)
                                                                                        ========    ========    ========   ========
Total Shareholders' Equity
 Balance at beginning of period .....................................................   $500,531    $422,942    $453,464   $239,780
 Issuance of convertible preferred shares ...........................................         --          --          --    150,000
 Issuance of shares .................................................................        126         981       3,406     (6,262)
 Restricted shares, net .............................................................        490         392      (2,125)       420
 Unrealized (depreciation) appreciation on investments, net of deferred income tax ..     (4,008)      6,262      (2,262)    10,771
 Unrealized (depreciation) appreciation on cash flow hedge, net of deferred income
  tax................................................................................         --        (346)        946       (284)
 Net income before convertible preferred share dividends ............................     23,724      11,009      68,809     48,285
 Dividends to common shareholders ...................................................       (731)       (721)     (2,195)    (2,156)
 Other ..............................................................................         --         (18)         89        (53)
                                                                                        --------    --------    --------   --------
   Balance at end of period..........................................................   $520,132    $440,501    $520,132   $440,501
                                                                                        ========    ========    ========   ========


        The accompanying notes are an integral part of these statements.

                                PXRE Group Ltd.

                     Consolidated Statements of Cash Flows
                             (Dollars in thousands)



                                                                                      Three Months Ended        Nine Months Ended
                                                                                         September 30,            September 30,
                                                                                     ---------------------    ---------------------
                                                                                       2003         2002        2003         2002
                                                                                    ---------    ---------    ---------   ---------
                                                                                                      (Unaudited)
Cash Flow from Operating Activities
 Net income before convertible preferred share dividends ........................   $  23,724    $  11,009    $  68,809   $  48,285
 Adjustments to reconcile net income to net cash provided by operating activities:
    Losses and loss expenses ....................................................      (5,687)      11,729      (10,518)    (16,809)
    Unearned premiums ...........................................................         960       (8,932)     (16,439)     10,498
    Deferred acquisition costs ..................................................       1,646          904       14,940      (5,508)
    Receivables .................................................................     (19,197)      (7,008)      (9,636)    (14,096)
    Reinsurance balances payable ................................................      (6,500)       1,835      (21,088)     21,917
    Reinsurance recoverable .....................................................      15,480       16,128       63,847      15,717
    Income taxes ................................................................        (259)       3,242      (10,001)     10,930
    Equity in earnings of limited partnerships ..................................      (1,892)        (691)      (9,741)     (6,097)
    Trading portfolio purchased .................................................          --      (10,913)      (5,688)    (30,886)
    Trading portfolio disposed ..................................................          --       12,371        8,496      12,371
    Deposit liability ...........................................................       6,450        3,196       40,668      19,891
    Other .......................................................................      (3,059)      (6,682)       5,427      (6,738)
                                                                                    ---------    ---------    ---------   ---------
     Net cash provided by operating activities ..................................      11,666       26,188      119,076      59,475
                                                                                    ---------    ---------    ---------   ---------
Cash Flow from Investing Activities
 Fixed maturities available for sale purchased ..................................    (204,877)    (104,852)    (356,670)   (348,500)
 Fixed maturities available for sale disposed or matured ........................     177,479      100,245      239,389     111,958
 Payable for securities .........................................................      45,548      (10,590)      82,919       3,702
 Net change in short-term investments ...........................................     (88,880)     (17,666)     (99,328)     34,716
 Hedge funds purchased ..........................................................      (5,000)          --      (12,000)    (26,366)
 Hedge funds disposed ...........................................................       3,095        3,639       19,936      36,793
 Other invested assets purchased ................................................         (12)        (283)        (133)       (283)
 Other invested assets disposed .................................................         530          665        1,568       8,380
                                                                                    ---------    ---------    ---------   ---------
   Net cash used by investing activities.........................................     (72,117)     (28,842)    (124,319)   (179,600)
                                                                                    ---------    ---------    ---------   ---------
Cash Flow from Financing Activities
 Proceeds from issuance of convertible preferred shares .........................          --          (46)          --     140,892
 Proceeds from issuance of common shares ........................................         129          880          671       2,073
 Proceeds from issuance of minority interest in consolidated subsidiaries .......          --           --       32,500          --
 Cash dividends paid to common shareholders .....................................        (731)        (722)      (2,195)     (2,156)
 Repayment of debt ..............................................................          --       (5,000)     (30,000)    (25,000)
 Repurchase of minority interest in consolidated subsidiary .....................          --           --           --      (2,967)
 Cost of shares repurchased .....................................................          24          (31)      (1,848)       (589)
                                                                                    ---------    ---------    ---------   ---------
   Net cash (used) provided by financing activities..............................        (578)      (4,919)        (872)    112,253
                                                                                    ---------    ---------    ---------   ---------
 Net change in cash .............................................................     (61,029)      (7,573)      (6,115)     (7,872)
 Cash, beginning of period ......................................................     101,544       22,589       46,630      22,888
                                                                                    ---------    ---------    ---------   ---------
 Cash, end of period ............................................................   $  40,515    $  15,016    $  40,515   $  15,016
                                                                                    =========    =========    =========   =========
Supplemental disclosure of cash flow information:
 Interest paid ..................................................................   $   5,381    $   4,816    $  10,175   $  10,591
 Income taxes paid ..............................................................       1,174          666       12,793       3,668


        The accompanying notes are an integral part of these statements.

                                PXRE Group Ltd.

             Notes to Consolidated Financial Statements (Unaudited)


1. Significant Accounting Policies

 Basis of Presentation and Consolidation

   The consolidated financial statements have been prepared in U.S. dollars in conformity with accounting principles generally accepted ("GAAP") in the United States of America. These statements reflect the consolidated operations of PXRE Group Ltd. (the "Company" or collectively with its various subsidiaries, "PXRE") and its subsidiaries, including PXRE Corporation ("PXRE Delaware"), PXRE Reinsurance Company ("PXRE Reinsurance"), PXRE Reinsurance Ltd. ("PXRE Bermuda"), PXRE Reinsurance (Barbados) Ltd. ("PXRE Barbados"), PXRE Solutions Inc. ("PXRE Solutions"), PXRE Solutions, S.A. ("PXRE Europe"), PXRE Capital Trust I, PXRE Capital Statutory Trust II, PXRE Capital Trust III and PXRE Limited. All material inter-company transactions have been eliminated in preparing these consolidated financial statements.

   GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The interim consolidated financial statements are unaudited; however, in the opinion of management, such consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. These interim statements should be read in conjunction with the 2002 audited consolidated financial statements and related notes. The preparation of interim consolidated financial statements relies significantly upon estimates. Use of such estimates, and the seasonal nature of the reinsurance business, necessitate caution in drawing specific conclusions from interim results.

   Certain reclassifications have been made for 2002 to conform to the 2003 presentation.

 Share-Based Compensation

   At September 30, 2003, PXRE has share option plans, which are accounted for under the recognition and measurement principles of the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No share-based compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common shares on the date of grant. The following table illustrates the effect on net income and earnings per share if PXRE had applied the fair value recognition provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation to share-based employee compensation.

                                 PXRE Group Ltd.


                                                                                               Three Months
                                                                                                   Ended          Nine Months Ended
                                                                                               September 30,        September 30,
($000's, except per share data)                                                              -----------------    -----------------
                                                                                              2003       2002      2003       2002
                                                                                            -------    -------    -------   -------
Net income before convertible preferred share dividends:
 As reported ............................................................................   $23,724    $11,009    $68,809   $48,285
 Deduct:
   Total share-based compensation expense determined under fair value based method for
   all awards, net of related tax effects................................................      (406)      (489)    (2,251)   (1,705)
                                                                                            -------    -------    -------   -------
 Pro-forma ..............................................................................   $23,318    $10,520    $66,558   $46,580
                                                                                            =======    =======    =======   =======
Basic income per share:
 As reported ............................................................................   $  1.71    $  0.67    $  4.95   $  3.59
 Pro-forma ..............................................................................   $  1.68    $  0.63    $  4.76   $  3.45
Diluted income per share:
 As reported ............................................................................   $  1.01    $  0.50    $  2.97   $  2.59
 Pro-forma ..............................................................................   $  0.99    $  0.48    $  2.87   $  2.50


 Debt and Equity Classification

   In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the statement as a liability (or an asset in some circumstances). PXRE adopted this statement during the quarter ended September 30, 2003, however due to certain parts of this statement being deferred indefinitely by the FASB, the adoption of this statement did not have any impact on PXRE's Consolidated Financial Statements, financial position or results of operations.

 Consolidation of Variable Interest Entities

   In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which requires consolidation of all "variable interest entities" ("VIE") by the "primary beneficiary," as these terms are defined in FIN 46, effective immediately for VIEs created after January 31, 2003. However, on October 9, 2003 the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities", which deferred the effective date until the first interim or annual period ending after December 15, 2003, which for the Company would be the quarter ended December 31, 2003. The adoption of this statement is not expected to have any effect on PXRE's financial position or results of operations.

                                PXRE Group Ltd.

2. Reinsurance

   PXRE from time to time purchases catastrophe retrocessional coverage for its own protection, depending on market conditions. PXRE purchases reinsurance primarily to reduce its exposure to severe losses related to any one event or catastrophe. PXRE currently has many reinsurance treaties in place with several different coverages, territories, limits and retentions that serve to reduce a large gross loss emanating from any one event. In addition, primarily related to our exposure assumed on per-risk treaties, we purchase clash reinsurance protection which allows us to recover losses ceded by more than one reinsured related to any one particular property. In the event that retrocessionaires are unable to meet their contractual obligations, PXRE would remain liable for the underlying covered claims. The effects of such retrocessional coverage on premiums written and earned are as follows:


                                                                                              Nine Months
                                                         Three Months Ended                      Ended
                                                            September 30,      Increase       September 30,      Increase
                                                       ---------------------  (Decrease) ---------------------  (Decrease)
                                                         2003         2002       %          2003         2002       %
                                                       --------    ---------    ---      --------    ----------    ---
Premiums written
Gross premiums written ..............................  $ 95,275     $120,734             $274,123     $287,881
Ceded premiums written ..............................   (25,233)     (53,925)             (52,692)     (96,688)
                                                       --------     --------             --------     --------
Net premiums written ................................  $ 70,042     $ 66,809      5      $221,431     $191,193     16
                                                       ========     ========             ========     ========
Premiums earned
Gross premiums earned ...............................  $ 83,053     $ 99,667             $282,210     $243,367
Ceded premiums earned ...............................   (13,971)     (23,926)             (44,340)     (62,706)
                                                       --------     --------             --------     --------
Net premiums earned .................................  $ 69,082     $ 75,741     (9)     $237,870     $180,661     32
                                                       ========     ========             ========     ========


3. Earnings Per Share

   The table below presents the computation of basic and diluted earnings per share:


                                                                                               Three Months
                                                                                                   Ended          Nine Months Ended
                                                                                               September 30,        September 30,
                                                                                             -----------------    -----------------
(000's, except per share data)                                                                 2003       2002       2003      2002
                                                                                            -------    -------    -------   -------
Net income available to common shareholders:
 Income before convertible preferred share dividends ....................................   $23,724    $11,009    $68,809   $48,285
 Convertible preferred share dividends ..................................................    (3,310)    (3,058)    (9,737)   (5,958)
                                                                                            -------    -------    -------   -------
 Net income available to common shareholders ............................................   $20,414    $ 7,951    $59,072   $42,327
                                                                                            =======    =======    =======   =======
Weighted average common shares outstanding:
 Weighted average common share outstanding ..............................................    11,925     11,817     11,931    11,778
 Equivalent shares underlying options ...................................................       162        337        239       325
 Equivalent number of restricted shares .................................................        76        141        113       132
 Equivalent number of convertible preferred shares ......................................    11,420      9,842     10,918     6,395
                                                                                            -------    -------    -------   -------
 Weighted average common equivalent shares (diluted) ....................................    23,583     22,137     23,201    18,630
                                                                                            =======    =======    =======   =======
Per share amounts:
 Basic:
 Net income before convertible preferred share dividends ................................   $  1.99    $  0.93    $  5.77   $  4.10
 Convertible preferred share dividends ..................................................     (0.28)     (0.26)     (0.82)    (0.51)
                                                                                            -------    -------    -------   -------
 Net income available to common shareholders ............................................   $  1.71    $  0.67    $  4.95   $  3.59
                                                                                            =======    =======    =======   =======
 Diluted:
 Net income .............................................................................   $  1.01    $  0.50    $  2.97   $  2.59
                                                                                            =======    =======    =======   =======

                                PXRE Group Ltd.

4. Income Taxes

   The Company is incorporated under the laws of Bermuda and, under current Bermuda law, is not obligated to pay any taxes in Bermuda based upon income or capital gains. The Company has received an undertaking from the Supervisor of Insurance in Bermuda pursuant to the provisions of the Exempted Undertakings Tax Protection Act, 1966, which exempts the Company from any Bermuda taxes computed on profits, income or any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, at least until the year 2016.

   The Company does not consider itself to be engaged in a trade or business in the United States and accordingly does not expect to be subject to direct United States income taxation.

   The United States subsidiaries of PXRE file a consolidated U.S. federal income tax return.

5. Shareholders' Equity

   On April 4, 2002, the Company issued $150.0 million of additional capital comprised of 15,000 convertible voting preferred shares in a private placement not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended. The convertible preferred share investment occurred pursuant to a share purchase agreement, dated as of December 10, 2001, between the Company and certain investors. On February 12, 2002, the shareholders approved the sale and issuance of three series of convertible preferred shares pursuant to the share purchase agreement, including 7,500 Series A convertible preferred shares, 5,000 Series B convertible preferred shares, and 2,500 Series C convertible preferred shares. Proceeds before the offering of the convertible preferred shares, net of offering expenses of $9.1 million, amounted to $140.9 million.

   The convertible preferred shares accrue cumulative dividends per share at the rate per annum of 8% of the sum of the stated value of each share plus any accrued and unpaid dividend thereon payable on a quarterly basis. The shareholders also voted to approve the division of 20 million of PXRE's 50 million authorized common shares into three new classes of convertible common shares including 10 million Class A convertible voting common shares, 6,666.667 Class B convertible voting common shares, and 3,333.333 Class C convertible voting common shares. No convertible voting common shares of any class are currently outstanding.

   Convertible preferred shares are convertible into convertible common shares at the option of the holder at any time at a conversion price equal to the original conversion price, subject to adjustment if PXRE experiences adverse development in excess of a $7.0 million after-tax threshold. The number of convertible common shares issued upon the conversion of each convertible preferred share would be equal to the sum of the original purchase price ($10,000) of such convertible preferred share plus accrued but unpaid dividends divided by the adjusted conversion price. Certain adverse development, excluding that related to most of the adverse development on loss reserves within the exited lines segment and all of the losses arising from the events of September 11, 2001, is subject to a cap of $12.0 million after-tax. Adverse development on the reserves excluded is not subject to any cap or limit. As of September 30, 2003, after giving effect to the $12.0 million cap referred to above, PXRE has incurred $20.1 million of net after-tax adverse development above this $7.0 million threshold, resulting in an adjusted conversion price of $14.34. Two-thirds of the convertible preferred shares mandatorily convert by April 4, 2005, and the balance by April 4, 2008. Convertible preferred shares vote on a fully converted basis on all matters brought before the shareholders other than the election of directors. As of September 30, 2003, 16,881 convertible preferred shares were issued and outstanding.

6. Segment Information

   PXRE operates in four reportable property and casualty reinsurance segments
- catastrophe and risk excess, finite business, other lines and exited lines - based on PXRE's approach to managing the business.

                                PXRE Group Ltd.

Commencing with the 2002 underwriting renewal season, PXRE returned its focus to its core property catastrophe and risk excess business. Businesses that were not renewed in 2002 are reported as exited lines. In addition, PXRE operates in two geographic segments - North American, representing North American based risks written by North American based clients, and International (principally the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia), representing all other premiums written.

   There are no significant differences among the accounting policies of the segments as compared to PXRE's consolidated financial statements.

   PXRE does not maintain separate balance sheet data for each of its operating segments nor does it allocate net investment income, net realized investment gains, operating expenses, unrealized foreign exchange gains or losses and financing costs to these segments. Accordingly, PXRE does not review and evaluate the financial results of its operating segments based upon balance sheet data and these other income statement items.

   The following tables summarize the net premiums written and earned by PXRE's business segments. The amounts shown for the North American and International geographic segments are presented net of proportional reinsurance and allocated excess of loss reinsurance cessions, but gross of corporate catastrophe excess of loss reinsurance cessions, which are separately itemized where applicable:

Net Premiums Written


                                                   Three Months Ended September 30,            Nine Months Ended September 30,
                                               ----------------------------------------    ----------------------------------------
($000's)                                              2003                  2002                  2003                  2002
                                               ------------------    ------------------    ------------------    ------------------
                                                Amount    Percent     Amount    Percent     Amount    Percent      Amount   Percent
                                              --------    -------   --------    -------   --------    -------    --------   -------
Catastrophe and Risk Excess
 North American ...........................   $ 18,116              $ 17,050              $ 48,762               $ 39,080
 International ............................     69,834                51,110               185,799                126,714
 Excess of Loss Cessions ..................    (17,443)              (18,730)              (26,011)               (29,634)
                                              --------              --------              --------               --------
                                                70,507        101%    49,430         74%   208,550         94%    136,160        71%
                                              --------              --------              --------               --------
Finite Business
 North American ...........................     (2,091)               12,754                 3,315                 42,446
 International ............................         --                    --                    --                     --
                                              --------              --------              --------               --------
                                                (2,091)        (3)    12,754         19      3,315          2      42,446        22
                                              --------              --------              --------               --------
Other Lines
 North American ...........................      2,321                 3,214                 6,407                  6,014
 International ............................         36                     4                    35                     45
                                              --------              --------              --------               --------
                                                 2,357          3      3,218          5      6,442          3       6,059         3
                                              --------              --------              --------               --------
Exited Lines
 North American ...........................         68                  (224)                  973                  8,090
 International ............................       (799)                1,631                 2,151                 (1,562)
                                              --------              --------              --------               --------
                                                  (731)        (1)     1,407          2      3,124          1       6,528         4
                                              --------    -------   --------    -------   --------    -------    --------   -------
   Total...................................   $ 70,042        100%  $ 66,809        100%  $221,431        100%   $191,193       100%
                                              ========    =======   ========    =======   ========    =======    ========   =======

                                PXRE Group Ltd.

Net Premiums Earned


                                                    Three Months Ended September 30,           Nine Months Ended September 30,
                                                 --------------------------------------    ----------------------------------------
                                                       2003                 2002                  2003                  2002
($000's)                                         -----------------    -----------------    ------------------    ------------------
                                                 Amount    Percent    Amount    Percent    Amount     Percent     Amount    Percent
                                                -------    -------   -------    -------   --------    -------    --------   -------
Catastrophe and Risk Excess
 North American .............................   $15,037              $14,639              $ 46,766               $ 35,951
 International ..............................    54,322               39,999               161,579                104,896
 Excess of Loss Cessions ....................    (7,365)              (6,774)              (20,010)               (17,677)
                                                -------              -------              --------               --------
                                                 61,994       90%     47,864       63%     188,335       79%      123,170      68
                                                -------              -------              --------               --------
Finite Business
 North American .............................     5,192               18,024                39,406                 26,338
 International ..............................        --                   --                    --                     --
                                                -------              -------              --------               --------
                                                  5,192        8      18,024       24       39,406       16        26,338      15
                                                -------              -------              --------               --------
Other Lines
 North American .............................     2,372                2,031                 6,319                  5,756
 International ..............................        36                    4                    35                    106
                                                -------              -------              --------               --------
                                                  2,408        3       2,035        3        6,354        3         5,862       3
                                                -------              -------              --------               --------
Exited Lines
 North American .............................       416                5,419                 1,947                 17,471
 International ..............................      (928)               2,399                 1,828                  7,820
                                                -------              -------              --------               --------
                                                   (512)      (1)      7,818       10        3,775        2        25,291      14
                                                -------      ---     -------      ---     --------      ---      --------     ---
   Total.....................................   $69,082      100%    $75,741      100%    $237,870      100%     $180,661     100%
                                                =======      ===     =======      ===     ========      ===      ========     ===

                                PXRE Group Ltd.

   The following table summarizes the underwriting income (loss) by segment. The amounts shown in the North American and International geographic segments are presented net of proportional reinsurance and allocated excess of loss reinsurance cessions, but gross of corporate catastrophe excess of loss reinsurance cessions, which are separately itemized where applicable:

Underwriting Income (Loss)

                                                   Three Months Ended September 30,            Nine Months Ended September 30,
                                                ---------------------------------------    ----------------------------------------
                                                       2003                 2002                  2003                  2002
($000's)                                        ------------------    -----------------    ------------------    ------------------
                                                 Amount    Percent    Amount    Percent     Amount    Percent      Amount   Percent
                                               --------    -------   -------    -------   --------    -------    --------   -------
Catastrophe and Risk Excess
 North American ............................   $ 13,292              $ 9,810              $ 29,960               $ 31,944
 International .............................     37,484               14,790               108,748                 56,358
 Excess of Loss Cessions ...................     (6,562)              (4,652)              (22,604)                (9,055)
                                               --------              -------              --------               --------
                                                 44,214        144%   19,948        139%   116,104        133%     79,247       117%
                                               --------              -------              --------               --------
Finite Business
 North American ............................     (1,258)                 469                (5,987)                 2,635
 International .............................         --         --        --         --
                                               --------              -------              --------               --------
                                                 (1,258)        (4)      469          3     (5,987)        (7)      2,635         4
                                               --------              -------              --------               --------
Other Lines
 North American ............................      1,647                   70                 2,121                  2,329
 International .............................        (34)                (123)                   95                    119
                                               --------              -------              --------               --------
                                                  1,613          5       (53)        --      2,216          2       2,448         4
                                               --------              -------              --------               --------
Exited Lines
 North American ............................    (11,257)              (5,247)              (19,870)               (14,043)
 International .............................     (2,563)                (803)               (4,994)                (2,538)
                                               --------              -------              --------               --------
                                                (13,820)       (45)   (6,050)       (42)   (24,864)       (28)    (16,581)      (25)
                                               --------              -------              --------               --------
Total ......................................   $ 30,749        100%  $14,314        100%  $ 87,469        100%   $ 67,749       100%
                                               ========    =======   =======    =======   ========    =======    ========   =======

   The following table reconciles the net underwriting income for the operating segments to income before income taxes as reported in the Consolidated Statements of Income and Comprehensive Income:

                                                                                          Three Months Ended     Nine Months Ended
                                                                                            September 30,          September 30,
($000's)                                                                                  ------------------    -------------------
                                                                                           2003        2002       2003       2002
                                                                                         --------    -------    --------   --------
Net underwriting income ..............................................................   $ 30,749    $14,314    $ 87,469   $ 67,749
Net investment income ................................................................      5,994      5,011      20,026     17,543
Net realized investment gains ........................................................        502      4,782         611      5,785
Interest expense .....................................................................         --       (698)     (2,504)    (2,197)
Minority interest in consolidated subsidiaries .......................................     (2,817)    (2,127)     (7,350)    (6,550)
Other operating expenses .............................................................    (10,573)    (6,696)    (29,586)   (21,790)
Unrealized foreign exchange gains on losses incurred .................................        876        616       3,052        194
Other ................................................................................         --        (14)        (22)       (74)
                                                                                         --------    -------    --------   --------
Income before income taxes ...........................................................   $ 24,731    $15,188    $ 71,696   $ 60,660
                                                                                         ========    =======    ========   ========

                                PXRE Group Ltd.

7. Minority Interest in Consolidated Subsidiaries

   The minority interest in consolidated subsidiaries comprises Company obligated mandatorily redeemable capital trust pass-through securities of subsidiary trusts holding solely a Company-guaranteed related subordinated debt as follows:


($000's)                                                                  September 30,   December 31,
                                                                              2003            2002
                                                                          -------------   ------------
$94.8 million 8.85% fixed rate TRUPS(sm) due February 1, 2027 .........     $ 94,339        $ 94,335
$17.5 million 7.35% fixed/floating rate I PreTS(sm) due May 15, 2033          17,500            --
$15.0 million 9.75% fixed rate InCapS(sm) due May 23, 2033 ............       15,000            --
                                                                            --------        --------
                                                                            $126,839        $ 94,335
                                                                            ========        ========

   The 8.85% fixed rate capital trust pass-through securities pay interest semi-annually and are redeemable by PXRE from February 1, 2007 at 104.180% declining to 100.418% at February 1, 2016, and at par thereafter. The 7.35% fixed/floating rate capital trust pass-through securities initially pay interest quarterly at a fixed rate of 7.35% for 5 years and then at a floating rate of LIBOR + 4.1% reset quarterly thereafter, and are redeemable by PXRE at par on or after May 15, 2008. The 9.75% fixed rate capital trust pass-through securities pay interest quarterly and are redeemable by PXRE from May 23, 2008 at 104.875% declining to 100.975% at May 23, 2013, and at par thereafter. PXRE has the option to defer interest payments on the capital trust pass-through securities and redeem them earlier than the due dates, subject to limits and penalties as set out in the relevant indentures.

8. Contingencies

   In April 2000, PXRE Reinsurance entered into an aggregate excess of loss retrocessional reinsurance agreement with a U.S. based cedent. In the agreement, PXRE Reinsurance reinsured a portfolio of treaties underwritten by a former business unit of the cedent, which had been divested. Pursuant to this excess of loss retrocessional agreement, PXRE Reinsurance agreed to indemnify the cedent for losses in excess of a 75% paid loss ratio on this underlying portfolio of treaties up to a 100% paid loss ratio, subject to an aggregate limit of liability of $50.0 million. The latest loss reports related to the agreement provided by the cedent forecast an ultimate net loss ratio in excess of 100%, which could result in a full limit loss to PXRE.

   In June 2003, PXRE Reinsurance performed an audit of this portfolio of treaties reinsured under the agreement. As a result of this audit, management identified problems and believes that the cedent breached its contractual obligations and fiduciary duties under the agreement. PXRE Reinsurance therefore filed suit against the cedent on July 24, 2003 in a United Stated District Court seeking rescission of the agreement and/or compensatory and punitive damages.

   Although the ultimate outcome of the litigation cannot presently be determined, management believes that PXRE Reinsurance's claims are meritorious and intends to vigorously prosecute its suit. As of September 30, 2003, we have recorded $34.0 million of loss reserves related to the agreement. If our lawsuit is unsuccessful, we could potentially incur additional losses under the agreement of up to $10.4 million on an after-tax basis.

   On October 6, 2003, the United States Court of Appeals for the Third Circuit affirmed a $9.8 million judgment awarded in June 2002 after a jury trial of its dispute against Terra Nova Insurance Company Limited ("Terra Nova"). The dispute concerned PXRE's claims under two insurance policies that had been issued by an agent of Terra Nova. Terra Nova paid the full amount of the judgment on October 16, 2003. PXRE had previously recorded this amount as a receivable and as a result there was no income statement impact.

                                PXRE Group Ltd.

9. Subsequent Events

   Subsequent to September 30, 2003, two Delaware statutory trusts controlled by PXRE, PXRE Capital Statutory Trust V and PXRE Capital Statutory Trust VI, separately entered into agreements to sell, in private transactions, $20.0 million and $10.0 million principal amounts, respectively, of 30-year fixed/ floating rate deferrable interest capital securities based on an equal principal amount of the Company's fixed/floating rate capital trust pass-through securities. These issues closed on October 29, 2003 and November 6, 2003, respectively, and have maturity dates of October 29, 2033 and November 6, 2033, respectively. The capital trust pass-through securities pay interest at an initial rate of 7.7% and 7.58%, respectively. The Company intends to use the net proceeds of the sales to provide additional capital to PXRE Bermuda.

PROSPECTUS



                                  $150,000,000


                                PXRE GROUP LTD.

                                DEBT SECURITIES

                                 COMMON SHARES

                                PREFERRED SHARES

                               DEPOSITARY SHARES

                                    WARRANTS


   PXRE Group Ltd. may offer from time to time debt securities, common shares, preferred shares, depositary shares and warrants, together or separately, in one or more series. In addition, the selling shareholders may from time to time offer up to 2,631,700 common shares. We will not receive any proceeds from sales of common shares by the selling shareholders. This prospectus describes the general terms of these securities and the general manner in which we and the selling shareholders will offer the securities. The specific terms of any securities we or the selling shareholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we and the selling shareholders will offer the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

   As used in this prospectus, except as otherwise specified, the terms "PXRE," "we," "us" and "our" refer to PXRE Group Ltd. Our common shares are listed on the New York Stock Exchange, Inc. under the symbol "PXT." The closing price of our common shares was $20.65 per share on October 23, 2003.

   Investing in our securities involves risk. See "Risk Factors" beginning on page 5 and the additional risk factors, if any, included in the accompanying prospectus supplement.

                            ------------------------


   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------






                  This prospectus is dated November 26, 2003.

No offered securities may be offered or sold in Bermuda and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.


                               TABLE OF CONTENTS



                            Prospectus                                Page
Summary ..........................................................     1
Where You Can Find More Information ..............................     4
Risk Factors .....................................................     5
Cautionary Statement Regarding Forward-Looking Statements ........     20
Consolidated Ratios of Earnings to Fixed Charges and Earnings to
  Fixed Charges and Preferred Share Dividends.....................     21
Use of Proceeds ..................................................     22
PXRE Group Ltd. ..................................................     22
Description of Debt Securities ...................................     23
Description of Warrants ..........................................     34
Description of Share Capital .....................................     35
Description of Depositary Shares .................................     47
Forms of Securities ..............................................     50
Selling Shareholders .............................................     52
Plan of Distribution .............................................     53
Legal Matters ....................................................     54
Experts ..........................................................     54
Certain ERISA Considerations .....................................     55
Bermuda Monetary Authority .......................................     56
Unenforceability of Certain United States Judgments ..............     57
Difference in Corporate Laws .....................................     58

                      [This Page Intentionally Left Blank]

                                    SUMMARY


   We may offer any of the following securities: debt securities, common shares, preferred shares, depositary shares and warrants. In addition, the selling shareholders may offer common shares from time to time in one or more offerings. The following summary describes these securities in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and the applicable prospectus supplement.

PXRE Group Ltd............    PXRE Group Ltd. is a holding company organized in
                              Bermuda. We provide reinsurance products and services to a worldwide marketplace through subsidiary operations in the United States, Europe, Bermuda and Barbados. Our primary focus is providing property catastrophe reinsurance and retrocessional coverage to a worldwide group of clients. Our common shares, par value $1.00 per share, are listed on the New York Stock Exchange, Inc. under the symbol "PXT." Our principal executive offices are located at Swan Building, 26
                              Victoria Street, Hamilton HM 12, Bermuda,
                              telephone: (441) 296-5858.

Debt Securities...........    Our debt securities offered by this prospectus may
                              be senior or subordinated in priority of payment.
                              We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the offered debt securities.

                              The senior and subordinated debt securities will be issued under separate indentures between us and a U.S. banking institution as trustee. The senior and subordinated debt indentures will not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness, that we or our subsidiaries may issue. We have summarized the general features of the indentures under the heading "Description of Debt Securities." We encourage you to read the indentures, which are exhibits to the registration statement of which this prospectus forms a part.

Common Shares.............    We may sell our common shares, par value $1.00 per
                              share, in one or more offerings. In a prospectus supplement, we will describe the specific terms of the offering of common shares including, where applicable, the number of shares to be offered, the offering price or prices, to the extent permitted by applicable law, whether the common shares will be issued in certificated or book entry form, information with respect to any book-entry procedures, and any additional terms of the common shares which are not consistent with the provisions of our bye-laws.

                              In addition, up to 2,631,700 common shares may be sold from time to time in one or more offerings pursuant to the registration statement of which this prospectus forms a part by the selling shareholders. Such common shares either have been issued and outstanding or are common shares to be issued upon conversion of preferred shares issued and outstanding prior to May 28, 2003. We will not receive any proceeds from sales of common shares sold by the selling shareholders.

                              Each time a selling shareholder sells common shares, it will provide, if required, a supplement to this prospectus that contains specific information about the offering.

Warrants..................    We may sell warrants to purchase our common shares
                              or preferred shares. In a prospectus supplement, we will specify the type of warrant and inform you of the exercise price and other specific terms of the warrants.

Preferred Shares..........    We may sell our preferred shares, par value $1.00
                              per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the stated value of the shares of the series, the voting rights, if any, of the shares of the series, whether or not and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and, if so, the fraction or multiple of a preferred share represented by each depositary share, whether we will list the preferred shares or depositary shares on a securities exchange and any other specific terms of the series of preferred shares.

Terms Specified in
Prospectus Supplements....    When we decide to sell particular securities, we
                              will prepare a prospectus supplement describing the securities offering and the specific terms of the securities. You should carefully read this prospectus and the applicable prospectus supplement.

                              We will offer our debt securities, common shares, preferred shares, depositary shares and warrants to investors on terms determined by market and other conditions. Our securities may be sold for U.S. dollars or foreign currency. Principal of, and any premium or interest on, debt securities and cash amounts payable under warrants may be payable in U.S. dollars or foreign currency, as we specifically designate in the related prospectus supplement.

                              In any prospectus supplement we prepare, we will provide the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of the securities being offered and the managing underwriters for any securities sold to or through underwriters. Any underwriters, including managing underwriters, dealers or agents in the United States may include affiliates of ours.

Structural Subordination;
Our Receipt of Cash from
Our Subsidiaries May
Be Restricted.............    The debt securities, preferred shares and warrants
                              that may be offered under this prospectus are unsecured senior or subordinated obligations of ours, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities and/or pay dividends on our preferred shares depends upon our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and our rights and the rights of our creditors, including your rights as an owner of our debt securities, warrants, or preferred shares, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

                              In addition, various statutes and regulations restrict some of our subsidiaries from paying dividends or making loans or advances to us. These restrictions could prevent those subsidiaries from paying the cash to us that we need in order to pay you. These restrictions include:

                              o insurance laws and regulations restricting the maximum amount of dividends or other distributions that PXRE Reinsurance (Barbados) Ltd., which we call "PXRE Barbados," PXRE Reinsurance Company, which we call "PXRE Reinsurance," and PXRE Reinsurance Ltd., which we call "PXRE Bermuda," may declare or pay within a certain period without regulatory approval, and

                              o the minimum capital requirements under the laws of Bermuda and Barbados, and state laws of certain U.S. jurisdictions, and the rules of some exchanges and other regulatory bodies, which apply to some of our principal subsidiaries, such as PXRE Barbados, PXRE Bermuda and PXRE Reinsurance.

                      WHERE YOU CAN FIND MORE INFORMATION


   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC's website is http://www.sec.gov.

   This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are summaries and do not contain all the information that may be important to you. You should review the complete document to evaluate these statements.

   Our common shares, par value $1.00 per share, are listed on the New York Stock Exchange, Inc. under the symbol "PXT." You may inspect reports, proxy statements and other information concerning us and our consolidated subsidiaries at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   The SEC allows us to incorporate by reference much of the information we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents that is deemed not to be filed) after the date of this prospectus until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC file number 1-15259);

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

     (c) Current Reports on Form 8-K filed on April 29, 2003, May 7, 2003 (as amended on May 8, 2003),
          June 4, 2003, August 7, 2003 and September 3, 2003; and

     (d) The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 1999 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

   You can request a copy of these documents, excluding exhibits, at no cost, by writing or telephoning us at the following address:


                                PXRE Group Ltd.
                                P.O. Box HM 1282
                                 Hamilton HM FX
                                    Bermuda
                              Attention: Treasurer
                                 (441) 296-5858

                                  RISK FACTORS


   An investment in our securities involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before investing in our securities. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our securities. You could lose all or part of your investment.

Because of exposure to catastrophes, our financial results may vary significantly from period to period.

   As a reinsurer of property catastrophe-type coverages in the worldwide marketplace, our operating results in any given period depend to a large extent on the number and magnitude of natural and man-made catastrophes such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots and floods. For example, the terrorist attacks on September 11, 2001 resulted in a $35 million net loss, after tax, in the third quarter of 2001, which subsequently decreased to a $31.9 million net loss, after tax, by December 31, 2002. While we may, depending on market conditions, purchase catastrophe retrocessional coverage for our own protection, the occurrence of one or more major catastrophes in any given period could nevertheless have a material adverse impact on our results of operations and financial condition and result in substantial liquidation of investments and outflows of cash as losses are paid.

We may be overexposed to losses in certain geographic areas for certain types of catastrophe events.

   As we underwrite risks from a large number of insurers based on information generally supplied by reinsurance brokers, we may develop a concentration of exposure to loss in certain geographic areas prone to specific types of catastrophes. For example, we are significantly exposed to losses arising from hurricanes in the southeastern United States, earthquakes in California, the Midwest United States and Japan, and to windstorms in northern Europe. We have developed systems and software tools to monitor and manage the accumulation of our exposure to such losses and have established guidelines for maximum tolerable losses from a single event or multiple catastrophic events based on historical data. However, we cannot assure you that these maximums will not be exceeded in some future catastrophe.

We operate in a highly competitive environment.

   The reinsurance industry has been consolidating in recent years through mergers and other acquisitions. We compete with numerous companies, many of which have substantially greater financial, marketing and management resources. The level of competition has increased in the wake of the September 11, 2001 terrorist attacks with the formation of a number of large and well-capitalized Bermuda reinsurance companies. In addition, a number of our pre-existing competitors were successful in raising substantial levels of additional capital. Although we increased our capital as well, we remain smaller than most of our competitors.

   In particular, we compete with reinsurers that provide property-based lines of reinsurance, such as ACE Tempest Reinsurance Ltd., Arch Reinsurance Ltd., AXIS Reinsurance Company, Converium Reinsurance (North America), Inc., Endurance Specialty Insurance Ltd., Everest Reinsurance Company, IPCRe Limited, Lloyd's of London syndicates, Montpelier Reinsurance Ltd., Munich Reinsurance Company, Partner Reinsurance Company Ltd., Platinum Underwriters Reinsurance, Inc., Renaissance Reinsurance Ltd., Swiss Reinsurance Company and XL Re Ltd. Competition varies depending on the type of business being insured or reinsured and whether we are in a leading position or acting on a following basis.

Reinsurance prices may decline, which could affect our profitability.

   Demand for reinsurance depends on numerous factors, including the frequency and severity of catastrophic events, levels of capacity, general economic conditions and underwriting results of primary property insurers. The supply of reinsurance is related to prevailing prices, recent loss experience and levels of surplus capacity. All of these factors fluctuate and may contribute to price declines generally in the reinsurance industry. Our recent, and anticipated, growth relates in part to improved industry pricing. Premium rates or other terms and conditions of trade may vary in the future. If any of these factors were to cause the demand for reinsurance to fall or the supply to rise, our profitability could be adversely affected.

Underwriting claims and reserving for losses are based on probabilities and related modeling, which are subject to inherent uncertainties.

   Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. Claim reserves represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of claims incurred. We utilize actuarial models as well as historical insurance industry loss development patterns to assist in the establishment of appropriate claim reserves. In our casualty and finite business, given our limited experience we do not have established historical loss development patterns that can be used to establish these loss liabilities. The uncertainty caused by the lack of historical loss development patterns on which to base our claim reserves can be exacerbated by the infrequency of some types of catastrophe losses, the incompleteness of information in the wake of a major catastrophe and delay in receiving that information. Actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

   If our claim reserves are determined to be inadequate, we will be required to increase claim reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.

A decline in the rating assigned to our claim-paying ability may impact our potential to write new and renewal business.

   The property catastrophe reinsurance market is highly sensitive to the ratings assigned by the rating agencies. If either of Standard & Poor Ratings Services, a division of the McGraw-Hill Companies, Inc., which we refer to as "S&P," or A.M. Best Company, an independent insurance industry rating organization, were to downgrade us, such downgrade would likely have a material negative impact on our ability to expand our reinsurance portfolio and renew all of our existing reinsurance agreements, especially if we were to be downgraded more than one level from the "A" category to the "B" category. In 1999, we were downgraded from A+ to A, which downgrade was considered by us to have no material effect on our core short tail property business. Although impossible to quantify, we believe the downgrade did have some impact on our ability to expand the direct casualty reinsurance business that we have since discontinued.

A decline in our ratings may require us to transfer premiums retained by us into a beneficiary trust.

   Certain of our ceded excess of loss reinsurance contracts require us to transfer premiums currently retained by us on a funds withheld basis into a trust for the benefit of the reinsurers if A.M. Best were to downgrade us below "A-." In addition, certain of our other ceded excess of loss reinsurance contracts contain provisions that give the reinsurer the right to cancel the contract and require us to pay a termination fee. The amount of the termination fee would be dependent upon various factors, including level of loss activity.

A decline in our ratings may allow clients to terminate their contracts with us.

   It is increasingly common for our assumed reinsurance contracts to contain terms that would allow our clients to cancel the contract if we are downgraded below various rating levels by one or more rating agencies and a majority of our contracts now contain such clauses. Typically such cancellation clauses are triggered if A.M. Best or S&P were to downgrade us below "A-." Whether a client would exercise such rights would depend, among other things, on the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, and the pricing and availability of replacement reinsurance coverage. We cannot predict in advance whether and how many of our clients would actually exercise such rights or what effect such cancellations would have on our financial condition or future prospects, but such an effect could potentially be materially adverse. A downgrade, therefore, could result in a substantial loss of business if insurers, ceding companies and brokers that place such business move to other insurers and reinsurers with higher ratings.

Our investment portfolio is subject to significant market and credit risks which could result in an adverse effect on our financial results.

   Our invested assets consist primarily of debt instruments with fixed maturities and a diversified portfolio of hedge funds and, to a lesser extent, interests in mezzanine bond and equity limited partnerships, and short-term investments. At December 31, 2002, 84% of the Company's investment portfolio consisted of fixed maturities and short-term investments and 16% consisted of hedge funds and other investments. These investments are subject to market-wide risks and fluctuations as well as to risks inherent in particular securities. Although we seek to preserve our capital, we have invested in a portfolio of hedge funds and other privately held securities. These investments are designed to provide diversification of risk; however, such investments entail substantial risks. There can be no assurance that our investment objectives will be achieved, and results may vary substantially over time. In addition, although we seek to employ investment strategies that are not correlated with our reinsurance exposures, losses in our investment portfolio may occur at the same time as underwriting losses and, therefore, exacerbate such losses' adverse effect on us. To our knowledge, few other publicly-traded reinsurers follow our strategy of investing a significant portion of invested assets in hedge funds and other privately held securities.

   Risks Related to our Fixed Maturity Investments. We are exposed to potential losses from the risks inherent in our fixed maturity investments. The two most significant risks inherent in our fixed income portfolio are interest rate risk and credit risk:

   o Interest Rate Risk

   Our principal fixed maturity market risk exposure is to changes in U.S. interest rates. Changes in interest rates may affect the fair value of our fixed maturity portfolio, borrowings (bank debt and trust preferred) and a related interest rate swap. Our holdings subject us to exposures in the treasury, municipal, and various asset-backed sectors. Changes in interest rates could also cause a potential underperformance in our finite coverages and shortfalls in cash flows necessary to pay fixed rate amounts due to finite contract counterparties.

   o Credit Risk

   We are also exposed to potential losses from changes in probability of default and from defaulting counter-parties with respect to our investments. A majority of our investment portfolio consists of fixed maturities and short-term investments rated "A2" or "A" or better by Moody's Investors Service, Inc., or S&P. Our investment portfolio also contains privately held fixed maturities that are not traded on a recognized exchange. A deterioration in the credit quality of our investments or our inability to liquidate any of our privately held investments promptly could have an adverse affect on our financial condition.

   Risks Related to our Hedge Fund Investments. We are exposed to potential losses from the risks inherent in our portfolio of hedge funds. Our investment policies with respect to our hedge fund investments generally do not restrict us from participating in particular markets, strategies or investments. Further, our hedge fund investments may generally be deployed and redeployed in whatever investment strategies are deemed appropriate under prevailing economic and market conditions in an attempt to achieve capital appreciation, including, if appropriate, a concentration of investments in a relatively small group of strategies or hedge fund managers.

   The three most significant risks inherent in our hedge fund portfolio are liquidity risk, credit risk and market risk:

   o Liquidity Risk

   Liquidity risk exists in the hedge fund portfolio in that there are delays between giving notice to redeem a hedge fund investment and receiving proceeds. The redemption terms are defined in the offering documents and generally require notice periods and time scales for settlement. We remain at risk during the notice period, which typically specifies a month or quarter end reference point at which to calculate redemption proceeds. The risk also exists that a hedge fund may be unable to meet its redemption obligations. A hedge fund may be faced with excessive redemption notices and illiquid underlying investments.

   o Credit Risk

   Credit risk exists in the hedge fund portfolio where hedge funds are net long in a particular security, or group of correlated securities. Where a hedge fund is net long in a security that defaults, or suffers an adverse credit event, we are exposed to loss. Our exposure to any individual hedge fund is limited to the carrying value of the investment, and we invest in a diversified portfolio of hedge funds that utilize different strategies and markets, to reduce this risk. However, different hedge funds in the portfolio may be net long in the same or correlated securities at the same time, which could have an adverse affect on the value of the portfolio and thus our financial condition.

   o Market Risk

   We invest in hedge funds that trade in securities using strategies that are generally market neutral. The hedge fund investments do not generally benefit from rising equity or bond markets, and have demonstrated historically low correlation of returns to equity market indices. However, the hedge funds may maintain leveraged net long positions, and this can expose us to market risks.

Because we depend on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us.

   We market our reinsurance products worldwide exclusively through reinsurance brokers. Five, four and four brokerage firms accounted for 84%, 60%, and 56% of our gross premiums written for the years ended December 31, 2002, 2001, and 2000, respectively. Approximately 31%, 16%, 13%, 13%, and 11% of gross premiums written in fiscal year 2002 were arranged through Pegasus Advisors-Towers Perrin Reinsurance, the worldwide branch offices of Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies, Inc.), Benfield Greig Ltd., Aon Group Ltd. and Willis Re. Inc., respectively. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on our business.

We may be adversely affected by foreign currency fluctuations.

   Although our functional currency is the U.S. dollar, premium receivables and loss reserves include business denominated in currencies other than U.S. dollars. We are exposed to the possibility of significant claims in currencies other than U.S. dollars. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results. While we hold positions denominated in foreign currencies to mitigate, in part, the effects of currency fluctuations on our results of operations, we currently do not hedge our currency exposures before a catastrophic event that may produce a claim.

Our reliance on reinsurance brokers exposes us to their credit risk.

   In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the insurers that have reinsured a portion of their liabilities with us (we refer to these insurers as ceding insurers). In some jurisdictions, if a broker failed to make such a payment, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment over to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums. We are aware of one instance in recent years, involving an insignificant amount in which a broker did not forward premiums to us. Consequently, in connection with the settlement of reinsurance balances, we assume a degree of credit risk associated with brokers around the world.

Retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms.

   In order to limit the effect of large and multiple losses upon our financial condition, we buy reinsurance for our own account. This type of insurance is known as retrocessional reinsurance. From time to time, market conditions have limited, and in some cases have prevented reinsurers from obtaining, the types and amounts of reinsurance which they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional reinsurance. In addition, even if we are able to obtain such retrocessional reinsurance, we may not be able to negotiate terms as favorable to us as in prior years. In difficult market conditions, pricing for our retrocessional reinsurance products may improve, but conversely, obtaining retrocessional reinsurance for our own account on favorable terms can become more difficult.

   A retrocessionaire's insolvency or its inability or unwillingness to make payments under the terms of a retrocessional reinsurance treaty with us could have a material adverse effect on us. Therefore our retrocessions subject us to credit risks because the ceding of risk to retrocessionaires does not relieve us of our liability to our clients. In the event that we cede business to a retrocessionaire, we must still pay on claims of our cedent even if we are not paid by the retrocessionaire.

Our inability to obtain the necessary credit could affect our ability to offer reinsurance in certain markets.

   PXRE Bermuda is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, we anticipate that our reinsurance clients will typically require PXRE Bermuda to post a letter of credit or other collateral. If we are unable to arrange for security on commercially reasonable terms, PXRE Bermuda could be limited in its ability to write business for certain of our clients.

The insurance and reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates.

   Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency and severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Our recent, and anticipated, growth relates in part to improved industry pricing, but the supply of insurance and reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to an adverse affect on our profits. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly, and we expect to experience the effects of such cyclicality.

Risks Related to Regulation

Regulatory constraints may restrict our ability to operate our business.

   General. Our insurance and reinsurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in locales where we currently engage in business or in new locales, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business.

   PXRE Bermuda. PXRE Bermuda is a registered Class 3 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the Bermuda Monetary Authority, or "BMA" require PXRE Bermuda to maintain minimum levels of statutory capital, surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict PXRE Bermuda's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

   The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws or regulations regulating offshore insurers or reinsurers could have a material adverse effect on our business. In addition, although PXRE Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to PXRE Bermuda's insurance or reinsurance activities may still be raised in the future.

   PXRE U.S. Subsidiaries. PXRE and PXRE Reinsurance are subject to regulation under the insurance statutes of various U.S. states, including Connecticut, the domiciliary state of PXRE Reinsurance. The regulation and supervision to which PXRE Reinsurance is subject relates primarily to the standards of solvency that must be met and maintained, licensing requirements for reinsurers, the nature of and limitations on investments, deposits of securities for the benefit of a reinsured, methods of accounting, periodic examinations of the financial condition and affairs of reinsurers, the form and content of reports of financial condition required to be filed, reserves for losses and other matters. In general, such regulation is for the protection of the reinsureds and policyholders, rather than investors.

   In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations.

   Barbados. PXRE Barbados is subject to regulation under Barbados' Insurance Act, 1996. Under the Barbados Act, PXRE Barbados may only pay a dividend out of the realized profits of the company and may not pay a dividend unless (a) after payment of the dividend it is able to pay its liabilities as they become due, and (b) the realizable value of its assets is greater than the aggregate value of its liabilities and (c) the stated capital accounts are maintained in respect of all classes of shares.

   PXRE Barbados is also required to maintain assets in an amount that permits it to meet the prescribed minimum solvency margin for the net premium income level of its business. In respect of its general insurance business, PXRE Barbados is required to maintain margins of solvency. PXRE Barbados is not required at the present time to maintain any additional statutory deposits or reserves relative to its business.

   Changes in the laws and regulations to which our insurance and reinsurance subsidiaries are subject or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations.

If PXRE Bermuda becomes subject to insurance statutes and regulations in jurisdictions other than Bermuda or there is a change to Bermuda law or regulations or application of Bermuda law or regulations, there could be a significant and negative impact on our business.

   As a registered Bermuda Class 3 insurer, PXRE Bermuda is subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the BMA require PXRE Bermuda to, among other things:

   o maintain a minimum level of capital, surplus and liquidity;

   o satisfy solvency standards;

   o restrict dividends and distributions;

   o obtain prior approval of ownership and transfer of shares;

   o maintain a principal office and appoint and maintain a principal representative in Bermuda; and

   o provide for the performance of certain periodic examinations of PXRE Bermuda and its financial condition.

   These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy.

   We do not presently intend that PXRE Bermuda will be admitted to do business in any jurisdiction in the United States, the United Kingdom or elsewhere (other than Bermuda). However, we cannot assure you that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of PXRE Bermuda, or related companies or its agents and claim that PXRE Bermuda is subject to such jurisdiction's licensing requirements. If any such claim is successful and PXRE Bermuda must obtain a license, we may be subject to taxation in such jurisdiction. In addition PXRE Bermuda is subject to indirect regulatory requirements imposed by jurisdictions that may limit its ability to provide insurance or reinsurance. For example, PXRE Bermuda's ability to write insurance or reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies. Proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, alien insurers or reinsurers with whom domestic companies place business.

   Generally, Bermuda insurance statues and regulations applicable to PXRE Bermuda are less restrictive than those that would be applicable if it were governed by the laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future PXRE Bermuda becomes subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that PXRE Bermuda would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on PXRE Bermuda's business.

   The process of obtaining licenses is very time consuming and costly, and we may not be able to become licensed in a jurisdiction other than Bermuda, should we choose to do so. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

   Because we are incorporated in Bermuda, we are subject to changes of Bermuda law and regulation that may have an adverse impact on our operations, including imposition of tax liability or increased regulatory supervision. In addition, we will be exposed to changes in the political environment in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. We cannot predict the future impact on our operations of changes in the laws and regulations to which we are or may become subject.

We may be unable to obtain extensions of work permits for our employees, which may cause our business to be adversely affected.

   Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate government authority. The Bermuda government will issue a work permit for a specific period of time, which may be extended upon showing that, after proper public advertisements, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards for the advertised position. The Bermuda government has a policy that limits the duration of work permits to six years, subject to certain exemptions for key employees. Substantially all of our key officers, including our Chief Executive Officer, Chief Financial Officer, Chief Underwriting Officer, all executive vice presidents and key reinsurance underwriters are working in Bermuda under work permits that will expire over the next three years. The Bermuda government could refuse to extend these work permits. If any of our senior executive officers were not permitted to remain in Bermuda, our operations could be disrupted and our financial performance could be adversely affected.

Risks Related to This Offering

Our stock price and trading volume may be subject to significant fluctuations. We are uncertain as to whether a more active trading market in our common stock will develop following any offering of our common shares. Our stock price and trading volume may fluctuate in response to a number of events and factors, including:

   o quarterly variations in our operating results;

   o changes in the market's expectations about our future operating results;

   o changes in financial estimates and recommendations by securities analysts concerning us or the reinsurance industry generally;

   o operating and stock price performance of other companies that investors may deem comparable;

   o news reports relating to our business and trends in our markets;

   o changes in the laws and regulations affecting our business;

   o acquisitions and financings by us or others in our industry; and

   o sales or acquisitions of substantial amounts of our common stock by our directors and executive officers or principal shareholders, or the perception that such sales could occur.

   In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

We are a holding company and if our subsidiaries do not make dividend payments to us, we may not be able to pay dividends or other obligations.

   We are a holding company with no operations or significant assets other than the capital stock of our subsidiaries. We rely primarily on cash dividends and net tax allocation payments from PXRE Reinsurance, PXRE Bermuda and PXRE Barbados to pay our operating expenses, including debt service payments, shareholder dividends, if any, income taxes and other obligations that may arise from time to time. We expect future dividends and other permitted payments from these subsidiaries to be our principal source of funds to pay expenses and dividends. The payment of dividends by our reinsurance subsidiaries to us is limited under Bermuda law and under certain insurance statutes of various U.S. states in which they are licensed to transact business. PXRE Reinsurance is subject to state regulatory restrictions that limit the maximum amount of annual dividends or other distributions, including loans or cash advances, available to stockholders without prior approval of the Insurance Commissioner of the State of Connecticut. Bermuda insurance laws require PXRE Bermuda to maintain certain measures of solvency and liquidity, and further limit the amount by which we can reduce surplus without prior regulatory approval. Under Barbados law, PXRE Barbados may only pay a dividend out of its realized profits and may not pay a dividend unless (a) it is able to pay its liabilities as they become due after payment of the dividend, (b) the realizable value of its assets is greater than the aggregate value of its liabilities, and (c) the stated capital accounts are maintained in respect of all classes of shares. The preferred shares, common shares and debt securities to be offered under this prospectus are unsecured subordinated obligations and, therefore cash dividend payments to be made by us on our preferred shares and common shares or interest payments on our debt securities may also be affected by any inability to rely on payments from our subsidiaries.

Some aspects of our corporate structure and insurance regulations may discourage third-party takeovers and transactions and may result in the entrenchment of incumbent management.

   Under our bye-laws, subject to certain exceptions and to waiver by our board of directors on a case by case basis, no transfer of our shares is permitted if such transfer would result in a shareholder owning, directly or indirectly, more than 9.9% of the voting power of our outstanding shares, including our common shares, or more than 9.9% of the outstanding shares of any class of our share capital. Ownership is broadly defined in our bye-laws. We may refuse to register any such transfer on our share transfer records. A transferee will be permitted to promptly dispose of any of our shares purchased which violate the restriction and as to the transfer of which registration is refused. The transferor of such shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such shares has been so registered.

   Our bye-laws provide for a classified board of directors. The directors of the class elected at each annual general meeting hold office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders. Under our bye-laws, the vote of 66 2/3% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend bye-laws regarding appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director's interests and the procedures for amending bye-laws.

   In the event that we become aware of a shareholder owning more than 9.9% of the voting power of our outstanding shares after a transfer of shares has been registered, our bye-laws provide that, subject to the same exceptions and waiver procedures, the voting rights with respect to our shares owned by any such shareholder will be limited to a voting power of 9.9%, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.9% limitation as a result of such limitation. The board of directors may waive this limitation, and has determined to waive this limitation with respect to Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P. (which, together with Capital Z Financial Services Fund II, L.P., we refer to as "Capital Z") and certain of Capital Z's affiliates.

   In addition, our ownership of U.S. subsidiaries: an, under applicable state insurance company laws and regulations, delay or impede a change of control of us. Under applicable insurance regulations, any proposed purchase of 10% or more of our voting securities would require the prior approval of the relevant insurance regulatory authorities.

   The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

   The Bermuda Companies Act of 1981, as amended (the "Companies Act"), which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted pursuant to our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

   Interested Directors. Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest pursuant to the Companies Act provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if:

   o the material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

   o such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

   o the transaction was fair as to the corporation as of the time it was authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

   Certain Transactions with Significant Shareholders. As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except in the case of amalgamations with and between wholly-owned subsidiaries, a resolution of shareholders approved by the affirmative vote of shareholders holding a majority of the voting power of the then outstanding shares entitled to vote. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes mergers and asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

   Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where an act is alleged to be beyond our corporate power, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in our right, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

   Indemnification of Directors and Officers. Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or sustained by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter in which any of such persons is found, in a final judgement or decree not subject to appeal, to have committed fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. To further understand the risks associated with U.S. persons who own our common shares, see "Difference In Corporate Laws" on page 58 of this prospectus for more information on the differences between Bermuda and Delaware corporate laws.

   Committees of the Board of Directors. Our bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

You may have difficulty effecting service of process on us or enforcing judgments against us in the United States.

   We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, we have been advised that there is doubt as to whether:

   o A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts against persons who reside in Bermuda based upon the civil liability provisions of the United States federal securities laws;

   o A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts based upon the civil liability provisions of the United States federal securities laws;

   o A holder of our common shares would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors or officers, as well as the experts named in this prospectus, who reside outside the United States based solely upon United States federal securities laws.

   Further, we have been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of United States courts, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Because judgments of United States courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based on such judgments.

The anti-dilution protection afforded to the holders of our outstanding preferred shares could cause substantial dilution to the holders of our common shares. The sale, following conversion, of substantial amounts of our common shares by the holders of the preferred shares could cause the market price of our common shares to decline significantly.

   In April 2002, we privately placed Series A, Series B and Series C preferred shares to several private equity investors. These investors have the right to nominate four directors for election to the board of directors, and were granted demand and other registration rights. The interest of the preferred share investors may differ materially from the interests of our common shareholders, and these investors could take actions or make decisions that are not in the best interests of our common shareholders.

   The anti-dilution protections afforded to the preferred shareholders could have a material dilutive effect on our common shareholders. Each preferred share, in whole or in part, is convertible at any time at the option of the holder into convertible common shares for that series according to a formula set forth in the

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
description of stock filed as an exhibit to the registration statement of which this prospectus forms a part. The convertible common shares are, in turn, convertible into common shares on a one-for-one basis. The number of convertible common shares per preferred shares issuable upon any conversion will be determined by dividing a liquidation preference for the series equal to the aggregate original purchase price of the preferred shares plus accrued but unpaid dividends thereon, by the conversion price then in effect. The conversion price is subject to adjustment to avoid dilution in the event of recapitalization, reclassification, stock split, consolidation, merger, amalgamation or other similar event or an issuance of additional common shares in a private placement below the fair market value or in a registered public offering below 95% of fair market value or without consideration. In addition, the conversion price is subject to adjustment for certain loss and loss expense development on reserves for losses incurred on or before September 30, 2001 and for any liability or loss arising out of pending material litigation on December 10, 2001. As of October 23, 2003, the outstanding preferred shares were ultimately convertible into 11,772,241 common shares, or 49.1% of our outstanding common shares on a fully converted basis and using the adjusted conversion price of $14.34 in effect as of September 30, 2003. However, because the conversion price for the preferred shares is subject to adjustment for a variety of reasons, including if we have certain types of adverse loss development, the number of our common shares into which the preferred shares are ultimately convertible and, accordingly, the amount of dilution experienced by our common shareholders, could increase. For a detailed discussion of the conversion features of the preferred shares and the convertible common shares, including adjustments to the conversion price, see "Description of Share Capital--Outstanding Preferred Shares--Conversion" and "Description of Share Capital--Convertible Common Shares" in this prospectus.

   Furthermore, upon conversion, sales of substantial amounts of common shares by these investors, or the perception that these sales could occur, could adversely affect the market price of the common shares, as well as our ability to raise additional capital in the public equity markets at a desirable time and price.

Risks Related to Taxation

We and our Bermuda subsidiaries may become subject to Bermuda taxes in the future

   Bermuda currently imposes no income tax on corporations. We have obtained an assurance from the Bermuda Minister of Finance, under The Exempted
Undertakings Tax Protection Act 1966 of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to our Bermuda subsidiaries until March 28, 2016. We cannot assure you that we or our Bermuda subsidiaries will not be subject to any Bermuda tax after that date.

We and our non-U.S. subsidiaries may be subject to U.S. tax, which may have a material adverse effect on our financial condition and results of operation.

   We and our non-U.S. subsidiaries intend to operate our business in a manner that will not cause us to be treated as engaged in a trade or business in the United States (and, in the case of those non-U.S. companies qualifying for treaty protection, in a manner that will not cause us to be doing business through a permanent establishment in the United States) and, thus, will not subject us to U.S. federal corporate income taxes or branch profits tax (other than withholding taxes on certain U.S. source investment income, dividends from PXRE Corporation to PXRE Barbados and excise taxes on insurance or reinsurance premiums). However, because there is uncertainty as to the activities that constitute being engaged in a trade or business within the United States, and what constitutes a permanent establishment under the applicable tax treaties, there can be no assurances that the U.S. Internal Revenue Service ("IRS") will not contend successfully that we or our non-U.S. subsidiary is engaged in a trade or business, or carrying on business through a permanent establishment in the United States.

   We and/or our subsidiaries could be subject to U.S. tax on a portion of our income that is earned from U.S. sources if we or our subsidiaries are considered to be a personal holding company, or a PHC, for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals and the percentage of our income, or that of our subsidiaries, that consists of "personal holding company income," ("PHCI threshold"), as determined for

U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither we nor any of our subsidiaries should be considered a PHC. Additionally, we intend to operate our business to minimize the possibility that we will meet the PHCI threshold. However, due to the lack of complete information regarding our ultimate share ownership, we cannot be certain that we will not be characterized as a PHC, or that the amount of U.S. tax that would be imposed if it were not the case would be minimal.

There is a risk that dividends paid by PXRE Corporation to PXRE Barbados may not be eligible for benefits under the US-Barbados income tax treaty.

   PXRE Corporation is a Delaware corporation wholly owned by PXRE Barbados. Under U.S. federal income tax law, dividends paid by a U.S. corporation to a non-U.S. shareholder are generally subject to a 30% withholding tax, unless reduced by treaty. The income tax treaty between Barbados and the United States reduces the rate of withholding tax to 5%. Were the IRS to successfully contend that PXRE Corporation and/or PXRE Barbados are not eligible for benefits under the Barbados treaty, dividends paid by PXRE Corporation to PXRE Barbados would be subject to the 30% withholding tax. Such tax may be applied retroactively to all previous tax years for which the statute of limitations has not expired, with interest and penalties. Such a result may have a material adverse effect on our financial condition and results of operation.

   In addition, legislation has been introduced in Congress which would "override" the Barbados Treaty. If such legislation is enacted, dividends paid by PXRE Corporation to PXRE Barbados would be subject to the 30% withholding tax. Such a result may have a materially adverse effect on our financial condition and results of operations.

If we are classified as a foreign personal holding company ("FPHC"), your taxes would increase.

   Although it is not anticipated that we or any of our non-U.S. subsidiaries are classified as a FPHC for U.S. federal income tax purposes, if we or any of our non-U.S. subsidiaries are classified as a FPHC, a United States person that directly or indirectly owns our common shares would be subject to adverse tax consequences.

If you acquire more than 10% of our shares and we or our non-U.S. subsidiaries are classified as a controlled foreign corporation ("CFC"), your taxes would increase.

   Each U.S. Holder (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code")) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns, directly or indirectly through foreign entities on the last day of the CFC's taxable year, at least 10% of the total combined voting power of all classes of shares of the CFC entitled to vote, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A "10% U.S. Shareholder" is a U.S. Holder who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

   We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. person who owns our shares directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of our shares.

However, due to the attribution provisions of the Code regarding determination of beneficial ownership, there is a risk that the IRS could assert that one or more of our non-U.S. subsidiaries are CFCs and that U.S. holders of our common shares who own 10% or more of the value of our common shares should be treated as owning 10% or more of the total voting power of all classes of our shares notwithstanding the reduction of voting power discussed above.

If we or a non-U.S. subsidiary is determined to have "related party insurance income" ("RPII"), you may be subject to U.S. taxation on your pro rata share of such income.

   If the RPII of any of our non-U.S. insurance subsidiaries were to equal or exceed 20% of such company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of our voting power or value, then a U.S. person who owns our shares (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of such non-U.S. insurance subsidiary's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by the non-U.S. insurance subsidiaries (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of common shares or any person related to such holder) will depend on a number of factors, including the geographic distribution of the non-U.S. insurance subsidiaries' business and the identity of persons directly or indirectly insured or reinsured by the non-U.S. insurance subsidiaries. We believe that the gross RPII of each non-U.S. insurance subsidiary did not in prior years of operation and is not expected in the foreseeable future to equal or exceed 20% of such subsidiary's gross insurance income, and we do not expect the direct or indirect insureds of the non-U.S. insurance subsidiaries (and related persons) to directly or indirectly own 20% or more of either the voting power or value of our common shares, but we cannot be certain that this will be the case because some of the factors that determine the extent of RPII may be beyond our control.

   The RPII rules provide that if a U.S. person disposes of shares in a foreign insurance corporation in which U.S. persons own 25% or more of the shares
(even if the amount of RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of our common shares because we will not ourselves be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application of those provisions to us and our subsidiaries is uncertain.

If we are classified as a passive foreign investment company ("PFIC"), your taxes would increase.

   Although it is not anticipated that we are classified as a PFIC for U.S. income tax purposes, if we are classified as a PFIC, it would have material adverse tax consequences for U.S. persons that directly or indirectly own our common shares, including subjecting such U.S. persons to a greater tax liability than might otherwise apply and subjecting such U.S. persons to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on persons subject to U.S. federal income tax that directly or indirectly own our common shares.

Changes in U.S. federal income tax law could be retroactive and may subject us or our non-U.S. subsidiaries to U.S. federal income taxation.

   The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC, PHC, FPHC, or PFIC, or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. The IRS recently announced that it intends to scrutinize insurance companies domiciled outside the U.S. and apply the PFIC rules to companies that are not active insurance companies, and to the portion of a non-U.S. insurance company's income not derived in the active conduct of an insurance business. Additionally, the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules will likely be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis.

   Legislation has been proposed in the U.S. Congress which would continue to treat certain U.S. corporations which reincorporate in non-U.S. jurisdictions as U.S. corporations for U.S. federal income tax purposes or would, among other things, require such corporations to obtain pre-approval for certain related party transactions from the IRS. In addition, legislation has been proposed that would allow the IRS to reallocate the amount of income between related persons who are parties to a reinsurance transaction. As proposed, certain of these provisions would apply on a retroactive basis and could cause us or our U.S. subsidiaries to be subject to increased taxation in the U.S. We cannot predict whether or not these or similar proposals will be enacted in the future.

The Organization for Economic Cooperation and Development and the European Union are considering measures that might increase our taxes and reduce our net income.

   A number of multinational organizations, including the European Union, the Organization for Economic Cooperation and Development, also referred to in this prospectus as OECD, the Financial Action Task Force and the Financial Stability Forum, also referred to in this prospectus as FSF, have all recently identified some countries as not participating in adequate information exchange, engaging in harmful tax practices or not maintaining adequate controls to prevent corruption, such as money laundering activities. Recommendations to limit such harmful practices are under consideration by these organizations, and a report published on November 27, 2001 by the OECD at the behest of FSF titled "Behind the Corporate Veil: Using Corporate Entities for Illicit Purposes," contains an extensive discussion of specific recommendations. The OECD has threatened non-member jurisdictions that do not agree to cooperate with the OECD with punitive sanctions by OECD member countries, though specific sanctions have yet to be adopted by OECD member countries. It is as yet unclear what these sanctions will be, who will adopt them and when or if they will be imposed. In a June 26, 2000 report, Bermuda was not listed as a tax haven jurisdiction by the OECD because it previously signed a letter committing itself to eliminating harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information, and the elimination of regimes for financial and other services that attract businesses with no substantial domestic activity. We cannot assure you, however, that the action taken by Bermuda would be sufficient to preclude all effects of the measures or sanctions described above, which, if ultimately adopted, could adversely affect Bermuda companies such as us.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference contain various forward-looking statements and include assumptions concerning our operations, future results and prospects. Statements included this prospectus, as well as statements made by or on our behalf in press releases, written statements or other documents filed with the Securities and Exchange Commission, which we refer to in this prospectus as the "SEC," or in our communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements, identified by words such as "intend," "believe," "anticipate," or "expects" or variations of such words or similar expressions are based on current expectations and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We caution investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following:

   (i) significant catastrophe losses or losses under other coverages, the timing and extent of which are difficult to predict;

   (ii) changes in the level of competition in the reinsurance or primary insurance markets that impact the volume or profitability of business (these changes include, but are not limited to, the intensification of price competition, the entry of new competitors, existing competitors exiting the market and competitors' development of new products);

   (iii) the lowering or loss of one of the financial or claims paying ratings of ours or one or more of our subsidiaries;

   (iv) changes in the demand for reinsurance, including changes in the amount of risk that our clients elect to maintain for their own account;

   (v) adverse development on loss reserves related to business written in current and prior years;

   (vi) lower than estimated retrocessional recoveries on unpaid losses, including the effects of losses due to a decline in the creditworthiness of our retrocessionaires;

   (vii) increases in interest rates, which cause a reduction in the market value of our interest rate sensitive investments, including our fixed income investment portfolio, and potential underperformance in our finite coverages;

   (viii) decreases in interest rates causing a reduction of income earned on net cash flow from operations and the reinvestment of the proceeds from sales, calls or maturities of existing investments and shortfalls in cash flows necessary to pay fixed rate amounts due to finite contract counterparties;

   (ix) market fluctuations in equity securities and, with respect to our portfolio of hedge funds and other privately held securities, liquidity risk, credit risk and market risk;

   (x) foreign currency fluctuations resulting in exchange gains or losses;

   (xi) a contention by the United States Internal Revenue Service that the Company or our offshore subsidiaries are subject to U.S. taxation; and

   (xii) changes in tax laws, tax treaties, tax rules and interpretations.

   In addition to the factors outlined above that are directly related to our business, we are also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees. The factors listed above should not be construed as exhaustive.

   We undertake no obligation to release publicly the results of any future revisions we may make to forward looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
            EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS


   The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred share dividends for the periods indicated.


                                                                                  (Unaudited)
                                                                                   Six Months
                                                                                     Ended                   Year Ended
                                                                                    June 30,                December 31,
                                                                                  -----------    ----------------------------------
                                                                                  2003   2002    2002   2001    2000    1999   1998
                                                                                  ----   ----    ----   ----    ----    ----   ----
Ratio of earnings to fixed charges(1).........................................    4.88   4.97    4.65    --      --      --    1.09
Ratio of earnings to combined fixed charges and preferred dividends(2)........    3.14   3.79    3.07    --      --      --    1.09

---------------
(1) The ratios of earnings to fixed charges were determined by dividing consolidated earnings by total fixed charges. For purposes of ratios of earnings to fixed charges, (1) earnings consist of consolidated income before considering income taxes, fixed charges and minority interest and
    (2) fixed charges consist of interest on indebtedness, interest expense on premiums withheld under certain ceded reinsurance contracts and that portion of rentals which is deemed by our management to be an appropriate interest factor. Earnings were inadequate to cover fixed charges by $22.5 million, $22.8 million and $55.3 million for the years ended December 31, 2001, 2000, and 1999 respectively.
(2) The ratios of earnings to combined fixed charges and preferred dividends were determined by dividing consolidated earnings by total fixed charges and preferred dividends. For purposes of ratios of earnings to combined fixed charges and preferred dividends, (1) earnings consist of consolidated income before considering income taxes, fixed charges and minority interest and (2) fixed charges consist of interest on indebtedness, interest expense on premiums withheld under certain ceded reinsurance contracts and that portion of rentals which is deemed by our management to be an appropriate interest factor. Earnings were inadequate to cover fixed charges and preferred dividends by $22.5 million, $22.8 million and $55.3 million for the years ended December 31, 2001, 2000, and 1999 respectively.

                                USE OF PROCEEDS


   Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

   o additions to working capital;

   o repurchase of outstanding common shares; and

   o repayment of indebtedness.

   We anticipate that we will raise additional funds from time to time through equity or debt financing, including borrowings under revolving credit agreements, to finance our businesses worldwide.

   We will not receive any proceeds from the sales of common shares by the selling shareholders.


                                PXRE GROUP LTD.

   We provide reinsurance products and services to a worldwide marketplace through subsidiary operations in the United States, Europe, Bermuda and Barbados. Our primary focus is providing property catastrophe reinsurance and retrocessional coverage to a worldwide group of clients. Property catastrophe reinsurance generally covers claims arising from large catastrophes such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. Substantially all of our non-finite reinsurance products have been, and will continue to be, offered on an excess-of-loss basis with aggregate limits on our exposure to losses. This means that we do not begin to pay our clients' claims until their claims exceed a certain specified amount and our obligation to pay those claims is limited to a specified aggregate amount.

   We also offer our clients property-per-risk, marine and aviation reinsurance and retrocessional products. Unlike property catastrophe reinsurance, which protects against the accumulation of a large number of related losses arising out of one catastrophe, per-risk excess of loss reinsurance protects our clients against a large loss arising from a single risk or location. Substantially all of our property-per-risk and marine and aviation reinsurance and retrocessional business is also written on an excess-of-loss basis with aggregate limits on our exposure to losses.

   We also provide our clients with finite reinsurance products. Finite reinsurance contracts are highly customized for each transaction. If the loss experience with respect to the risks assumed by us is as expected or better than expected, our finite clients may share in the profitability of the underlying business through premium adjustments or profit commissions. If the loss experience is worse than expected, our finite clients may participate in this negative outcome to a certain extent. In addition, we offer finite reinsurance products where investment returns on the funds transferred to us affect the profitability of the contract and the magnitude of any premium or commission adjustments.

   We conduct our business primarily through our principal operating subsidiaries, PXRE Reinsurance, PXRE Bermuda, PXRE Solutions, S.A., which we call "PXRE Europe," PXRE Solutions Inc., which we call "PXRE Solutions," and PXRE Barbados.

   o PXRE Reinsurance is a broker-market reinsurer which principally underwrites treaty reinsurance for property (including marine and aerospace) risks.

   o PXRE Bermuda is a broker-market reinsurer which principally underwrites treaty reinsurance for property (including marine and aerospace) risks.

   o PXRE Europe, a Belgian reinsurance intermediary, and PXRE Solutions, a U.S. reinsurance intermediary, perform reinsurance intermediary activities on behalf of PXRE Bermuda, PXRE Reinsurance and PXRE Barbados.

   o PXRE Barbados provides finite reinsurance coverages to clients and provides reinsurance coverage to other PXRE entities.

   Our principal executive offices are at Swan Building, 26 Victoria Street, Hamilton HM 12, Bermuda, and its telephone number is (441) 296-5858. Under the heading, "Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Share Dividends" the term "PXRE" includes PXRE Group Ltd. and its consolidated subsidiaries.


                         DESCRIPTION OF DEBT SECURITIES


   The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The senior debt securities are to be issued under an indenture (the "senior indenture") between PXRE and a U.S. banking institution as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The subordinated debt securities are to be issued under an indenture (the "subordinated indenture") between PXRE and a U.S. banking institution as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the "indentures" and each individually as a "indenture." The particular terms of the debt securities offered by any prospectus supplement, including additional covenants, if any, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

   The description below is a summary of the material terms and provisions of the indentures and the debt securities, and does not contain all of the information that may be important to you. You should carefully review the applicable indenture, the debt securities and the information in the applicable prospectus supplement before you decide to invest in our debt securities. The indentures are substantially identical, except for provisions relating to subordination and certain of our covenants that may be described in a prospectus supplement.

General

   The indentures will not limit the aggregate principal amount of debt securities that we may issue thereunder and will provide that we may issue debt securities thereunder from time to time in one or more series. (Section 3.1) The indentures will not limit the amount of other Indebtedness (as defined below) or debt securities, other than certain secured Indebtedness as described below, which we or our subsidiaries may issue.

   Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities of each series will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our Senior Indebtedness (which term includes senior debt securities) with respect to such series, as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

   Because we are a holding company, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any of our subsidiaries upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we, ourselves, may be a creditor with recognized claims against the subsidiary.
The right of our creditors (including the holders of debt securities) to participate in the distribution of shares that we own in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over those subsidiaries.

   The prospectus supplement relating to the particular debt securities offered will describe the following terms of the offered debt securities:

   o the title of those debt securities and the series in which those debt securities will be included;

   o any limit upon the aggregate principal amount of those debt securities;

   o the date or dates, or the method or methods, if any, by which the date or dates will be determined, on which the principal of those debt securities will be payable;

   o the rate or rates at which those debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which the rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

   o the date or dates on which interest, if any, on those debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

   o whether and on what terms we will have the option to redeem those debt securities in lieu of paying additional amounts in respect of certain Bermuda taxes, fees, duties, assessments or governmental charges that might be imposed on holders of those debt securities (and the terms of that option);

   o the place or places where the principal of, any premium or interest on or any additional amounts with respect to those debt securities will be payable, any of those debt securities may be surrendered for registration of transfer or exchange, and any of those debt securities may be surrendered for conversion or exchange;

   o whether any of those debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option;

   o whether we will be obligated to redeem or purchase any of those debt securities pursuant to any sinking fund or analogous provision or at the option of any holder and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which those debt securities will be redeemed or purchased, in whole or in part, pursuant to that obligation, and any provisions for the remarketing of those debt securities so redeemed or purchased;

   o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities will be issuable;

   o whether the debt securities will be convertible into common shares and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which those debt securities will be so convertible or exchangeable;

   o if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of those debt securities that will be payable upon declaration of acceleration of the maturity thereof;

   o if other than United States dollars, the currency, including composite currencies, of payment of the principal of, any premium or interest on or any additional amounts with respect to any of those debt securities;

   o whether the principal of, any premium or interest on or any additional amounts with respect to those debt securities will be payable, at our election or a holder, in a currency, other than that in which those debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, that election may be made;

   o any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to those debt securities;

   o whether those debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

   o whether those debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

   o in the case of subordinated debt securities, the relative degree, if any, to which those subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of ours in right of payment, whether those other series of subordinated debt securities or other indebtedness is outstanding or not;

   o whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to those debt securities;

   o whether any of those debt securities are to be issued upon the exercise of warrants, and the time, manner and place for those debt securities to be authenticated and delivered; and

   o any other terms of those debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of those debt securities. (Section 3.1)

   In the event that we make any deletions from, modifications of or additions to the Events of Default or convenants described in this prospectus, we will set forth the deletions, modifications or additions in a post-effective amendment to the registration statement of which this prospectus forms a part.

   We will have the ability under the indentures to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

   Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by us for those purposes (initially the corporate trust office of the trustee). Interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date. All paying agents, initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7 and 10.2)

   Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for those purposes (initially the corporate trust office of the trustee). This transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to (1) issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any of those debt securities and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.5) We will appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

   The debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof, unless otherwise provided in the related prospectus supplement. (Section 3.2) The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below.

   The debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

   If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to the debt securities and the foreign currencies or currency units will be set forth in the related prospectus supplement.

   We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

   Unless otherwise described in a prospectus supplement relating to any debt securities, the indentures will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding to any deletions from, modifications of or additions to the Events of Default described below or covenants of ours contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

   The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Global Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

   Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants.

Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

   So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of debt securities of that series in definitive form.

   Principal of, any premium and interest on, and, any additional amounts with respect to, debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participant's accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

   The indentures will provide that if (1) the depositary for a series of debt securities notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days of written notice, (2) we determine that debt securities of a particular series will no longer be represented by global securities and executes and delivers to the trustee a company order to this effect or (3) an Event of Default with respect to a series of debt securities has occurred and is continuing; the global securities will be exchanged for debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

   We will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other foreign jurisdiction (each, a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by
(x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to the holder, after the withholding or deduction, will not be less than the amount provided for in the debt security and the applicable indenture to be then due and payable.

   We will not be required to pay any additional amounts for or on account of:

      1. any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder
   (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, the debt security, (b) presented the debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless the debt security could not have been presented for payment elsewhere, or (c) presented the debt security for payment more than 30 days after the date on which the payment in respect of the debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented the debt security for payment on any day within that 30-day period;

      2. any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

      3. any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

      4. any combination of items (1), (2) and (3).

   In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to the fiduciary or a member of that partnership or a beneficial owner who would not have been entitled to those additional amounts had it been the holder of the debt security. (Section 10.4)

Events of Default

   The applicable prospectus supplement will contain the Events of Default with respect to the series of debt securities issued under the applicable indenture (whatever the reason for the Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body). We expect that the Events of Default that may apply to each series of debt securities may include:

     (1) default in the payment of any interest on any debt security of a series, or any additional amounts payable with respect thereto, when the interest becomes or the additional amounts become due and payable, and continuance of the default for a period of 30 days;

     (2) default in the payment of the principal of or any premium on any debt security of a series, or any additional amounts payable with respect thereto, when the principal or premium becomes or the additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

     (3) default in the deposit of a sinking fund payment, if any, when and as due by the terms of a debt security of the series;

     (4) default in the performance, or breach, of any of our covenants or warranties contained in the applicable indenture for the benefit of such series or in the debt securities of such series, and the continuance of the default or breach for a period of 60 days after there has been given written notice as provided in the indenture;

     (5) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ours (including an Event of Default under any other series of debt securities), whether the Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of the Indebtedness at the maturity thereof (after giving effect to any applicable grace period) or results in the Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and the default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

     (6) we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

     (7)  certain events in our bankruptcy, insolvency or reorganization; and

     (8) any other Event of Default provided in or pursuant to the applicable indenture with respect to debt securities of the series. (Section 5.1)

   If an Event of Default with respect to the debt securities of any series (other than an Event of Default described in (7) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series by written notice as provided in the applicable indenture may declare the principal amount (or such lesser amount as may be provided for in the debt securities of the series) of all outstanding debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of not less than a majority in principal amount of the debt securities of that series may, under certain circumstances, rescind and annul such declaration of acceleration. An Event of Default described in (7) of the preceding paragraph will cause the principal amount and accrued interest (or such lesser amount as provided for in the debt securities of such series) to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

   Each indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series (a "default"), the trustee will transmit, in the manner set forth in the indenture, notice of the default to the holders of the debt securities of that series unless such default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of that series, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of debt securities of that series; and provided, further, that in the case of any default of the character described in (5) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.2)

   If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings. (Section 5.3) Each indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders shall have offered to the trustee reasonable indemnity. (Section 6.1) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. (Section 5.12)

Modification and Waiver

   We and the trustee may modify or amend either indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

   o change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security,

   o reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security,

   o change our obligation to pay additional amounts with respect to any debt security,

   o reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

   o change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security,

   o reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation or modify the payment terms of any sinking fund or similar obligation,

   o change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable,

   o impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on, or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date),

   o reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions,

   o reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of each indenture,

   o modify any of the provisions in the applicable indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby,

   o make any change that adversely affects the right to convert or exchange any debt security into or for our common shares or other securities (whether or not issued by us), cash or property in accordance with its terms,

   o modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner adverse to holders of subordinated debt securities, or

   o modify any of the above provisions. (Section 9.2)

   In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities of any series to Senior Indebtedness with respect to such series without the prior written consent of each holder of such Senior Indebtedness. (Section 9.7 of the subordinated indenture)


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
   We and the trustee may modify or amend either indenture and the debt securities of any series without the consent of any holder in order to, among other things;

   o provide for a successor to PXRE pursuant to a consolidation, amalgamation, merger or sale of assets in accordance with the terms of the applicable indenture;

   o add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us by the applicable indenture;

   o provide for a successor trustee with respect to the debt securities of all or any series;

   o cure any ambiguity or correct or supplement any provision in either indenture which may be defective or inconsistent with any other provision, or to make any other provision with respect to matters or questions arising under either indenture which will not adversely affect the interests of the holders of debt securities of any series;

   o change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities under either indenture;

   o add any additional Events of Default with respect to all, or any series of debt securities;

   o secure the debt securities;

   o provide for conversion or exchange rights of the holders of any series of debt securities; or

   o make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture. (Section 9.1)

   The holders of at least a majority in principal amount of the outstanding, debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain covenants of the applicable indenture. (Section 10.8 of the senior indenture; Section 10.6 of the subordinated indenture) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of that series, except a default (1) in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series or (2) in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of any series affected. (Section 5.13)

   Under each indenture, we are required to furnish the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default in our performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default, or any event which after notice or lapse of time or both would constitute an Event of Default, resulting from the failure to perform or breach of any covenant or warranty contained in the applicable indenture or the debt securities of any series. (Section 10.9 of the senior indenture;
Section 10.7 of the subordinated indenture)

Discharge, Defeasance and Covenant Defeasance

   We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency (as defined below) in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on those debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof, as the case may be. (Section 4.1)

   Each indenture provides that, unless the provisions of defeasance and covenant defeasance are made inapplicable to the debt securities of or within any series pursuant to Section 3.1 of each indenture, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such the securities and to hold moneys for payment in trust) ("defeasance") or (2) to be released from its obligations with respect to the debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with the obligations will not constitute a default or an Event of Default with respect to the debt securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by PXRE with the Trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which the debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. (Section 4.2)

   Such a trust may only be established if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound; (2) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (3) we have delivered to the trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable indenture. (Section 4.2)

   "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

   "Government Obligations" means debt securities which are (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, and which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by the custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depository receipt. (Section 1.1)

   If after PXRE has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of, that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable indenture or the terms of the debt security to receive payment in a currency other than that in which such deposit has been made in respect of the debt security, or (2) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in

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
which such deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, the debt security as the debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the election or the Conversion Event based on (a) in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to the payment, date, or
(b) with respect to a Conversion Event, the applicable market exchange rate for the Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

   "Conversion Event" means the cessation of use of (1) a Foreign Currency both by the government of the country or countries which issued the Foreign
Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. All payments of principal of, any premium and interest on and any additional amounts with respect to any debt security that are payable in a Foreign Currency that ceases to be used by the government or governments of issuance will be made in U.S. dollars. (Section l.l)

   In the event we effect covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which those debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on those debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on those securities at the time of the acceleration resulting from that Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Subordination of Subordinated Debt Securities

   The subordinated debt securities of each series will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness with respect to that series. (Section 16.1 of the subordinated indenture). Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities to creditors upon our dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness with respect to the subordinated debt securities of any series will first be paid in full, or payment thereof provided for in money in accordance with its terms, before the holders of subordinated debt securities of that series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of that series, and to that end the holders of that Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other of our Indebtedness being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of that series upon any such dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding. (Section 16.3 of the subordinated indenture)

   By reason of this subordination, in the event of liquidation or insolvency of PXRE, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of our other obligations that are not subordinated to that Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series.

   Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of that Senior Indebtedness to receive payments or distributions of our cash, property or securities applicable to that Senior Indebtedness until the principal of, any premium and interest on, and

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
any additional amounts with respect to, the subordinated debt securities of that series have been paid in full. (Section 16.4 of the subordinated indenture)

   No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the subordinated debt securities of any series may be made (1) if any Senior Indebtedness with respect to that series is not paid when due and any applicable grace period with respect to a default has ended and that default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness with respect to such series has been accelerated because of a default. (Section 16.2 of the subordinated indenture)

   The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the subordinated debt securities of any series, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness with respect to the subordinated debt securities of each series under the subordinated indenture.

   The term "Senior Indebtedness" means, with respect to the subordinated debt securities of any particular series, all our Indebtedness outstanding at any time, except (1) the subordinated debt securities of such series,
(2) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities of such series,
(3) Indebtedness of PXRE to an Affiliate of PXRE, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws and (5) trade accounts payable. Senior Indebtedness with respect to the subordinated debt securities of any particular series will continue to be Senior Indebtedness with respect to the subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the subordinated indenture)

   The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of subordinated debt securities, may be changed prior to the issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

   The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 1.13)

Information Concerning the Trustee

   We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the indenture trustees and affiliates of the indenture trustees in the ordinary course of business.

   Under each indenture, each indenture trustee is required to transmit annual reports to all holders regarding eligibility and qualifications as trustee under the applicable indenture and related matters. (Section 7.3)


                            DESCRIPTION OF WARRANTS


   We may issue warrants for the purchase of our preferred shares or common shares. Warrants may be issued independently or together with preferred shares or common shares and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.

Warrants to Purchase Preferred Shares or Common Shares

   Each prospectus supplement for warrants to purchase preferred shares or common shares, will describe:


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
   o the title of the warrants;

   o the securities for which the warrants are exercisable;

   o the price or prices at which the warrants will be issued;

   o if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each preferred share or common share;

   o if applicable, the date on and after which such warrants and the related securities will be separately transferable;

   o any provisions for adjustment of the number or amount of preferred shares or common shares receivable upon exercise of the warrants or the exercise price of the warrants;

   o if applicable, a discussion of material federal income tax considerations; and

   o any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

   Each warrant will entitle the holder of the warrant to purchase the principal amount of preferred shares or common shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

   Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the preferred shares or common shares to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

   Prior to the exercise of any warrants to purchase preferred shares or common shares, holders of the warrants will not have any of the rights of holders of the preferred shares or common shares purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred shares or common shares purchasable upon exercise.


                          DESCRIPTION OF SHARE CAPITAL


   We were incorporated as an exempted company under the Companies Act 1981 of Bermuda, as amended. Accordingly, the rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

   Our authorized share capital consists of 50,000,000 common shares and 10,000,000 preferred shares. Under the consent of the Bermuda Monetary Authority, persons who are not residents of Bermuda may freely hold, vote and transfer the shares that we are offering in this prospectus, provided that our common shares remain listed on the New York Stock Exchange.

Common Shares

   As of October 23, 2003 there were issued and outstanding:

   12,181,937 common shares; and

   16,881.394 preferred shares convertible into 11,772,241 convertible common shares, which are convertible into 11,772,241 common shares using the adjusted conversion price of $14.34 as of September 30, 2003.


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
   Our outstanding preferred shares are exchangeable into convertible common shares and the convertible common shares are exchangeable into common shares on the terms described under "--Outstanding Preferred Shares" below. All of the outstanding common shares are fully paid and nonassessable. Our common shares are traded on the New York Stock Exchange under the symbol "PXT."

   Our board of directors may issue, grant options exercisable for or otherwise dispose of our authorized common shares to any persons and on any terms they deem appropriate, provided the issuance does not violate Bermuda law or our bye-laws and we obtain Bermuda Monetary Authority approval in applicable circumstances.

   The transfer agent and registrar for the common shares is American Stock Transfer & Trust Company.

   The common shares have the dividend, voting, liquidation and preemptive rights set forth below unless otherwise specified in the prospectus supplement being used to offer the common shares. The applicable prospectus supplement will describe the terms of the common shares including, where applicable, the following:

   o the number of shares to be offered;

   o the offering price or prices;

   o to the extent permitted by applicable law, whether the common shares will be issued in certificated or book-entry form;

   o information with respect to any book-entry procedures; and

   o any additional terms of the common shares which are not inconsistent with the provisions of our bye-laws.

   The common shares will be, when issued against payment therefor, fully paid and nonassessable. Holders of our common shares have no preemptive, redemption, conversion or sinking fund rights. The rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that have been issued and may be issued in the future. See "Description of Share Capital--Outstanding Preferred Shares" for a description of those preferred shares. The board of directors of PXRE may issue additional preferred shares to obtain additional financing, in connection with acquisitions, to officers, directors and employees of PXRE and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes.

   Liquidation Rights

   In the event of our liquidation, dissolution, or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Additional authorized but unissued common shares may be issued by our board of directors without the approval of the shareholders.

   Because we are a holding company, its rights, and the rights of holders of its securities, including the holders of common shares, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors and preferred shareholders, except to the extent we may be a creditor with recognized claims against the subsidiary or a holder of preferred shares, as the case may be, of the subsidiary.

   Voting Rights and Shareholder Meetings

   Each common share has one vote, except that if, and so long as, the shares controlled (as described below) by any person constitute more than 9.9% of the voting power of our outstanding shares, including common shares, the voting rights with respect to the "controlled shares" owned by that person will be limited, in the aggregate, to a voting power of 9.9%. Our board of directors may in its discretion waive the 9.9% limitation on a case by case basis. Our board of directors has waived the 9.9% limitation with respect to Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., which we refer to collectively as "Capital Z," and certain of their affiliates.


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
   Under our bye-laws, "controlled shares" include, among other things, (i) all shares of PXRE that a person owns within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended, which we call the "Code," or is considered as owning by applying the rules of Section 958(b) of the Code, (ii) all shares of PXRE that a person owns by applying the rules of Sections 544 or 554 of the Code, and (iii) all shares of PXRE that a person owns directly, indirectly or beneficially as a result of the possession of sole or shared voting power within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder. These voting reallocation provisions could make it difficult or impossible for any person or group of persons acting in concert to acquire control of us without agreement by our board of directors.

   Our bye-laws provide that the quorum required for a general meeting of shareholders is a majority of the outstanding shares entitled to vote at the meeting present in person or by proxy. In general, matters are determined by a simple majority of votes cast by our common shareholders, except as otherwise required by law and our bye-laws.

   Under our bye-laws, the vote of 66 2/3% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend bye-laws regarding appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director's interests and the procedures for amending bye-laws. Any share entitled to vote may be voted by written proxy and proxies may be valid for all general meetings. There are no limitations under Bermuda law on the voting rights of non-resident or foreign shareholders.

   Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Under Bermuda law and our bye-laws, general meetings of shareholders may either be annual or special. Under Bermuda law, special general meetings must be called upon the request of shareholders holding not less than 10% of the paid up share capital of the company carrying the right to vote at general meetings. Directors may also convene special general meetings as they deem necessary.

   Bermuda law requires that shareholders be given at least five days' advance notice of a general meeting, although the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, notice of annual general meetings and special general meetings must be made in writing at least 21 days before the meeting.

   Election or Removal of Directors

   Under Bermuda law and our bye-laws, directors are elected at the annual general meeting to serve until their successors are elected or appointed, unless they are earlier removed or resign.

   The election of our Class I, II and III directors is determined by a simple majority of votes cast by our common shareholders, except as otherwise required by law. Our shareholders do not have cumulative voting rights. Accordingly, holders of a majority of the common shares entitled to vote in any election of directors may elect all Class I, II and III directors. Our Class IV directors are designated and elected solely by holders of our preferred shares and convertible common shares.

   Under Bermuda law and our bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any election, by the board of directors.

   Duties of Directors and Officers

   Under the Companies Act 1981, the duties of directors and officers are to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of the company is also required to comply with the provisions of the Companies Act 1981, all related regulations and the company's bye-laws. In addition, the directors are subject to common law fiduciary duties. These duties include the duty to act bona fide in the best interests of the company, and not for any collateral purpose.


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
   Under Bermuda law, the directors' duties are owed to the company itself, not to its shareholders or members, creditors, or any class of either shareholders, members or creditors. In discharging his or her duties, a director is required to exercise the care and skill which may be reasonably expected of a person with the director's skills and experience.

   Bermuda law renders void any provision in the bye-laws or in any contract between a company and any director exempting him or her from or indemnifying him or her against any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company. In addition, the Companies Act 1981 provides that where a director, officer or auditor of a company is found liable to any person for damages arising out of the performance of any function of his or her duties, he will only be held jointly and severally liable if it is proved that he or she knowingly engaged in fraud or dishonesty. In any other case, the court will determine the percentage of responsibility of all parties it determines have contributed to the loss or liability of the plaintiff, and the liability of any one director, officer or auditor shall be equal to the total loss suffered by the plaintiff multiplied by the director's, officer's or auditor's percentage of responsibility as determined by the court.

   Our board of directors is currently divided into four classes and comprised of 11 directors. The specific number of directors constituting the board of directors is determined from time to time by resolution of our shareholders in general meeting. The directors of the class elected at each annual general meeting hold office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders. A total of four Class IV directors are elected solely by the holders of our Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares in accordance with our bye-laws and the terms of the Description of Stock for Series A Convertible Voting Preferred Shares, Series B Convertible Voting Preferred Shares, Series C Convertible Voting Preferred Shares, Class A Convertible Voting Common Shares, Class B Convertible Voting Common Shares and Class C Convertible Voting Common Shares adopted by our board of directors on December 9, 2001, which we refer to as the "outstanding preferred description of stock".

   Dividends

   The holders of common shares will receive such dividends, if any, as may be declared by our board of directors out of funds legally available for that purpose. Under Bermuda law, we may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) we are, or after the payment would be, unable to pay our liabilities as they fall due, or (ii) the realizable value of our assets after the payment or distribution would be less than the aggregate amount of our liabilities and our issued share capital and share premium accounts. All dividends unclaimed for a period of six years after having been declared will be forfeited and revert to us. Except as noted in this paragraph, there are no limitations under Bermuda law on the rights of non-resident or foreign shareholders to receive dividends.

   Under the terms of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, so long as the preferred shareholders maintain certain ownership thresholds during certain time periods, we may not increase dividends paid upon our common shares above a permitted amount or make distributions upon our common shares above a permitted amount without approval of certain of our shareholders.

   As of October 23, 2003, our subsidiaries have issued approximately
$132.5 million of capital securities. Of this amount, approximately
$5.2 million have been purchased by certain subsidiaries of ours for investment purposes. From time to time, our affiliates may issue, in private placements, additional series of capital securities. In connection with the issuance of outstanding capital securities, we have agreed, among other things, that if full distributions on the capital securities have not been paid or set apart for payment or we are in default of its related guarantee obligations, PXRE, with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its share capital, including the common shares.


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
   Changes in Capital

   We may from time to time by shareholder resolution passed by a simple majority of our common shares, convertible common shares (on a fully converted basis) and preferred shares (on a fully converted basis):

   o increase our share capital to be divided into shares in the amount that the resolution prescribes;

   o divide our shares into several classes with different rights;

   o consolidate and divide any or all of our share capital into shares of a larger amount than our existing shares;

   o sub-divide any of our shares into shares of a smaller amount than that fixed by our memorandum of association, as long as the proportion between the amount paid and the amount, if any, unpaid on each reduced share be the same as on the share from which the reduced share is derived;

   o cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the cancelled shares;

   o change the currency denomination of our share capital; and

   o authorize the reduction of issued share capital or any share premium.

   Transfer Of Shares

   Transfer of shares must be in writing. The instrument of transfer of a share may be in any form which our board of directors approves.

   Modification Of Rights

   Our bye-laws provide that, subject to Bermuda law and the limitation on controlled shares, the rights attached to any class of common shares may be modified by a resolution passed at a separate general meeting of the holders representing at least 66 2/3% of the votes cast of that class. For purposes of this meeting, one or more shareholders present in person or by proxy representing at least a majority of the issued and outstanding shares of that class and entitled to vote will be a quorum.

   Borrowing Power

   Neither Bermuda law nor our memorandum of association nor our bye-laws restrict in any way our power to borrow and raise funds. The decision to borrow funds is passed by or under direction of our board of directors, with no shareholders' resolution being required.

Convertible Common Shares

   As of October 23, 2003, there were no convertible common shares outstanding.

   Except as otherwise provided, each class of convertible common shares has the same rights, preferences and restrictions as common shares. The convertible common shares automatically convert into common shares on a one-for-one basis upon a transfer of record ownership to any person other than the original purchasers, or any of their respective affiliates or limited partners (including, without limitation, in connection with a public offering of the shares), or a person approved by our board of directors in its sole discretion. Convertible common shares may be converted at the option of the holder into common shares on a one-for-one basis at any time that the holder would be entitled to vote preferred shares generally in the election of directors in accordance with the outstanding preferred description of stock. Our Class IV directors are designated solely by holders of our convertible common shares and preferred shares. The holders of convertible common shares do not vote for any other directors.

Outstanding Preferred Shares

   As of October 23, 2003, there were approximately 16,881 preferred shares outstanding.


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
   On April 4, 2002, in a private placement, we issued 15,000 shares of our preferred shares in a private placement under Section 4(2) of the 1933 Act not involving any public offering. We sold the preferred shares to a limited number of sophisticated investors through direct negotiation without general solicitation or general advertising. We issued 7,500 shares of Series A Preferred Shares, allocated to two sub-series of shares, 5,000 shares allocated to sub-series Al (Al Preferred Shares) and 2,500 shares allocated to sub-series A2 (A2 Preferred Shares); the issuance of 5,000 shares of Series B Preferred Shares, allocated to two sub-series of shares, 3,333.333 shares allocated to Series B1 (B1 Preferred Shares) and 1,666.667 shares allocated to Series B2 (B2 Preferred Shares); and 2,500 shares of Series C Preferred Shares, allocated to two sub-series of shares, 1,666.667 shares allocated to Series Cl (Cl Preferred Shares) and 833.333 shares allocated to Series C2 (C2 Preferred Shares). The material terms and provisions of the rights, preferences and privileges of the preferred shares and convertible common shares are contained in the outstanding preferred description of stock, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

   Priority

   The respective rights of each series of preferred shares to receive dividends rank pari passu with each other, junior only to the Junior Subordinated Deferrable Interest Debentures due 2027 of PXRE Corporation, capital securities issued by our subsidiaries and the guarantees with respect to those capital securities, and senior to common shares, convertible common shares and all other classes and series of our capital shares, including without limitation other classes and series of preferred shares. Upon our dissolution, liquidation or winding up, the respective holders of each series of preferred shares would have, pari passu, the right to receive, subject to remaining funds, cash equal to the liquidation preference for the respective series of preferred shares and prior to the junior shares. If the remaining funds distributable upon our liquidation, dissolution or winding-up are insufficient to permit payment to the respective holders of each series of preferred shares of the full preferential amounts, then the remaining funds shall be distributed ratably among the preferred shares.

   Voting

   The preferred shares vote on a fully converted basis with the common shares and other voting securities, together as a single class, on all matters which are submitted to a vote of the shareholders, other than the election of directors, except that in no event will purchasers and their respective affiliates be permitted to exercise voting rights, collectively through our securities, in excess of 49.9% of our aggregate voting power on any shareholder matter. In addition as described above under "Common Shares-- Voting Rights and Shareholder Meetings," our bye-laws provide that, subject to the sole discretion of the board of directors, no person is entitled to exercise voting power in excess of a maximum limitation of 9.9% of the votes conferred on all our issued and outstanding shares. Our board of directors may in its discretion waive the 9.9% limitation on a case by case basis. Our board of directors has waived the 9.9% limitation with respect to Capital Z and certain of their affiliates. Our Class IV directors are designated solely by holders of our preferred shares and convertible common shares. The holders of preferred shares do not vote for any other directors.

   For each series of preferred shares, for so long as any preferred shares remain issued and outstanding, unless otherwise provided by law, the affirmative vote of at least 50% of all the preferred shares issued and outstanding for that series will be necessary to permit us to:

   o authorize, create, designate, issue or sell any securities with rights that rank pari passu with or senior to the preferred shares of that series or adversely affect the holders of those preferred shares or convertible common shares for such series, or amend any existing capital shares if the effect is to rank such capital shares pari passu with those preferred shares; in any manner alter or change the rights or other terms of the preferred shares or convertible common shares for such series as set forth in the outstanding preferred description of stock;

   o reclassify any capital shares into shares that are either senior to or pari passu with the preferred shares for that series in terms of dividends and other distributions or that would adversely affect the rights appertaining to common shares or convertible common shares, as the case may be, which those

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
     holders of preferred shares would have after conversion of the preferred shares into convertible common shares for that series or conversion of the convertible common shares into common shares;

   o amend, alter or repeal any provision of our memorandum of association or bye-laws if such action would have an adverse effect on the rights of the holders of preferred shares for the series or those rights appertaining to convertible common shares or common shares which those holders would have after conversion of those preferred shares into convertible common shares or convertible common shares into common shares; or

   o make any change to the authorized number of preferred shares or convertible common shares or issuance of any additional preferred shares or convertible common shares.

   Additionally, consent will be required in order for us to take certain acts for so long as the initial purchasers of the preferred shares, their respective affiliates and limited partners meet certain ownership thresholds. The acts which require consent include:

   o involving, at any time before April 4, 2005, one or more redemptions, offers to purchase, tender offers or other acquisitions of common shares by or on behalf of us collectively involving the payment by or on behalf of us of cash or other consideration having an aggregate fair market value in excess of an amount equal to 20% of the cumulative amount by which our consolidated net income in any calendar year commencing with the year ending December 31, 2002 exceeds $50,000,000 minus the sum of all cash and the fair market value of all non-cash consideration paid in respect of redemptions, offers to purchase, tender offers or other acquisitions of our share capital on or after December 10, 2001;

   o resulting in our sale where the per share consideration paid to holders of preferred shares on an as converted basis is less than 200% of the current conversion price of the preferred shares;

   o resulting in the sale or transfer of 25% or more of our assets;

   o resulting in a voluntary delisting of our common shares from the New York Stock Exchange;

   o involving or resulting in the incurrence of additional indebtedness in excess of $50,000,000 in the aggregate at any time before April 4, 2005, not including the first $55,000,000 of any refinancing of the First Amended and Restated Credit Agreement, dated August 31, 1999, among PXRE Corporation, PXRE Group Ltd., PXRE (Barbados) Ltd., certain lenders and First Union National Bank or resulting in a ratio of indebtedness to total capital in excess of 0.25 to 1.00 at any time on or after April 4, 2005;

   o effecting or attempting to effect our voluntary liquidation, dissolution or winding-up;

   o resulting in an expansion by us into lines of business other than continuing lines of business in which we are currently involved;

   o increasing the amount of dividends paid with respect to common shares, at a cumulative annualized rate of more than 10% at any time before April 4, 2005;

   o involving the purchase or renewal of retrocessional or reinsurance coverage from companies that are below certain standards, with certain exceptions for coverages consistent with past practice;

   o effecting any acquisition by us at any time before April 4, 2005 involving aggregate consideration in excess of $50,000,000;

   o increasing investment in any hedge funds beyond amounts held at September 30, 2001 without the prior unanimous approval of the investment committee of the board of directors; and

   o at any time on or after April 4, 2005, resulting in payment of any dividend or other distribution with respect to common shares or resulting in a redemption, offer to purchase, tender offer or other acquisition of our share capital involving consideration having an aggregate fair market value in excess of the greater of the permitted tender offer amount and the permitted dividend amount described in the first and eighth bullets list above.


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
   Dividends

   The preferred shares are entitled to receive, when, as and if declared by the board of directors and to the extent of funds legally available for the payment of dividends, cumulative dividends per share at the rate per annum of 8% of the sum of the stated value on each share plus any accrued and unpaid dividends on the preferred shares, payable on a quarterly basis. To the extent dividends are not paid when due, dividends will be payable and accrue at the rate of 10% per annum compounded quarterly until paid. These dividends, if declared by the board of directors, will be payable in shares of preferred shares prior to April 4, 2005 and cash thereafter. We, in our sole election, may decide, in substitution in whole or in part for dividends payable in preferred shares, to pay dividends in cash to the extent of any dividends that, if paid in additional shares of preferred shares, would otherwise cause the initial purchasers of the preferred shares and their affiliates to own more than 49.9% of our share capital on a fully-diluted and fully-converted basis.

   Conversion

   For each series, each preferred share, in whole or in part, is convertible at any time at the option of the holder into convertible common shares for the series. The number of convertible common shares per preferred share issuable upon any conversion will be determined by dividing a liquidation preference for the series equal to the aggregate original purchase price of the preferred shares plus accrued but unpaid dividends, by the conversion price then in effect.

   The initial conversion price was $15.69. The conversion price is subject to adjustment to avoid dilution in the event of recapitalization, reclassification, stock split, consolidation, merger, amalgamation or other similar event or an issuance of additional common shares in a private placement below the fair market value or in a registered public offering below 95% of fair market value (in each case, fair market value being the value immediately prior to the date of announcement of issuance) or without consideration. In addition, the conversion price is subject to adjustment, for certain loss and loss expense development on reserves for losses incurred on or before September 30, 2001 (and loss adjustment expenses related thereto) and for any liability or loss arising out of pending material litigation (other than legal fees and expenses), on an after-tax basis, equal to an amount computed in accordance with a formula as set forth in the outstanding preferred description of stock. The conversion price is also subject to adjustment if we experience adverse loss development in excess of a $7 million after-tax threshold. As of September 30, 2003, we had incurred $20.1 million of net after-tax adverse development above this $7 million threshold, resulting in an adjusted conversion price of $14.34.

   Al Preferred Shares, Bl Preferred Shares and Cl Preferred Shares will be mandatorily convertible into Class A Convertible Common Shares, Class B Convertible Common Shares and Class C Convertible Common Shares, respectively, on April 4, 2005, and all remaining preferred shares will be mandatorily convertible into convertible common shares on April 4, 2008. The conversion price used in connection with the mandatory conversion of Al Preferred Shares, B1 Preferred Shares and Cl Preferred Shares includes price protection.

   Notwithstanding the foregoing, on any conversion date, to the extent necessary to prevent the initial purchasers of preferred shares and their affiliates from owning more than 49.9% of our share capital upon conversion, we shall have the right (but not the obligation) to make a cash payment in lieu of convertible common shares equal to the fair market value of the convertible common shares that would have been received in excess of the 49.9% limitation in connection with any conversion, plus, in certain circumstances, an additional tax gross-up amount to take into account the difference between the federal income tax rate on long-term capital gains and the federal ordinary income tax rate that might apply to the recipient on the receipt of a cash payment in lieu of convertible common shares. The outstanding preferred description of stock does not provide for redemption of the preferred shares.

Offered Preferred Shares

   The following summary of the terms of the offered preferred shares does not contain all of the information that may be important to you. You should carefully review the applicable description of stock,

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
our bye-laws and the information in the applicable prospectus supplement before you decide to invest in our preferred shares.

   The rights of holders of preferred shares offered by this prospectus will be subject to, and may be adversely affected by, issuances of preferred shares in the future. Under some circumstances, alone or in combination with certain provisions of our memorandum of association and bye-laws, described below under "--Additional Provisions of our Memorandum of Association and Bye-laws," our issuances of preferred shares may discourage or make more difficult an acquisition of PXRE that the board of directors deems undesirable.

   Our board of directors has the power, without further action by our shareholders, unless action is required by applicable laws or regulations or by the terms of outstanding preferred shares, to issue preferred shares in one or more series and to fix the voting rights, designations, preferences and other terms applicable to the preferred shares to be issued. The board of directors may issue preferred shares to obtain additional financing, in connection with acquisitions, as compensation to our officers, directors or employees and our subsidiaries in accordance with benefit plans or otherwise and for other proper corporate purposes. We must obtain consent from the holders of a majority of the outstanding preferred shares of a series before certain securities that rank pari passu or senior to that series, in terms of the payment of dividends or distribution of assets, may be issued.

   Our board of directors has authorized the issuance of one or more series of additional preferred shares and has authorized a committee of the board of directors to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the preferred shares offered by this prospectus and the applicable prospectus supplement. The offered preferred shares, if and when issued and sold, will be fully paid and nonassessable.

   Terms Specified in Prospectus Supplement

   The following description sets forth some general terms and provisions of the offered preferred shares. The number of shares and all of the relative rights, preferences and limitations of the respective series of offered preferred shares that the board of directors or the committee establishes will be described in the applicable prospectus supplement. The terms of particular series of offered preferred shares may differ, among other things, in:

   o designation;

   o number of shares that constitute the series;

   o dividend rate, or the method of calculating the dividend rate;

   o dividend periods, or the method of calculating the dividend periods;

   o redemption provisions, including whether or not, on what terms and at what prices the shares will be subject to redemption at our option;

   o voting rights;

   o preferences and rights upon liquidation or winding-up;

   o whether or not and on what terms the shares will be convertible into or exchangeable for our shares of any other class, series or security or those of any other corporation or any other property;

   o whether depositary shares representing the offered preferred shares will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

   o the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

   We have summarized below the material provisions of a series of offered preferred shares. The board of directors or a duly authorized committee of the board of directors will adopt the resolutions to be included in a description of stock prior to the issuance of a series of offered preferred shares.


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
   Any series or class of preferred shares could, as determined by our board of directors at the time of issuance, rank senior to our common shares with respect to dividends, voting rights, redemption and liquidation rights. The preferred shares authorized are of the type commonly known as blank-check preferred shares.

   The prospectus supplement relating to the new series will specify whether the series of preferred shares will be issued separately, as part of warrant units or upon exercise of warrants.

   Ranking

   Each new series of preferred shares will rank equally with each other series of preferred shares and prior to our common shares regarding the distribution of dividends or disposition of other assets, unless otherwise specified in the applicable prospectus supplement.

   Dividends

   Unless otherwise specified in the applicable prospectus supplement, holders of each new series of preferred shares will be entitled to receive cash dividends, if declared by the board of directors or a duly authorized committee out of funds legally available for cash dividends. For each series, we will specify in the applicable prospectus supplement:

   o the dividend rates;

   o whether the rates will be fixed or variable or both;

   o the dates of distribution of the cash dividends; and

   o whether the dividends on any series of preferred shares will be cumulative or non-cumulative.

   We will pay dividends to holders of record of preferred shares as they appear on our records, on the record dates fixed by the board of directors or a duly authorized committee.

   We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred shares unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities that rank equally with the preferred shares regarding the distribution of dividends. If we do not pay full dividends on all equity securities that rank equally, then each series of preferred shares will share dividends in proportion with our other equity securities that rank equally with that series.

   Conversion and Exchange

   The prospectus supplement for any new series of preferred shares will state the terms and other provisions, if any, on which shares of the new series of preferred shares are convertible into common shares or exchangeable for securities of a third party.

   Redemption

   We will specify in the prospectus supplement applicable to each new series of preferred shares:

   o whether it will be redeemable at any time, in whole or in part, at our option or the holder of the preferred shares;

   o whether it will be subject to mandatory redemption pursuant to a sinking fund or on other terms; and

   o the redemption prices.

   In the event that preferred shares are partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by the board of directors.

   Dividends will cease to accrue on preferred shares called for redemption, and all rights of holders of redeemed shares will terminate, on and after a redemption date, except for the right to receive the redemption price, unless we default in the payment of the redemption price.


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
   Liquidation Preference

   Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred shares will be entitled to receive:

   o distributions upon liquidation in the amount set forth in the applicable prospectus supplement; plus

   o any accrued and unpaid dividends.

   These payments will be made to holders of preferred shares out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred shares regarding liquidation rights.

   In the event that holders of preferred shares are not paid in full upon our liquidation, dissolution or winding up, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

   After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred shares will not be entitled to any further participation in any distribution of our assets.

   Voting Rights

   The holders of preferred shares will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by applicable law.

   Transfer Agent and Registrar

   We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for each new series in the applicable prospectus supplement.

   Reservation of Common Shares

   We will reserve the full number of convertible common shares issuable on conversion of the preferred shares and the full number of common shares issuable on conversion of the convertible common shares out of the total of our authorized but unissued convertible common shares and common shares to permit the conversion of the preferred shares into common shares.

Additional Provisions of our Memorandum of Association and Bye-Laws

   Access to Books and Records and Dissemination of Information

   Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda. These documents include our certificate of incorporation, memorandum of association, including its objects and powers, and any alteration to our memorandum of association.

   The shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented at the annual general meeting. As a company whose shares are listed on an appointed stock exchange, we may prepare and send our shareholders summarized financial statements instead of audited financial statements. If we choose to prepare summarized financial statements, we must make a copy of the summarized financial statements available for inspection by the public at our registered office in Bermuda. Our register of shareholders is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. We are required to maintain our share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda.

   We are required to keep at our registered office a register of our directors and officers that is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law

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
does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

   Amendment of Memorandum of Association and Bye-laws

   Bermuda law provides that the memorandum of association of a company may be amended by a special resolution passed at a general meeting of shareholders of which due notice has been given. In certain circumstances, an amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. However, approval of the Bermuda Minister of Finance is not required for an amendment that alters or reduces a company's share capital as provided in the Companies Act 1981. Except as set forth in our bye-laws, our bye-laws may be amended by a special resolution passed by a majority of votes cast at a general meeting.

   Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company's share capital as provided in the Companies Act 1981. Where an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering a company's memorandum is passed. Application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. The application may not be made by persons voting in favor of the amendment.

   Appraisal Rights and Shareholder Suits

   Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who did not vote in favor of the amalgamation and is not satisfied that fair value has been paid for his or her shares may apply to the Bermuda Court to appraise the fair value of the shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by:

   o a meeting of the holders of shares of the amalgamating company;

   o a meeting of the holders of each class of shares of the amalgamating company; and

   o in certain circumstances, the consent of the Bermuda Minister of Finance (who may grant or withhold consent at his or her discretion).

   Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of:

   o is alleged to be beyond the corporate power of the company;

   o is illegal; or

   o would result in the violation of the company's memorandum of association or bye-laws.

   Furthermore, consideration would be given by the Bermuda courts to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

   When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda courts for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares of any shareholder by other shareholders or by the company.

   Bermuda Monetary Authority consent will be required for the issuance and or transfer of any preferred shares and for any common shares that do not currently benefit from the existing Bermuda Monetary Authority permission.

   Pursuant to our bye-laws, we and each of our members have agreed to waive any claim or right of action we might have against any of our directors or officers with respect to any action taken by the director or officer or the failure of the director or officer to take any action in the performance of his or her duties or supposed duties with or for the company. This waiver does not, however, extend to any matter in respect of any fraud or dishonesty that may attach to the director or officer.


                      DESCRIPTION OF THE DEPOSITARY SHARES


   We may, at our option, elect to offer fractional shares or some multiple of offered preferred shares, rather than individual offered preferred shares. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of offered preferred shares as described below.

   The following description of the depositary shares, depositary receipts and the deposit agreement is a summary of the material terms and provisions of those documents and does not contain all of the information that may be important to you. You should carefully review the depositary shares, depositary receipts, the deposit agreement and the information in the applicable prospectus supplement before you decide to invest in our depositary shares.

   The offered preferred shares of any series represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, which we refer to as the "Preferred Share Depositary," and the holders from time to time of depositary receipts issued under the agreement. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of an offered preferred share represented by that depositary share, to all the rights and preferences of the offered preferred shares represented by that depositary share, including dividend, voting and liquidation rights.

   The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of offered preferred shares. Immediately following the issuance of shares of a series of offered preferred shares, we will deposit those shares with the Preferred Share Depositary, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions

   The Preferred Share Depositary will distribute all cash dividends or other cash distributions received on the related series of offered preferred shares to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

   If we make a distribution other than in cash, the Preferred Share Depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the Preferred Share Depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the Preferred Share Depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

   The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the Preferred Share Depositary on account of taxes or other governmental charges.


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
Withdrawal of Shares

   Upon surrender of the depositary receipts at the corporate trust office of the Preferred Share Depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and compliance with any other requirement of the deposit agreement, the holder of the depositary shares evidenced by those depositary receipts is entitled to delivery of the number of whole shares of the related series of offered preferred shares and all money or other property, if any, represented by those shares. Holders of depositary receipts representing any number of whole offered preferred shares will be entitled to receive whole shares of the related series of offered preferred shares, but those holders of whole offered preferred shares will not thereafter be entitled to deposit those offered preferred shares with the Preferred Share Depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number representing whole shares of the related series of offered preferred shares to be withdrawn, the Preferred Share Depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting the Offered Preferred Shares

   Upon receiving notice of any meeting at which the holders of any series of the offered preferred shares are entitled to vote, the Preferred Share Depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of offered preferred shares. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of offered preferred shares, may instruct the Preferred Share Depositary how to exercise his or her voting rights. The Preferred Share Depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole offered preferred shares represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting offered preferred shares for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares

   Depositary shares will be redeemed from any proceeds received by the Preferred Share Depositary resulting from the redemption, in whole or in part, of the series of the offered preferred shares represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the offered preferred shares. If we redeem shares of a series of offered preferred shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of depositary shares representing the offered preferred shares that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Share Depositary.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the Preferred Share Depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the Preferred Share Depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement

   We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding, and no amendment may impair the right of any holder of any depositary receipts, described

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
above under "--Withdrawal of Shares," to receive shares of the related series of offered preferred shares and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. We may terminate the deposit agreement at any time with at least 60 days' prior written notice to the Preferred Share Depositary. Within 30 days of the date of the notice, the Preferred Share Depositary will deliver or make available for delivery to holders of depositary receipts, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole shares of the related series of offered preferred shares as are represented by the depositary receipts. The deposit agreement will automatically terminate after there has been a final distribution on the related series of offered preferred shares in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares.

Charges of Preferred Share Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the Preferred Share Depositary in connection with the initial deposit of the related series of offered preferred shares, the initial issuance of the depositary shares, all withdrawals of shares of the related series of offered preferred shares by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Limitation on Liability of Company and Preferred Share Depositary

   Neither we nor the Preferred Share Depositary will be liable if prevented or delayed by law, by any provision of our bye-laws or of the depositary shares or by any circumstance beyond its control from performing its obligations under the deposit agreement. Our obligations and those of the Preferred Share Depositary under the deposit agreement will be limited to performance with best judgment and in good faith of their duties thereunder, except that they will be liable for negligence or willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding related to any depositary receipts, depositary shares or related series of offered preferred shares unless satisfactory indemnity is furnished.

Preferred Share Depositary as Transfer Agent and Registrar

   The Preferred Share Depositary will act as transfer agent and registrar for depositary receipts, and, if offered preferred shares of a series are redeemable, the Preferred Share Depositary will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Share Depositary

   The Preferred Share Depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the Preferred Share Depositary. Any resignation or removal will take effect upon the appointment of a successor Preferred Share Depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Reports to Holders

   We will deliver all required reports and communications to holders of the offered preferred shares to the Preferred Share Depositary, and it will forward those reports and communications to the holders of depositary shares.

                              FORMS OF SECURITIES

   Each debt security or warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities will be issued in registered form, where our obligation runs to the holder of the security named on the face of the security. Definitive securities name you or your nominee as the owner of the security, and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

   We may issue the registered debt securities or warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities.

   Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

   If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

   Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

   So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

   Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we, the trustees, the warrant agents nor any of our other agents, agents of the trustees or agents of the warrant agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

   If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

                              SELLING SHAREHOLDERS


   Up to 2,631,700 common shares may be sold from time to time in one or more offerings by the selling shareholders. Such common shares either have been issued and outstanding or are common shares to be issued upon conversion of preferred shares issued and outstanding prior to May 28, 2003. We will not receive any proceeds from sales of common shares by the selling shareholders.

   All expenses related to the registration of the shares owned by the selling shareholders will be paid by us; provided, however, that the selling shareholders are obligated to pay any underwriting fees, discounts or commissions in connection with the registration.

   The following table sets forth information relating to the selling shareholders' beneficial ownership of our common stock:


                                                  Common Shares Beneficially                           Common Shares Beneficially
                                                 Owned Prior to the Offering                            Owned After the Offering
                                              ---------------------------------                      ------------------------------
                                                                                       Maximum
                                                                                      Number of
Selling Shareholders                                        Percent of Common          Common                     Percent of Common
  --------------------                         Number     Shares Outstanding(1)    Shares Offered    Number(2)   Shares Outstanding
                                              ---------   ---------------------    --------------    ---------   ------------------
Phoenix Life Insurance Company(3)
 One American Row,
  Hartford, CT 06102-5056.................    1,131,700             9.3%              1,131,700         --               --
Other selling shareholders................    1,500,000(4)         12.3%              1,500,000         --               --
                                              ---------            ----               ---------         --               --
   Total..................................    2,631,700            21.6%              2,631,700         --               --
                                              =========            ====               =========         ==               ==

---------------
(1) Applicable percentage ownership is based on 12,181,937 common shares outstanding as of October 23, 2003.
(2) Assumes all of the common shares are sold, although the selling shareholders may sell all, part or none of their common shares.
(3) According to the Schedule 13G filed with the SEC by Phoenix Life Insurance Company ("Phoenix Life"), Phoenix Life may be deemed to beneficially own the 1,131,700 common shares indicated opposite its name in the above table. Phoenix Life reports sole voting and dispositive power in respect of the 1,131,700 common shares. Until April 1, 2002, we and our various subsidiaries had been parties to investment advisory agreements with Phoenix Investment Partners, a subsidiary of Phoenix Life. Pursuant to these agreements, Phoenix Investment Partners provided investment research and advice, implementation of investment transactions, clearing agent and custodian services, monthly reports on portfolio transactions and other related services. We and our subsidiaries incurred fees of approximately $74,000 to Phoenix Investment Partners for services performed in fiscal year 2002. One of our directors, Robert W. Fiondella, retired as Chairman of the Board of The Phoenix Companies,Inc. and of Phoenix Life on March 31, 2003. Prior to that date he had served as Chairman of the Board of The Phoenix Companies, Inc. since November 2000 and of Phoenix Life since February 1994. He also served as Chief Executive Officer of The Phoenix Companies, Inc. from November 2000 to December 2002 and of Phoenix Life from February 1994 to December 2002. From February 1989 to February 1994, he was President and Chief Operating Officer of Phoenix Life. Mr. Fiondella was also a director and officer of various other Phoenix Life subsidiaries. Another of our directors, Philip R. McLoughlin, was a director, Chairman and Chief Executive Officer of Phoenix Investment Partners, Ltd. from October 1995 to September 2002. Phoenix Investment Partners, Ltd. is an investment management company and a subsidiary of The Phoenix Companies, Inc. Mr. McLoughlin was Executive Vice President, Chief Investment Officer and a Director of the Phoenix Companies, Inc. from November 2000 to July 2002 and also served in various positions, including Chief Investment Officer for Phoenix Life and its subsidiaries, until September 2002.
    Mr. McLoughlin currently serves as a Director of many of Phoenix Life's mutual funds.
(4) Represents the maximum number of common shares to be sold from time to time by other selling shareholders.

                              PLAN OF DISTRIBUTION


   The securities being offered by this prospectus may be sold by us or the selling shareholders:

   o through agents,

   o to or through one or more underwriters on a firm commitment or best efforts basis,

   o through put or call option transactions relating to the securities,

   o through broker-dealers (acting as agent or principal),

   o directly by us or the selling shareholders to purchasers, through a specific bidding or auction process or otherwise, or

   o through a combination of any such methods of sale.

   The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or the selling shareholders or from the purchasers of the securities. The selling shareholders and dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If the selling shareholders or such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

   Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

   If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

   If a dealer is used in the sale of the securities, we, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

   We and the selling shareholders may directly solicit offers to purchase the securities and we or the selling shareholders may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

   Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us or the selling shareholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us and/or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

   Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

   Any person participating in the distribution of common shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common shares by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to our common shares. These restrictions may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

   Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading "Underwriting" in the applicable prospectus supplement.

   In connection with the sales of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common shares in the course of hedging their positions. The selling shareholders may also sell short the common shares and deliver common shares to close out short positions, or loan or pledge the common shares to broker-dealers that, in turn, may sell the securities.

   To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the common shares by any selling shareholder. The selling shareholders may decide not to sell all or a portion of the common shares offered by them pursuant to this prospectus or may decide not to sell common shares under this prospectus. In addition, the selling shareholders may transfer, devise or give the common shares by other means not described in this prospectus. Any common shares that qualify for sale pursuant to Rule 144 of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

                                 LEGAL MATTERS

   Certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters with respect to United States and New York law will be passed upon for us by Sidley Austin Brown & Wood LLP. Sidley Austin Brown & Wood LLP will rely on the opinion of Conyers Dill & Pearman with respect to Bermuda law. Certain legal matters with respect to United States and New York law may be passed upon for any underwriters or dealers by Simpson Thacher & Bartlett LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements and financial statement schedules of PXRE Group Ltd. as of December 31, 2002 and 2001, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the December 31, 2001 consolidated financial statements refer to the adoption of the provisions of FAS 133 "Accounting for Derivative Instruments and Hedging Activities," during 2001.

   The consolidated statements of operations and comprehensive income, of shareholders equity and of cash flows of PXRE Group Ltd. for the fiscal year ended December 31, 2000, which are incorporated in this prospectus by reference to PXRE's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, have been audited by PricewaterhouseCoopers, our independent auditors at that time, whose report thereon dated February 12, 2001, except for Note 10, as to which the date is February 11, 2003, which is incorporated in this prospectus by reference, expressed an unqualified opinion on those statements, and have been so incorporated by reference in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

                          CERTAIN ERISA CONSIDERATIONS

   Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which we refer to as a "plan," should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

   ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans, individual retirement accounts and other arrangements including individual retirement accounts and Keogh plans that are subject to ERISA and/ or Section 4975 of the Code (also "plans"), and "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code. Prohibited transactions within the meaning of ERISA or the Code could arise, for example, if these securities are acquired by or with the assets of a plan with respect to which we or one of our subsidiaries or affiliates is a service provider, unless the securities are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

   Unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased or held by any plan, any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, or holder of these securities will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any plan or (b) or such purchase and holding will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

   Under ERISA, assets of a plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. Accordingly, insurance company general accounts that include assets of a plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with "plan assets" of any plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

   Purchasers of these securities have exclusive responsibility for ensuring that their purchase and holding of the securities do not violate the prohibited transaction rules of ERISA or the Code.


                           BERMUDA MONETARY AUTHORITY


   The Bermuda Monetary Authority has classified us as a non-resident of Bermuda for exchange control purposes. Accordingly, the Bermuda Monetary Authority does not restrict our ability to convert currency, other than Bermuda dollars, held for our account to any other currency, to transfer funds in and out of Bermuda or to pay dividends or other forms of payment to non-Bermuda residents who are shareholders or holders of our other securities, other than in Bermuda dollars.

   We have obtained the permission of the Bermuda Monetary Authority for the issuance and free transferability of our share capital that we may offer as described in this document to and between non-residents of Bermuda for exchange control purposes. This permission is subject to the condition that our common shares be listed on an appointed stock exchange, which includes the New York Stock Exchange. No further permission from the Bermuda Monetary Authority will be required to issue our shares or to transfer our shares between persons regarded as non-resident in Bermuda for exchange control purposes. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

Supervision, Investigation and Intervention

   The Bermuda Monetary Authority may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Bermuda Monetary Authority believes that such an investigation is in the best interests of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the Bermuda Monetary Authority, the Bermuda Monetary Authority may direct an insurer to produce documents or information relating to matters connected with its business. In addition, the Bermuda Monetary Authority has the power to require the production of documents from any person who appears to be in possession of such documents as the Authority may reasonably require for the performance of its functions under the Insurance Act. The Bermuda Monetary Authority has the power in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the Bermuda Monetary Authority has required or could require information. If it appears to the Bermuda Monetary Authority to be desirable in the interests of the clients of a person registered under the Insurance Act, the Bermuda Monetary Authority may also exercise these powers in relation to any company that is or has at any relevant time been (a) a parent company, subsidiary company or related company of that registered person, (b) a subsidiary company of a parent company of that registered person, (c) a parent company of a subsidiary company of that registered person or (d) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50 per cent or more of the shares or is entitled to exercise, or control the exercise of more than 50 per cent of the voting power at a general meeting.

   If it appears to the Bermuda Monetary Authority that there is a risk of an insurer becoming insolvent, or that the insurer is in breach of the Insurance Act or any conditions imposed upon its registration, the Bermuda Monetary Authority may, among other things, direct the insurer (i) not to take on any new insurance business, (ii) not to vary any insurance contract if the effect would be to increase its liabilities, (iii) not to make certain investments,
(iv) to liquidate certain investments, (v) to maintain in, or transfer to the custody of a specified bank, certain assets, (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (vii) to limit its premium income. The Bermuda Monetary Authority intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

Disclosure of Information

   In addition to powers under the Insurance Act to investigate the affairs of an insurer, the Bermuda Monetary Authority may require certain information from an insurer (or certain other persons) to be produced to them. The Bermuda Monetary Authority has the power to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the Bermuda Monetary Authority must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the Bermuda Monetary Authority must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

   Under the Companies Act, the Minister of Finance has been given powers to assist a foreign regulatory authority that has requested assistance in connection with inquiries being carried out by it in the performance of its regulatory functions. The Minister's powers include requiring a person to furnish information, to produce documents, to attend and to give assistance and answer questions in connection with inquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda that a person possesses or controls. The Minister must consider, amongst other things, whether it is in the public interest to give the information.

              UNENFORCEABILITY OF CERTAIN UNITED STATES JUDGMENTS

   PXRE Group Ltd. is organized under the laws of Bermuda. In addition, some of our directors and officers, as well as the experts named in this prospectus reside outside of the United States. A substantial portion of our and their assets are or may be located outside the United States. As a result it may not be possible for the holders of our common or preferred shares or holders of other securities to effect service of process within the United States upon us and them or to enforce against us and them in U.S. courts judgments based on the civil liability provisions of the securities laws of the United States. However, investors may serve us with process in the United States with respect to actions against us arising out of or in connection with violations of securities laws of the United States, relating to offers and sales of the securities covered by this prospectus, by serving CT Corporation, our United States agent irrevocably appointed for that purpose.

   In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our Bermuda legal counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have as treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda Court as having jurisdiction over us or our directors or officers, as determined by reference to the Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws may not be enforceable in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

   U.S. statutory law and related regulations are not enforceable by original action in Bermuda and investors could not rely upon U.S. federal securities laws to assert a cause of action in the Bermuda courts. There are, however, remedies available under Bermuda common law, equity and under Bermuda statutes that would be available to investors in the Bermuda courts against the registrant, affiliates of the registrant, underwriters, or any named expert. These remedies will not be identical to the remedies available under U.S. statutory law and may not be as extensive.


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                          DIFFERENCE IN CORPORATE LAWS

   The Companies Act 1981 of Bermuda, which applies to us, differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of significant provisions of the Companies Act, including modifications adopted pursuant to the bye-laws, applicable to us which differ in some respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

Alternate Directors

   Bermuda law provides that each director may appoint an alternate director, who shall have the power to attend and vote at any meeting of the board of directors or committee at which that director is not personally present and to sign written consents in place of that director. Delaware law does not provide for alternate directors.

Committees of the Board of Directors

   Our bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

Fiduciary Duties of Directors and Officers

   In addition to common law fiduciary duty to us, the Companies Act 1981 of Bermuda imposes the following fiduciary duties on each director and officer:

   Duty to act honestly and in good faith with a view to the best interests of the company. In conflict of interest situations, a director or officer must place the best interests of the company above the director's own personal interests. A director or officer may not use his or her position as a director or officer to make a personal profit from opportunities that rightfully belong to the company.

   Duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A director or officer must act reasonably in accordance with the level of skill expected from a person of his or her knowledge and experience. A director must attend diligently to the company's affairs, but may, in doing so, act on an intermittent, rather than a continuous, basis. A director or officer may delegate management functions to suitably qualified persons, although the director or officer will not avoid duty by delegation to others.

   These two duties are similar to the duty of loyalty and the duty of care that directors and officers have under Delaware law. Delaware courts generally presume that directors have fulfilled their duty of care so long as their conduct does not involve fraud, illegality, conflict of interest, lack of a rational business purpose or gross negligence. A Bermuda court is likely to interfere with decisions of directors only if the directors acted in bad faith or exceeded the powers granted to them under a company's bye-laws, or it the court finds that no reasonable board of directors could have come to the decision that was reached.

   Under Bermuda law, directors and officers owe fiduciary duties to the company as a whole and not to shareholders individually. If a company suffers any losses due to acts or omissions of its directors or officers that constitute a breach of their duties to the company, then the company may be able to recover its losses from those directors or officers. Examples of this type of situation would be misappropriation of the company's assets or transactions undertaken on behalf of the company for an unlawful purpose. Under Delaware law, directors and officers owe fiduciary duties to both the corporation and its shareholders.

Interested Director Transactions

   Bermuda law and our bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can the director be liable to us for any profit realized pursuant to the

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transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors or in writing to the directors. Under Delaware law, this type of transaction would not be voidable if:

   o the material facts as to the director's relationship or interest and as to the transaction are disclosed or are known to the board of directors, and the board, in good faith, authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

   o the material facts as to the director's relationship or interest and as to the transaction are specifically approved, in good faith, by vote of the shareholders; or

   o the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

   Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

Business Combinations

   A Bermuda company may not enter into business combinations with its large shareholders or affiliates, without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of business combinations include mergers, asset sales and other transactions in which a large shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders. A Delaware company may not enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder unless it obtained either:

   o prior approval from its board of directors of the business combination or transaction, which resulted in the person becoming an interested shareholder; or

   o simultaneous or subsequent approval by its board of directors and a supermajority of its shareholders.

   Notwithstanding the previous sentence, the prior approval of its board of directors and/or a supermajority of its shareholders would not be required if, upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting shares at the time the transaction commenced or if the company expressly opted out of this statute in its articles of incorporation. Under Delaware law, an interested shareholder is someone who, together with its affiliates and associates, owns 15% or more of our outstanding voting shares.

Mergers and Similar Arrangements

   We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda of which the business is within the business purposes as set forth in our memorandum of association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside of Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of the shareholder's shares if the shareholder is not satisfied that fair value has been paid for the shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with some exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote on the transaction (rather than, as in Bermuda, a majority of votes cast). Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of share capital. Upon this type of merger and unless the parent corporation owns 100% of the subsidiary's shares, dissenting shareholders of the subsidiary would have appraisal rights for the shares of the subsidiary.

Takeovers

   Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the

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company may, by notice, require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its direction to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. There are no directly comparable provisions under Delaware law, although as set forth above under "Mergers and Similar Arrangements," a parent corporation holding 90% of a subsidiary's shares could cause a merger of that subsidiary, which would give any minority shareholders dissenter rights.

Shareholder's Suit

   The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to a company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where any act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in this type of an action generally would be able to recover a portion of attorneys' fees incurred in connection with the action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of the director's or officer's duties, except with respect to any fraud or dishonesty of the director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these types of actions, the court has discretion to permit the winning party to recover its attorneys' fees.

Limitation of Liability of Directors and Officers

   Bermuda law and our bye-laws provide that a company and its shareholders may waive all claims or rights of action that it or they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of that director's or officer's duties. However, this waiver does not apply to claims involving fraud or dishonesty. This waiver may have the effect of barring claims arising under U.S. federal securities laws. Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, share repurchases or share redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws. Our bye-laws do not provide for these specific types of limitation of liability of our directors and officers.

Indemnification of Directors

   In accordance with Bermuda law, we may indemnify our directors or officers in their capacity as directors or officers against all civil liabilities for any loss arising out of, or liability attaching to them by virtue of, any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of the director's or officer's fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding by reason of his or her position if:


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   o the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

   o with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Enforcement of Judgments and Other Matters

   We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether:

   o an investor would be able to enforce, in the courts of Bermuda, judgments of United States courts against us or our directors or officers, as well as the experts name in this prospectus, based on the civil liability provisions of the United States federal securities laws; or

   o an investor would be able to bring an original action in the courts of Bermuda to enforce liabilities against us or our directors and officers, as well as the experts name in this prospectus, based solely on United States federal securities laws.

   We also have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for enforcement of judgments based on securities laws, and there are grounds upon which Bermuda courts may decide not to enforce judgments of Unites States courts. Certain remedies available under the laws of United States jurisdictions, including some remedies available under the United federal securities laws, may not be allowed in Bermuda courts as contrary to Bermuda public policy. See also "Unenforceability of Certain United States Judgments".

Inspection of Corporate Records

   Members of the general public have the right to inspect our public documents at the office of the Registrar of Companies in Bermuda, which will include our memorandum of association, including its objects and powers, and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized share capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements (and, if applicable, summarized financial statements), which must be presented to the general meeting of shareholders. The register of our shareholders is also open to inspection by shareholder without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers, which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list, share ledger and its other books and records for any purpose reasonably related to the person's interest as a shareholder.


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                                2,200,000 Shares



                                   [LOGO]



                                PXRE Group Ltd.



                                 Common Shares






                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------









                              Merrill Lynch & Co.


                           Credit Suisse First Boston


                                     Lazard


                                Fox-Pitt, Kelton








                               December   , 2003
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